Exhibit 10.9

Execution Copy

Silver Purchase Agreement dated March 20, 2023

Deed of Amendment (Silver)

Osisko Bermuda Limited

Metals Acquisition Corp

Metals Acquisition Limited

Metals Acquisition Corp. (Australia) Pty Ltd

Dated June 9, 2023

Contents

Parties		1

Background		1

1	Definitions and interpretation	1

2	Amendments to Original Agreement	2

3	Confirmations	2

4	Representations and warranties	3

5	General provisions	3

6	Governing law	3

7	Enforcement	4

Signature page		6

SCHEDULES

Schedule 1 AMENDED AND RESTATED SILVER PURCHASE AGREEMENT		5

This Deed of Amendment (Silver) is made on June 9	2023

Parties

(1)	Osisko Bermuda Limited (‘Purchaser”).

(2)	Metals Acquisition Limited, a company incorporated and existing under the laws of Jersey (‘MAL”)

(3)	Metals Acquisition Corp, a Cayman Islands exempted company (“MAC” and together with MAL, “Seller”)

(4)	Metals Acquisition Corp. (Australia) Pty Ltd., a company incorporated and existing under the laws of Australia (“MAC Australia” and together with Seller, the “Seller PSA Entities”)

Background

Purchaser and the Seller PSA Entities entered into the Original Agreement.

At the request of the Seller PSA Entities, Purchaser has agreed to amend the Original Agreement on the Amendment Effective Date on the terms set out in this Deed.

It is agreed:

1	Definitions and interpretation

1.1	Definitions

In this Deed the following definitions apply:

Amended and Restated Silver Purchase Agreement means the Original Agreement as amended and restated in the form set out Schedule 1 (Amended and Restated Silver Purchase Agreement) to this Deed.

Amendment Effective Date means the date of this Deed.

Original Agreement means the silver purchase agreement dated as of March 20, 2023 and made between Purchaser and the Seller PSA Entities.

1.2	Interpretation

In this Deed unless the context otherwise requires:

(a)	terms defined in the Original Agreement have the same meanings when used in this Deed (unless the same are otherwise defined in this Deed); and

(b)	section 1.2(1) (Other Rules of Interpretation) of the Original Agreement applies to this Deed as if set out in full in this Deed and all references to "this Agreement" were references to this Deed.

2	Amendments to Original Agreement

With effect on and from the Amendment Effective Date, the Original Agreement is amended and restated to take the form set out in the Schedule 1 (Amended and Restated Silver Purchase Agreement ) to this Deed.

3	Confirmations

3.1	Confirmation of Original Agreement

Subject to the provisions of this Deed, the Original Agreement and all other Silver Stream Documents are confirmed and remain in full force and effect. This Deed and the Original Agreement will be read and construed as one document.

3.2	Rights not affected

Nothing in this Deed:

(a)	prejudices or adversely affects any right, power, authority, discretion or remedy arising under the Original Agreement before the date of this Deed; or

(b)	discharges, releases or otherwise affects any liability or obligation arising under the Original Agreement before the date of this Deed.

3.3	Guarantee confirmations

Each Seller PSA Entity:

(a)	acknowledges the terms of the Original Agreement and this Deed;

(b)	agrees to the amendment of the Original Agreement as set out in clause 2 (Amendments to Original Agreement); and

(c)	confirms that each Silver Stream Document to which it is a party remains in full force and effect and:

(i)	in the case of a Silver Stream Document which is a guarantee or a guarantee and indemnity, the Silver Stream Document continues to secure payment and performance of all Silver Stream Obligations including all indebtedness, obligations and liabilities due, owing or payable by the Seller Group Entities to or for the account of Purchaser under or in relation to the Original Agreement as amended by this Deed; and

(ii)	each Silver Security Document continues to secure payment and performance of all Obligations including all indebtedness, obligations and liabilities due, owing or payable by the Seller PSA Entities to or for the account of Purchaser under or in relation to the Agreement as amended by this Deed.

3.4	References to Original Agreement

Every reference in the Silver Stream Documents to the Origina Agreement is to be construed as a reference to the Original Agreement as amended by this Deed.

4	Representations and warranties

4.1	No Event of Default

Each Seller PSA Entity represents and warrants that no Trigger Event has occurred.

4.2	Representations and warranties

Each Seller PSA Entity makes each of the representations and warranties set out in paragraphs (a) through (n), inclusive, of Part 1 of Schedule C (Representations and Warranties of Seller PSA Entities) to the Original Agreement as if references in that clause to the Original Agreement include this Deed and the Original Agreement as amended by this Deed.

4.3	Repetition

The representations and warranties in this Deed are made on the date of this Deed by reference to the facts and circumstances existing on this date.

4.4	Reliance

Each Seller PSA Entity acknowledges that Purchaser has entered into this Deed in reliance on the representations and warranties in this Deed.

5	General provisions

5.1	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures of the counterparts were on a single copy of this Deed.

5.2	Silver Stream Document

Purchaser and Seller PSA Entities agree that this Deed is a Finance Document.

5.3	Notice

A notice given under this Deed must be given in accordance with section 11.6 (Notices) of the Original Agreement.

5.4	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

6	Governing law

6.1	Governing law

This Deed is governed by the laws of New South Wales.

7	Enforcement

7.1	Jurisdiction

(1)            Any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed) (a “Dispute”) shall be settled in accordance with section 9.5 (Disputes) of the Original Agreement

(2)            Notwithstanding clause 7.1(a), the provisions of this Deed providing for the resolution of Disputes shall not operate to prevent recourse to any court by Purchaser with respect to injunctions, receiving orders and orders regarding the detention, preservation and inspection of property, including the Mining Properties or any part(s) thereof, or whenever enforcement of an arbitration award reasonably requires access to any remedy which an arbitrator has no power to award or enforce. Each Seller Group Entity expressly attorns to such proceedings and waives any objections on the basis of jurisdiction, including forum non conveniens.

Schedule I Amended and Restated Silver Purchase Agreement

Execution Copy

OSISKO BERMUDA LIMITED

and

METALS ACQUISITION CORP

and

METALS ACQUISITION LIMITED

and

METALS ACQUISITION CORP. (AUSTRALIA) PTY LTD

AMENDED AND RESTATED SILVER PURCHASE AGREEMENT

Dated as of June 9, 2023

( i )

( ii )

ADDENDA

Schedule A MINING PROPERTIES (WITH MAP OF STREAM PROPERTIES)

Schedule B CORPORATE STRUCTURE AND ORGANIZATION

Schedule C REPRESENTATIONS AND WARRANTIES OF SELLER PSA ENTITIES

Schedule D REPRESENTATIONS AND WARRANTIES OF PURCHASER

Schedule E MATERIAL CONTRACTS

Schedule F STREAM NPV PROCEDURES

Schedule G TRANSACTION SECURITY DOCUMENTS

Schedule H MONTHLY REPORT

Schedule I ACCESSION AGREEMENT

Schedule J ANNUAL COMPLIANCE CERTIFICATE

Schedule K CONDITIONS PRECEDENT

Schedule L CONDITIONS SUBSEQUENT

Schedule M EXISTING SECURITY

( iii )

AMENDED AND RESTATED SILVER PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SILVER PURCHASE AGREEMENT dated June 9, 2023 (the “Signing Date”) between OSISKO BERMUDA LIMITED, an exempted company existing under the laws of Bermuda, as purchaser, METALS ACQUISITION LIMITED, a company incorporated under the laws of Jersey, as seller, METALS ACQUISITION CORP, a Cayman Islands exempted company, as seller, METALS ACQUISITION CORP. (AUSTRALIA) PTY LTD (ACN 657 799 758), a company existing under the laws of Australia, as a seller psa entity, and each other Person who from time to time accedes to this Agreement as a Seller PSA Entity.

RECITALS:

A.	Upon completion of the Merger of MAC with and into MAL, MAL will continue as the surviving company and thereby all undertaking, property and liabilities of MAC will vest in MAL including all Silver Stream Obligations;

B.	MAC Australia is a wholly owned Subsidiary of MAC and upon completion of the Merger will be a wholly-owned Subsidiary of MAL;

C.	Upon completion of the Acquisition Transaction, MAC Australia will own the legal and beneficial interest in all of the issued and outstanding Equity Securities in the capital of the Project Owner;

D.	The Project Owner is the sole legal and beneficial owner of the Stream Properties and the other Project Assets;

E.	The Seller PSA Entities and Purchaser entered into the Original Agreement pursuant to which Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, an amount of Refined Silver equal to the Payable Silver, subject to and in accordance with the terms and conditions of the Original Agreement; and

F.	Purchaser and the Seller PSA Entities wish to amend and restate the Original Agreement on the terms and conditions of this Agreement

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1            Definitions

As used in this Agreement, including the recitals and schedules hereto, the following terms have the following meanings:

“Abandonment” has the meaning set out in Section 6.13.

“Abandonment Property” has the meaning set out in Section 6.13.

“Aboriginal Heritage Law” means any State or Commonwealth legislation that provides for the recognition and protection of sites of significance to Aboriginal people;

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by Purchaser.

“Accession Agreement” means the accession agreement between the Project Owner and Purchaser substantially in the form attached as Schedule I to be executed in accordance with Section 3.4(2) and Schedule L.

“Account Bank Agreement” means:

(a)	in relation to each Initial Account Bank, the ‘account bank agreement’ to be entered into by each Initial Account Bank and MAC Australia or Seller (as applicable) prior to the Closing Date; and the accompanying conditions of consent to account charge; and

(b)	in relation to a replacement account bank, any other account bank agreement and associated documents entered into by MAC Australia or Seller (as applicable) and that replacement account bank in the form approved by Purchaser.

“Acknowledgement” means the acknowledgement and affirmation executed and delivered by MAL, and consented to by MAC Australia, pursuant to which MAL acknowledges and affirms that all undertaking, property and liabilities of MAC vested in MAL as the surviving company after the Merger and MAL has assumed all Silver Stream Obligations of MAC.

“Acquiror” has the meaning set out in the definition of “Change of Control”.

“Acquisition Finance Documents” means, collectively, the Silver Stream Documents, the Copper Stream Documents, the Senior Facility Agreement, the Mezzanine Debt Facility Agreement, the Glencore Royalty Deed, the Transaction Security Documents and all other agreements and documents to be entered into or delivered by the Seller Group Entities or any one of them in connection with the Senior Project Acquisition Facility, the Mezzanine Debt or the Glencore Royalty.

“Acquisition Transaction” means the consummation of the transactions contemplated by the SSA, including acquisition by MAC Australia of 100% of the issued share capital in the Project Owner.

“Adverse Impact” means any effect, event, occurrence, amendment or other change that, when taken together with all other effects, events, occurrences, amendments or other changes, is or would reasonably be likely to:

(a)	have a material adverse effect on: (i) the business, operation, property, condition (financial or otherwise) or prospects of the Seller PSA Entities taken as a whole;(ii) the ability of one or more of the Seller PSA Entities to perform its obligations under any of the Silver Stream Documents; (iii) the validity or enforceability of, or the effectiveness or ranking of the Security granted or purporting to be granted under any of the Silver Stream Security Documents or the rights or remedies of Purchaser under any of the Silver Stream Documents;

(b)	have a material adverse effect on the Project Owner’s ability to operate the Mine in accordance with the Mine Plan as in effect immediately prior to the occurrence of the Adverse Impact;

(c)	significantly decrease or delay the expected silver production from the Stream Properties or otherwise significantly decrease or delay the expected Payable Silver in each case based on the Mine Plan in effect at the time of the occurrence of such effect, event, occurrence, amendment or other change; or

(d)	result in a Trigger Event.

“Affiliate” means, in relation to any Person, any other Person controlling, controlled by, or under common control with such first mentioned Person.

“Agreement” means this Amended and Restated Silver Purchase Agreement and all attached schedules, in each case as the same may be supplemented, amended, restated, modified or superseded from time to time in accordance with the terms hereof.

“Annual Compliance Certificate” means the certificate of the chief financial officer of Seller substantially in the form attached as Schedule J and confirming the matters set out therein.

“Anti-Corruption Laws” means, with respect to any Person, any law, judgment, order, executive order, decree, ordinance, rule or regulation of any Governmental Authority related to bribery or corruption binding on or affecting such Person or its property or operations including (i) the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) the Criminal Code Act 1995 (Cth); (iii) the Corruption (Jersey) Law 2006; (iv) United Kingdom Bribery Act 2010; (v) the Corruption of Foreign Public Officials Act (Canada), as amended; (vi) sections 121 (Frauds on the Government) and 426 (Secret Commissions) of the Criminal Code (Canada); (vii) the OECD Convention of December 17, 1997 with respect to measures against corruption of foreign public officials and any OECD Guidelines or Action Statements with respect thereto; and (viii) any other applicable national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Laws” means, with respect to any Person, any law, judgment, order, executive order, decree, ordinance, rule or regulation of any Governmental Authority related to anti money laundering, anti-terrorist financing, Sanctions and “know your client” laws binding on or affecting such Person or its property or operations including (i) the U.S. Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (United States), as amended; (iii) the United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001; (iv) the Bank Secrecy Act (United States), as amended; (v) the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth); (vi) the Suppression of Terrorism Act 1978 (Jersey) Order 19782; (vii) the Terrorism (Jersey) Law 2002; (viii) the Proceeds of Crime and Terrorism (Miscellaneous Provisions) (Jersey) Law 2014; (ix) the Sanctions and Asset Freezing (Jersey) Law 2019; (x) the Sanctions and Asset Freezing (Implementation of External Sanctions) (Jersey) Oder 2021; (xi) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); (xii) Parts II.1 (Terrorism) and XII.2 (Proceeds of Crime) of the Criminal Code (Canada); (xiii) regulations promulgated pursuant to the Special Economic Measures Act (Canada), (xiv) the United Nations Act (Canada), (xv) the Justice for Victims of Corrupt Foreign Officials Act (Canada), and (xvi) the Freezing Assets of Corrupt Foreign Officials Act (Canada) and all regulations and orders made pursuant to these statutes.

“Applicable Law” means any law, regulation, decision, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority, including any judicial or administrative interpretation thereof, applicable to a Person or any of its properties, assets, businesses or operations.

“Approved Acquiror” means a Person that:

(a)	has sufficient financial resources and technical and operational capability to continue the mining operations and activities pertaining to or in respect of the Mine, the Stream Properties and the Mineral Processing Facilities in accordance with all Applicable Laws, the Mine Plan, the Authorisations and Good Practice Standards;

(b)	(i) is incorporated or organized (with a substantial presence), has its primary stock exchange listing, management headquarters and presence of substantial assets in the United States, Canada, Western Europe, Japan, Australia, Peru, Mexico, Brazil, Chile and South Africa or other jurisdictions with an equivalent rule of law environment and ability to enforce judgments, or (ii) is otherwise acceptable in the discretion of Purchaser; and

(c)	is not a Sanctioned Person.

For the purpose of this definition in order for a Person to have sufficient technical expertise, the Seller PSA Entities must demonstrate that such Person (together with its Affiliates) has the team, or will, following the Transfer or Change of Control, as applicable, have the team, with the proven ability and experience to develop and operate a copper mine and processing facility of comparable size and type to the Mine (such ability and experience to include the ability to provide operating oversight and have the expertise to manage the capital allocation decisions and technical evaluation for capital expansion projects); such requirement will be deemed to be satisfied if the operating team for the Mine following the completion of the Transfer or Change of Control, as applicable, materially remains the same as the operating team for the Mine prior to such Transfer or Change of Control.

“Approved Hedging” has the meaning set out in paragraph (b) in the definition of Permitted Secured Debt.

“Arbitration Rules” means the International Arbitration Rules of the International Centre for Dispute Resolution.

“Auditor’s Report” means a written report prepared by a national accounting firm in Australia that is independent of the Seller Group Entities and Purchaser, is mutually agreeable to the Parties and has experience and expertise in determining the quantity of silver mined, produced, extracted or otherwise recovered from mining projects, which report determines at a minimum the number of ounces of Payable Silver that Purchaser was entitled to have received pursuant to this Agreement in respect of any period in dispute.

“Authorisation” means:

(a)	an authorization, consent, approval, resolution, licence (including each Water Licence), permit, order, concession, franchise, exemption, filing or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Authority intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Available Cash” means any amounts classified according to applicable IFRS as ‘Cash’ (which is held with an Acceptable Bank).

“Base Case Financial Model” means the excel document in a form and substance equivalent to that provided on the Closing Date comprising the reserves and resources position, business plan, production, operating and financial forecasts (including forecast capital expenditure and forecast revenues) of MAC Australia and its Subsidiaries from the Closing Date until the end of the currently forecast life of mine, or in relevant cases, such longer term as necessary to demonstrate compliance with any forward-looking financial covenants required under this Agreement and any Permitted Secured Debt referred to in paragraph (a) or (c) of the definition thereof, provided to Purchaser under Section 3.2, as updated annually and from time to time in accordance with this Agreement and for the purposes of evidencing that MAC Australia is permitted to increases the amount of hedging under the Approved Hedging..

“Base Interest Rate” means Term SOFR plus 12% per annum.

“Books and Records” means all books, records, invoices, data, documentation, weight, moisture and assay certificates, scientific and technical information, samples and other information relating to operations and activities with respect to the Mine, the Mining Properties and the mining, treatment, processing, milling, leaching, gravity, refining, concentrating and transportation of Minerals.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are open for general business in Sydney, London, Bermuda and Jersey.

“Cambiate Equipment Supply Agreement” means the Cambiate equipment supply (loaders & trucks) agreement dated June 30, 2020 with Sandvik Mining and Construction Australia Pty Ltd relating to the Project.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within six months after the relevant date of calculation and issued by an Acceptable Bank;

(b)	bonds, debentures, stock, treasury bills, notes or any other security issued or guaranteed by the government of the United States of America, the Commonwealth of Australia or any government of any State or Territory of the Commonwealth of Australia, the United Kingdom, any member state of the European Economic Area or any Participating Member State (other than Portugal, Ireland, Greece or Spain) or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper (not convertible or exchangeable to any other security):

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, Australia, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within six months after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds (i) which have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) to the extent that investment can be turned into cash on not more than 30 days' notice;

(e)	overnight deposits held with an Acceptable Bank; or

(f)	any other debt security approved by the Senior Project Acquisition Facility lenders or agent thereunder,

in each case, to which MAC Australia is alone (or together with other Seller PSA Entities) beneficially entitled at that time and which is not issued or guaranteed by any Seller PSA Entity or subject to any Encumbrance (other than Encumbrance arising under the Acquisition Finance Documents).

“Cashflow Waterfall” means the order of payments that may be made from the Proceeds Accounts as set out in Part A (Pre-Enforcement Cashflow Waterfall) and Part B (Enforcement Cashflow Waterfall) of Schedule 5 (Cashflow Waterfalls) of the Intercreditor Deed.

“Cement Supply Agreement” means the forward purchase agreement – supply of cement with a commencement date of 1 January 2022 between the Project Owner and East Coast Cement Pty Ltd ACN 603 062 497.

“Change of Control” of a Person means the consummation of any transaction, including any consolidation, arrangement, amalgamation, merger or demerger or any issue, Transfer or acquisition of voting shares, the result of which is that any other Person or group of other Persons acting jointly or in concert for purposes of such transaction (any such Person or group of Persons being referred to as the “Acquiror”): (i) becomes the beneficial owner, directly or indirectly, of 50% or more of the voting shares of such Person, measured by voting power rather than number of shares; or (ii) acquires control of such Person.

“Closing Date” has the meaning set out in Section 3.2(1).

“Closing Date Security Documents” means, collectively, the Holdco Guarantee, the Holdco Security Agreements and the Seller Security Agreements.

“Cobar Terminal Services Agreement” means the Cobar terminal services agreement dated 31 August 2021 between the Project Owner and Aurizon Port Services NSW Pty Ltd ACN 103 570 181.

“Code of Conduct” has the meaning set out in Section 6.15(1).

“Collateral” means all present and after acquired property and assets (whether real, personal or other and including Equity Securities and the Project Assets) of the Seller PSA Entities in which charges, mortgages, assignments by way of security or security interests are granted or purported to be granted pursuant to the Security Documents but excluding the Excluded Shares.

“Commingling Plan” has the meaning set out in Section 6.2(2).

“Commitment Documents” means the backstop financing commitment letter dated December 27, 2022 between Seller and Purchaser, including the term sheet attached thereto as Exhibit A.

“Compensation Agreement” has the meaning set out in Section 6.2(2).

“Comprehensively Sanctioned Country or Territory” means a country or territory that is, or whose government is, the subject of Sanctions, including the Crimea Region of Ukraine, the Democratic Republic of North Korea, the Donetsk People’s Republic, the Luhansk People’s Republic, Cuba, Iran, Sevastopol, Sudan, Syria and Russia.

"Completion" has the meaning given in the SSA, as in effect on the date hereof.

“Confidential Information” has the meaning set out in Section 5.6(1).

“Consent Deed” means a consent deed in a form acceptable to Purchaser (acting reasonably) in relation to the attachment of the Security to the following:

(a)	the Diesel Supply Agreement;

(b)	the Cement Supply Agreement; and

(c)	any other Material Contract which, after the Closing Date, Purchaser determines (acting reasonably) requires consent to the Security attaching to it or any property in connection with it.

“Consultancy Services Umbrella Agreement” means the umbrella agreement – consultancy services" dated 8 February 2021 between the Project Owner and Golder Associates Pty Ltd ACN 006 107 857.

“Contingent Copper Payments” means, collectively (i) the unsecured, subordinated payment of up to US$75,000,000 deferred consideration payable by MAL to Glencore Operations Australia Pty Limited under the SSA payable if, over the life of the Project, the average daily LME closing price of copper is greater than US$9,370 per metric tonne for any rolling 18 month period (starting at Completion), and (ii) the unsecured, subordinated payment of up to US $75,000,000 deferred consideration payable by MAL to Glencore Operations Australia Pty Limited under the SSA payable if, over the life of the mine, the average daily LME closing price of copper is greater than US$9,920 per metric tonne for any rolling 24 month period (commencing at Completion);

“control” means the right, directly or indirectly, to direct or cause the direction of the management of the business or affairs of a Person, whether by ownership of securities, by contract or otherwise (including by way of entitlement to nominate a majority of the directors of such entity); and “controls”, “controlling”, “controlled by” and “under common control with” have corresponding meanings.

“Cooling Plant Agreement” means the wet equipment hire contract dated 6 September 2019 between the Project Owner and Aggreko Generator Rentals Pty Ltd ACN 001 991 457.

“Copper Purchase Agreement” means the copper purchase agreement dated as of the date hereof between Purchaser as purchaser, Seller as seller, MAC Australia as a seller PSA entity and upon completion of the Whitewash Procedures, the Project Owner, as a seller PSA entity and project owner.

“Copper Stream Documents” means, collectively, (i) the Copper Purchase Agreement and the First Copper Amendment Deed, (ii) the guarantees granted by MAC Australia and upon completion of the Whitewash Procedures, the Project Owner of the Copper Stream Obligations; (iii) all general security deeds, mortgage terms deeds and all other assignments, deeds of trust, mortgages, control agreements, pledges and other security agreements pursuant to which a Seller Group Entity grants to Purchaser mortgages, charges, assignments by way of security, pledges and/or security interests in all or some of its present and after acquired property as security for the Copper Stream Obligations, (iv) the Intercreditor Deed, (v) the Subordination Deed, (vi) the accession agreement between Purchaser and the Project Owner, (vii) each other agreement, document, instrument or certificate delivered for the benefit of Purchaser pursuant to or otherwise in connection with any of foregoing agreements referred to in above paragraphs (i) through (vi) inclusive, and (viii) and any other agreement designated from time to time by Purchaser and Seller as a “Copper Stream Document” for purposes of the guarantees and security referred to in above paragraphs (ii) and (iii).

“Copper Stream Obligations” means all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable or to be performed by any Seller Group Entity to Purchaser under, in connection with or pursuant to the Copper Stream Documents.

“Corporations Act” means the Corporations Act 2001 (Cth) (Australia).

“Date of Delivery” has the meaning set out in Section 2.3(2).

“Deposit” means the amount of $75,000,000. unless the Silver Market Price averages $25.50 per ounce or more over the 10 Business Day period prior to the Closing Date, in which event the Deposit will be the aggregate amount of $90,000,000.

“Deposit Reduction Date” means the date on which the Uncredited Deposit is reduced to nil in accordance with this Agreement.

“Derivative Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price including Hedging Contracts.

“Diesel Supply Agreement” means the diesel supply agreement dated 7 September 2012 between the Project Owner and Glencore Singapore Pte Ltd ABN 42 883 745 924.

“Disclosing Party” has the meaning set out in Section 5.6(1).

“Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by Seller to Purchaser with this Agreement.

“Dispute” means any and all questions, claims, controversies, or disputes arising out of or relating to the validity, construction, interpretation, meaning, performance, effect or breach of any one or more of this Agreement and any Silver Stream Document, or the rights and liabilities arising hereunder or thereunder.

“Dispute Notice” has the meaning set out in Section 9.4(1).

“Distribution” means with respect to any Seller PSA Entity:

(a)	the retirement, redemption, retraction, purchase or other acquisition by such Person of any Equity Securities of such Person;

(b)	the declaration or payment by such Person of any dividend, return of capital or other distribution (in cash, securities, other property or otherwise) of, on or in respect of, any Equity Securities of such Person or any other payment or distribution of any kind to its direct or indirect securityholders;

(c)	any other payment or distribution (in cash, securities, other property, or otherwise) by such Person of, on or in respect of, its Equity Securities;

(d)	any payment or deliveries of silver credits or LME warrants by MAC Australia to Seller pursuant to the Intercompany Silver Purchase Agreement or the Intercompany Copper Purchase Agreement, respectively;

(e)	any payment, repayment, redemption, repurchase or acquisition by such Person of, or on account of, Subordinated Intercompany Debt or any other Financial Indebtedness subordinate to the Silver Stream Obligations, including any payment on account of principal, interest, bonus, premium, make-whole or otherwise; and

(f)	any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or gratuity, to any Affiliate of such Person or to any director or officer thereof, excluding, for greater certainty, employment compensation in the ordinary course of business.

“Distribution Account” means the account held with the Initial Account Bank and styled ‘Distribution Account’ and any replacement bank account with a replacement bank that is an Acceptable Bank and acceptable to Purchaser and agreed between Seller and Purchaser to be the Distribution Account.

“EBITDA” means for any period, the total consolidated operating income of MAC Australia and its Subsidiaries for that period as stated in MAC Australia’s financial statements before interest and taxation and:

(a)	after adding back any amount attributable to the amortization, depreciation or impairment charges and any unrealized gains or losses in respect of any Derivative Transactions other than any Derivative Transactions entered into in accordance with the Approved Hedging;

(b)	excluding any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including those arising on:

(i)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(ii)	disposals, revaluations or impairment of non-current assets; and

(iii)	disposals of assets associated with discontinued operations,

on the basis that the closing out of any Derivative Transactions is not an item of an unusual or non-recurring nature for these purposes;

(c)	excluding any upward or downward adjustment of any non-cash provision during that period; and

(d)	excluding unrealised mark-to-market gains and losses under any Derivative Transaction entered into in accordance with the Approved Hedging.

“Effective Date” means February 1, 2023.

“Encumbrances” means all mortgages, charges, assignments (including by way of security), hypothecs, pledges, security interests, liens, movable assets securities, trusts, easements, restrictions, patent or other reservation in minerals, royalty claims, and other encumbrances and adverse claims of every nature and kind, including any “security interest” as defined in sections 12(1) or (2) of the PPSA.

“Environmental Laws” mean Applicable Laws relating to pollution or protection of the environment or any natural resource, archaeological preventive programs or occupational or public health or safety, including Applicable Laws relating to emissions, discharges, or releases of Hazardous Substances (whether ordinary, industrial, toxic or hazardous) or wastes into the environment (including ambient air, atmosphere, fauna, flora, surface water, ground water, aquifers, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, management, treatment, storage, disposal, transport or handling of Hazardous Substances (whether ordinary, industrial, toxic or hazardous) or wastes, which are applicable to the Mine, the Project Assets or the other assets owned, controlled or managed by the Project Owner or to the activities at any time of the Project Owner.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“Event of Default” has the meaning set out in Section 9.1.

“Excluded Shares” means the issued and outstanding shares held by Seller in the capital of MAC AU 1 Pty Ltd (ACN 665 573 875), MAC AU 2 Pty Ltd (ACN 665 574 167), MAC AU 3 Pty Ltd (ACN 665 574 210) and MAC AU 4 Pty Ltd (ACN 665 574 327) so long as the Persons issuing such shares have no direct or indirect interest in the Project Owner or the Project Assets.

“Excluded Taxes” means with respect to Purchaser, income or franchise Taxes imposed on (or measured by) its taxable income by Bermuda, or by the jurisdiction under the Applicable Law of which such recipient is organized or in which its principal office is located.

“Financial Indebtedness” means, with respect to any Person, any indebtedness for or in respect of:

(a)	moneys borrowed and any debit balance at any financial institution;

(b)	any amount raised by acceptance under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(c)	any amount raised under any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with IFRS in force before 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any redeemable shares where the holder has the right, or the right in certain conditions, to require redemption;

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(h)	the Silver Stream Obligations, Copper Stream Obligations and any obligations owing under the Intercompany Copper Purchase Agreement and the Intercompany Silver Purchase Agreement;

(i)	excluding the Contingent Copper Payments, consideration for the acquisition of assets or services payable more than 90 days after acquisition;

(j)	any Derivative Transaction (and, when calculating the value of any Derivative Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Derivative Transaction, that amount) shall be taken into account);

(k)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(l)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) – (j) above.

“FIRB Requirements” means (i) the Treasurer of the Commonwealth of Australia ("Treasurer") (or the Treasurer’s delegate) has provided a written no objections notification to the entry by Purchaser into the ‘Proposed Transaction’ as that term is defined within Purchaser’s application to the Treasurer dated 9 March 2023 for the purposes of Part 2, Divisions 2 and 3 of the Foreign Acquisitions and Takeovers Act 1975 (Cth) (the “FIRB Application”) either without conditions or with conditions acceptable to Purchaser (acting reasonably) or (ii) following the FIRB Application having been given by Purchaser to the Treasurer, under the Foreign Acquisitions and Takeovers Act 1975 (Cth) the Treasurer has ceased to be empowered to make any order under Part 3 of that Act because the applicable time limit on making orders and decisions under that Act has expired.

“First Copper Amendment Deed” means the Deed of Amendment (Copper) dated June 9, 2023 between Purchaser, Seller and MAC Australia.

“First Silver Amendment Deed” means the Deed of Amendment (Silver) dated June 9, 2023 between Purchaser, Seller and MAC Australia.

“Freehold Properties” means each freehold property held by the Project Owner listed in Part II of Schedule A.

“Funds Flow Statement” has the meaning set out in paragraph (ee) of Part 1 of Schedule K.

“Glencore Offtake Agreement” means the offtake agreement to be entered into on or prior to the Closing Date between Glencore International AG, as buyer, and the Project Owner, as seller, with respect to purchase of copper concentrate from the Mine.

“Glencore Royalty” means the 1.5% net smelter return royalty on the Royalty Area (as defined therein) granted by the Project Owner to Glencore Operations Australia Pty Limited in connection with the Acquisition Transaction pursuant to the Glencore Royalty Deed.

“Glencore Royalty Deed” means the royalty deed to be entered into on or before the Closing Date between the Project Owner as grantor, Seller as guarantor and Glencore Operations Australia Pty Limited as grantee.

“Good Practice Standards” means, in relation to the business of mining (including all relevant disciplines pertaining thereto, such as metallurgy, processing, engineering, environmental and governance matters, relations with community and indigenous peoples and other social matters), the exercise of that degree of skill, care, prudence, operational and financial foresight and operating practice which would reasonably and ordinarily be expected from a skilled and experienced person engaged in the same type of undertaking as the Project Owner under the same or similar circumstances, with the exercise of skill, care, prudence, operational and financial foresight and operating practices to be substantially in accordance with recognised best practices in the mining industry in Australia.

“Governmental Authority” means any government or any governmental, semi-governmental or judicial entity or authority, including any self-regulatory organisation established under statute or any stock exchange.

“GST Law” means the same as ‘GST law’ means in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Guarantees” means, collectively, the Holdco Guarantee and the Project Owner Guarantee.

“Haulage Agreement” means the rail haulage services agreement dated on or around 1 December 2009 and as varied on 1 December 2015 and 8 September 2020 between the Project Owner and Qube Logistics (Rail) Pty Ltd ACN 082 313 415 (formerly South Spur Rail Services Pty Ltd).

“Hazardous Substance” means any substance or a composition that contains one or more substances (a) whose characteristics pollute or damage the environment or any natural resource, (b) which is dangerous or poses a risk to the life or health of any human, including those substances with proven acute or chronic toxicity and other damaging effects, or (c) which is defined or otherwise regulated under any Environmental Law.

"Hedge Counterparty” means any person which is, or has become, a party to the Senior Security Trust Deed as a Hedge Counterparty in accordance with the Senior Security Trust Deed and to the Intercreditor Deed as a Hedge Counterparty in accordance with the Intercreditor Deed.

“Hedging Contracts” means any any master agreement, confirmation, schedule or other agreement entered into or to be entered into by Seller and a Hedge Counterparty for the purpose of hedging only the types of liabilities and/or risks in relation to one or more commodities, currencies, interest, securities or other matters, including commodity futures trading, forward sale and/or purchase contracts, spot-deferred contracts, option contracts or trading, metals trading, precious metal loans, fixed price offtake agreements or other exchange, swap, forward, cap, collar, floor, option or other hedging or similar agreement or any combination thereof, or any other similar transactions.

“Holdco Guarantee” has the meaning set out in Section 7.1(1).

“Holdco Security Agreements” has the meaning set out in Section 7.1(1).

“IFRS” means the International Financial Reporting Standards applied in accordance with generally accepted accounting principles, standards and practices in Australia.

“Immaterial Mining Properties” means any one of the following assets:

(a)	obsolete or redundant vehicles, plant and equipment,

(b)	leasehold interests in, or licences of, residential property to employees of MAC Australia or Project Owner in the ordinary course of business; and

(c)	other Mineral Facilities disposed of in the ordinary course of business that are not reasonably required for, or useful in connection with, the operation of the Project in accordance with the then current Mine Plan.

“including” or “includes” means including without limitation or includes without limitation.

“Initial Account Banks” means Citibank N.A., Sydney Branch and Citibank N.A., Jersey Branch.

“Initial Technical Report” means the independent technical report prepared by SRK Consulting dated May 2022, as amended on June 2, 2022, in respect of CSA Copper Mine – New South Wales – Australia.

“Initial Term” has the meaning set out in Section 4.1.

“Insolvency Event of Default” means any one of the following events:

(a)	a Seller PSA Entity or so long as any Permitted Secured Debt is outstanding, any other Seller Group Entity:

(i)	is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts;

(iii)	is bankrupt or any applications are made, proceedings are commenced or other steps taken to for it to be declared bankrupt under Applicable Law or any step is taken by it to participate in a scheme of arrangement under Part 18A of the Companies (Jersey) Law 1991; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(b)	a moratorium is declared in respect of any indebtedness of any member of the Seller Group Entities;

(c)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, liquidation, striking off, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Seller PSA Entity or other Seller Group Entity other than the Merger, a solvent liquidation or reorganisation of any member of the Seller Group Entities which is not a Seller PSA Entity except an application made to a court for the purpose of winding up such a Person which is disputed by a Seller PSA Entity or other relevant Seller Group Entity acting diligently and in good faith and dismissed within 14 Business Days; or

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Seller PSA Entity or other Seller Group Entity; or

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of member of the Seller Group Entities which is not a Seller PSA Entity), receiver, administrative receiver, administrator, restructuring officer, compulsory manager or other similar officer in respect of any Seller PSA Entity or other Seller Group Entity or any of its assets except on application made to a court for the purpose of appointing such a Person which is disputed by a Seller PSA Entity or other relevant Seller Group Entity acting diligently and in good faith and dismissed within 14 Business Days; or

(iv)	enforcement of any Encumbrance over any assets of any member of the Seller Group Entities;

or any analogous procedure or step is taken in any jurisdiction; or

(d)	any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Seller PSA Entity having an aggregate value equal to or greater than US$10,000,000.

“Intercompany Copper Purchase Agreement” means the back to back copper purchase agreement dated before the Closing Date between MAC Australia, as seller, and MAL, as purchaser.

“Intercompany Silver Purchase Agreement” means the back to back silver purchase agreement dated before the Closing Date between MAC Australia, as seller, and MAL, as purchaser.

“Intercreditor Deed” means the intercreditor deed to be dated before the Closing Date between, amongst others, Seller, MAC Australia, the Senior Security Trustee, Citisecurities Limited as senior agent, Citibank, N.A., Sydney Branch, Bank of Montreal, National Bank of Canada and The Bank of Nova Scotia as senior lenders, Citibank N.A., Sydney Branch as hedging counterparty, Sprott Resource Lending Corp. as mezzanine security trustee, Sprott Resource Lending Corp. as mezzanine note agent, Sprott Private Resource Lending II (Collector-2), LP as mezzanine noteholder, Purchaser as silver streamer and copper streamer and Glencore Operations Australia Pty Limited as NSR holder.

“IRR Amount” means an amount calculated upon the occurrence of an Event of Default and termination of this Agreement equal to (i) the sum of the Deposit and a per annum percentage return on the Deposit equal to (x) the Base Interest Rate from the Closing Date to the date of the occurrence of such Event of Default, and (y) the Base Interest Rate plus 2% from the date of the occurrence of such Event of Default to the date of indefeasible payment in full of the Silver Stream Obligations, less (ii) the net value of Refined Silver delivered to Purchaser under this Agreement where the net value of Refined Silver delivered hereunder is the Silver Market Price of such Refined Silver on the day immediately prior to the Date of Delivery of such Refined Silver less the Silver Cash Price paid by Purchaser on account of such Refined Silver.

“ITSA” means an indirect tax sharing agreement which:

(a)	satisfies the requirements of section 444-90 of the Taxation Administration Act 1953 (Cth); and

(b)	covers all group liabilities of the GST Group (as defined in the GST Law) to which a Seller PSA Entity or the Project Owner is a member;

“Jersey Companies Law” means the Companies (Jersey) Law 1991;

“Jersey Consent Letter” means a consent letter (in the form acceptable to Purchaser) executed by any party granting a Silver Stream Security Document governed by the laws of Jersey, consenting to the registration of a financing statement on the SIR, in respect of the security interest to be created pursuant to such Silver Stream Security Document;

“JORC Code” means the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia, as amended.

“Judgment Currency” has the meaning set out in Section 10.6.

“LBMA” means the London Bullion Market Association or a successor market satisfactory to Purchaser.

"Legal Reservations” means:

(c)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, liquidation, reorganisation, moratoria, administration and other laws generally affecting the rights of creditors;

(d)	the time barring of claims under applicable limitations laws, the possibility that an undertaking to assume liability for or indemnity of a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and

(e)	any other matters which are set out as qualification as to matters of law in any legal opinions to be given to Purchaser in connection with this Agreement.

"Less Key Material Contracts” means the contracts listed under that heading in Schedule E and any replacements thereof.

“Losses” means all claims, demands, proceedings, fines, losses, damages, liabilities, obligations, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties, judgment and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgment or settlement or compromise), including any Taxes payable in respect thereof, including the value or change in value of past, current or future required or expected deliveries of silver hereunder (including any decline in value of any silver that is not delivered when due), in connection with or in respect of any breach or default by the other Party.

“MAC” means Metals Acquisition Corp, a Cayman Islands exempted company.

“MAC Australia” means Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758), a company existing under the laws of Australia and its successors and permitted assigns.

“MAL” means Metals Acquisition Limited, a company incorporated under the laws of Jersey.

“Material Contracts” means, collectively, (i) each agreement set forth in Schedule E and any replacements thereof, (ii) any contract or agreement entered into by a Seller Group Entity and that is material to the construction, development, operation or ownership of the Mine or that would have an Adverse Impact if it was terminated or suspended or any party thereto failed to perform its obligations thereunder; and (iii) any document entered into for the purposes of varying, novating, supplementing, extending, replacing or restating any of the agreements referred to in above paragraphs (i) or (ii).

“ME Supply Contract” means the mobile equipment supply contract (supply of capital equipment and associated services) dated 30 June 2020 between Mount Isa Mines Limited ACN 009 661 447 (acting in its personal capacity and as agent for the Project Owner and Ernest Henry Mining Pty Ltd ACN 008 495 574) and Sandvik Mining and Construction Australia Pty Ltd ACN 003 771 382.

“Merger” means the merger of MAC with and into MAL pursuant to Part 18B of the Companies (Jersey) Law 1991, as amended, and Part XVI of Companies Act (As Revised) of the Cayman Islands pursuant to which MAL continues as the surviving company and all undertaking, property and liabilities of MAC vest in MAL effected in accordance with the Merger Agreement.

“Merger Agreement” means the merger agreement and plan of merger between MAC and MAL dated on or before the Closing Date in form and substance satisfactory to Purchaser.

“Mezzanine Debt” means the subordinated term loan facility in the aggregate principal amount of US$135,000,000 plus any accrued and capitalized interest pursuant to the Mezzanine Debt Facility Agreement.

“Mezzanine Debt Facility Agreement” means the loan note subscription agreement dated March 10, 2023 as amended and restated on June 8, 2023 between MAL, MAC Australia as borrower, Seller as guarantors, Sprott Private Resource Lending II (Collector-2), LP, as mandated lead arranger and bookrunner and original lender, and Sprott Resource Lending Corp. as agent and security trustee.

“Mine” means the CSA Copper Mine located in Cobar Basin in New South Wales, Australia, which is comprised of and covers, inter alia, the Stream Properties and the other Project Assets.

“Mine Data” has the meaning set out in Schedule C.

“Mine Plan” means, at any time, the comprehensive operating plan as described in the Initial Technical Report and including the primary life of mine financial assumptions as detailed in the Base Case Financial Model, as each may be amended or updated at such time in accordance with this Agreement.

“Mineral Facilities” means all buildings, improvements, structures, systems, fixtures, plant, machinery, tools and other personal property at any time used or intended for use in connection with or incidental to the exploration, mining, storage, transporting and processing of Minerals, and all facilities and infrastructure associated with the Project (including all Mineral Processing Facilities).

“Mineral Processing Facilities” means any crusher, mill, ore concentrator, processing plant, smelter, refinery or other processing facility owned or operated by any Seller Group Entity located on the Stream Properties and at which Minerals are processed.

“Minerals” means any and all ore and marketable metal bearing material or product in whatever form or state (including Produced Silver) that is mined, produced, extracted or otherwise recovered or derived from the Stream Properties, including any such material or product derived from any processing or reprocessing of any tailings, stockpiles, waste rock or other waste products originally derived from the Stream Properties, and including ore and any other products requiring further milling, processing, smelting, refining or other beneficiation of Minerals, including Saleable Products.

“Mining Properties” means all right, title and interest both present and future in, under or derived from:

(a)	the Tenements, the Freehold Properties, the Project Leases and all other documentation and agreements under which a Seller PSA Entity or any Affiliate thereof derives the right to conduct mining or exploration for Minerals at the Mine or otherwise forming part of or used in connection with the Project, including the Stream Properties;

(b)	the Project Area, including any title to or interest in land in a Project Area now or at a later time held by any Seller PSA Entity or any Affiliate thereof;

(c)	all Authorisations in relation to the Project; and

(d)	all Mineral Facilities;

whether any of the foregoing in above paragraphs (a), (b), (c) and (d) is acquired or obtained before or after the date of this Agreement.

“Mining Rights” means any mining claims, mining leases, mineral claims, mining concessions, mineral concessions, exploration permits or licenses, mining licenses, forms of mineral tenure or other rights to Minerals or to access and work upon lands, such as ownership and ancillary rights, surface rights, leasing agreements, lands temporal occupation agreements or otherwise, for the purpose of exploring, exploiting or benefiting Minerals, under the terms of Applicable Laws, whether contractual, statutory or otherwise, or any interest therein whether now owned or hereafter acquired, including the Principal Tenements. “Mining Rights” includes any amendments, relocations, adjustments, resurvey, additional locations, consolidation, derived rights or conversions of, or any renewal, replacement, amendment or other modification or extensions of any of the foregoing.

“Monthly Report” means a written report, in relation to any calendar month, in substantially the form attached as Schedule H detailing:

(a)	the tonnages and head grades of ore mined and tonnages of waste mined and tonnages and head grades of both the ore mined and stockpiled, from the Stream Properties during such calendar month;

(b)	the tonnages and grades of ore processed from the Stream Properties at the Mineral Processing Facilities during such calendar month;

(c)	with respect to any Mineral Processing Facilities, the types of Saleable Products produced, tonnages, weights and concentrate grades during such calendar month and the resulting recoveries, including the metallurgical balances for gravity circuit (if applicable), flotation of concentrate, CN leaching of concentrate or tailings, or any other process that results in Produced Silver;

(d)	the number of ounces of silver contained in the Saleable Product produced during such calendar month;

(e)	the weight and grade of any Saleable Product delivered or shipped offsite during such calendar month;

(f)	the weight and grade of any Saleable Product contained in any Offtaker Delivery during such calendar month;

(g)	the number of ounces of silver contained in each Offtaker Delivery in respect of which an Offtaker Payment was received during that calendar month, prior to any Offtaker Charges or payable rates;

(h)	the ounces of Payable Silver for that calendar month by Offtaker Delivery;

(i)	a reconciliation between (g) and (h), including details regarding payable rates and provisional percentages;

(j)	end of month stockpile of Saleable Product (tonnage, moisture content and grade) not yet subject to an Offtaker Delivery;

(k)	inventory of Saleable Product in process whether in solids or solution as well as the measured process plan stream silver grades and reported silver grades of process plant streams to the extent used in determining the metallurgical plant balance;

(l)	inventory for Saleable Product which has been delivered to an Offtaker, but for which an Offtaker Payment has not yet been made (or if made, no Refined Silver in respect thereof have yet been delivered to Purchaser);

(m)	a statement listing all invoices relating to Offtaker Payments, indicating whether provisional or final, and including (A) invoice number, (B) lot designation if applicable, (C) weights, (D) silver grades of any product, and (E) Payable Silver, received during such calendar month;

(n)	the most recent update to the forecast of production of silver or Payable Silver to the extent such forecast has been updated by any Seller Group Entity from the forecast most recently provided to Purchaser, and the related assumptions as set out in Section 5.1(2)(c) to the extent also updated;

(o)	details of the Offtake Agreements, specifying the type of product and annual quantity being sold to each Offtaker; such information to be provided whenever any new Offtake Agreement is entered into or whenever changes to any existing Offtake Agreement are made;

(p)	the type as well as expected weight, expected silver grade of any product scheduled to be shipped in the following month along with the expected Offtaker Payment date; and

(q)	such other information in respect of silver as may be reasonably requested by Purchaser.

“Native Title Claim” means any application, claim or entitlement, (whether arising by statute or otherwise) of any indigenous Person or traditional owner to any estate or interest in land by which that Person or owner is applying for or claiming or has that estate or interest in land because that Person is indigenous, is a traditional owner or otherwise has a relationship with the land including any application, claim, right or entitlement under the Native Title Act 1993 (Cth) or any analogous legislation.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, or any successor instrument, rule or policy.

“OFAC” means The Office of Foreign Assets Control of the US Department of the Treasury.

“Offtake Agreement” means the Glencore Offtake Agreement and any other agreement or contract entered into by a Seller Group Entity with an Offtaker, or pursuant to Applicable Law, or other arrangement or requirement, that relates in any way to: (i) the sale of Minerals to an Offtaker; (ii) the delivery of the entitlement to, or the benefit of, Minerals to an Offtaker; or (iii) the smelting, refining or other beneficiation of Minerals by an Offtaker for the benefit of a Seller Group Entity.

“Offtake Sales Documents” means such documents as are prepared or produced in connection with sale or transfer of Minerals to an Offtaker, including the provisional and final settlement sheets, provisional and final invoices, metals return statements, credit notes, bills of lading, and any and all certificates and other documentation prepared or produced for or by the relevant Offtaker, including certificates for final shipped moisture content and final analyses and assays evidencing the amount of Minerals, including the quantity of silver and any other metal contained therein, delivered to the Offtaker.

“Offtaker” means (i) any Person that is not a Seller Group Entity that purchases Minerals from a Seller Group Entity or is the recipient of the entitlement to, or benefit of, Minerals from a Seller Group Entity (including where a Governmental Authority levies a Tax payable by way of delivery of Minerals or otherwise obtains Minerals from a Seller Group Entity); or (ii) any Person that takes delivery of Minerals for the purpose of smelting, refining or other beneficiation of such Minerals for the benefit of a Seller Group Entity.

“Offtaker Charges” means any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, weight franchise charges, financing charges or price participation charges, royalties or royalty type payments, or other charges, penalties or deductions that may be charged or levied by an Offtaker, regardless of whether such charges, penalties or deductions are expressed as a specific metal deduction, as a recovery rate, a percentage or otherwise.

“Offtaker Delivery” means (i) with respect to the period commencing after the Closing Date, the delivery of Minerals to an Offtaker or the transfer of the entitlement to or benefit of Minerals to an Offtaker, and (ii) with respect to any period commencing on the Effective Date and ending on the Closing Date, the delivery of Minerals to an offtaker or processor or the transfer of the entitlement to or benefit of Minerals to an offtaker or processor. For greater certainty, Offtaker Delivery shall not include any deliveries of Minerals to Persons subsequent to the first Offtaker (or other offtaker or processor) acquiring such Minerals.

“Offtaker Payment” means (i) with respect to (A) Minerals purchased by an Offtaker from a Seller Group Entity, or (B) Minerals the entitlement to, or benefit of which, is received by an Offtaker from a Seller Group Entity, the receipt from and after the Effective Date by a Seller Group Entity of payment or other consideration (including any silver credits) from the Offtaker in respect of any Minerals, or if no such consideration is applicable, the delivery of the Minerals (or ownership of the Minerals) to such Offtaker (or to the direction of such Offtaker); (ii) with respect to Minerals refined, smelted or otherwise beneficiated by an Offtaker on behalf of a Seller Group Entity, the receipt from and after the Effective Date by a Seller Group Entity of any Refined Silver in accordance with the applicable Offtake Agreement; and (iii) with respect to any period commencing on the Effective Date and ending on the Closing Date, the receipt by any Person of payment, Refined Silver or other consideration (including any silver credits) from an offtaker or processor in respect of any Minerals (A) purchased by an offtaker, or processor (B) entitlement to, or benefit of which, is received by an offtaker or processor, or (C) which are refined, smelted or otherwise beneficiated by an offtaker or processor on behalf of such Person.

“Original Agreement” means the silver purchase agreement dated as of March 20, 2023 between Purchaser, MAL, MAC and MAC Australia.

“Original Financial Statements” means:

(a)	in relation to the Project Owner, its audited financial statements for its financial years ended 31 December 2022, 31 December 2021 and 31 December 2020, contained (with respect to the financial years ended 31 December 2020 and 31 December 2022) within the Report on Financial Statements for the Years Ended December 31, 2020 and December 31, 2021 and (with respect to the financial year ended 31 December 2022) within the Report on Financial Statements for the Year Ended December 31, 2022; and

(b)	in relation to MAC, its audited financial statements for its financial years ended 31 December 2021 and 31 December 2022 contained (with respect to the part financial year ending 31 December 2021) within the Report on Form 10-K filed by Metals Acquisition Corp with the Securities and Exchange Commission on 31 March 2022 and (with respect to the financial year ending 31 December 2022) within the Report on Form 10-K filed by Metals Acquisition Corp with the Securities and Exchange Commission on 24 March 2022.

“Other Minerals” means ores or other minerals mined, produced, extracted or otherwise recovered from properties that are not one of or do not constitute part of the Stream Properties, whether such properties are owned by Seller Group Entities or otherwise.

“Parties” means the parties to this Agreement.

“Payable Silver” means 90% of the Produced Silver (prior to any deduction in respect of any Offtaker Charges) contained in any Offtaker Delivery.

"Perfection Requirements” means the making or procuring of the appropriate perfection, stamping, endorsements, notarisations, notifications, Authorisations and registration requirements of or with respect to the Transaction Security Documents and or the security interest created under them.

"Permitted Disposal” means any sale, lease, licence, bailment, transfer or other disposal (a “Disposal”) which is on arm’s length terms:

(a)	of Minerals by the Project Owner to an Offtaker pursuant to an Offtake Agreement;

(b)	of assets (other than Equity Securities or Mining Properties) by the Project Owner in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(c)	of Immaterial Mining Properties by the Project Owner;

(d)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(e)	of equipment by the Project Owner, in connection with, or for the purpose of, such assets then continuing to be used by the Project Owner under a lease back or hire purchase contract, so long as the net book value (when aggregated with the net book value of all such Disposals) does not exceed US$30,000,000 (or its equivalent) in total;

(f)	with Purchaser’s prior written consent,

so long as, in each case, no Event of Default is subsisting on the date of such Disposal or would occur as a result of such disposal, and such Disposal would not have, or could not reasonable be expected to have, an Adverse Effect.

“Permitted Encumbrances” means:

(a)	any lien arising by operation of law and in the ordinary course of trading so long as the debt it secures is paid when due or contested in good faith and appropriately provisioned;

(b)	any reservations, or exceptions contained in the original grants of land or by applicable statute or the terms of any lease in respect of any Mining Properties, or comprising the Mining Properties which do not materially detract from the value of, or materially impair the use of, the Mining Properties for the purpose of conducting and carrying out mining operations thereon;

(c)	minor discrepancies in the legal description or acreage of or associated with the Mining Properties or any adjoining properties which would be disclosed in an up to date survey and any pre-existing registered easements and pre-existing registered restrictions or pre-existing covenants that run with the land, in either case which do not materially detract from the value of, or materially impair the use of, the Mining Properties for the purpose of conducting and carrying out mining operations thereon;

(d)	Encumbrances on cash and Cash Equivalent Investments granted by a Seller PSA Entity to a Governmental Authority to secure performance of statutory obligations or regulatory requirements (including reclamation obligations) under Applicable Law;

(e)	rights of way for, or reservations of rights of others for, sewers, water lines, gas lines, electric lines, telegraph and telephone lines, and other similar utilities, or zoning by-laws, ordinances, surface access rights or other restrictions as to the use of the mining licenses comprising the Project Assets, which do not in the aggregate materially detract from the use of such mining licenses for the purpose of conducting and carrying out mining operations thereon;

(f)	any rights of expropriation, access or user or other similar such rights conferred or vested on public authorities, provided they are not exercised against any Seller PSA Entity or its assets, or if exercised, do not materially detract from the value;

(g)	any Encumbrance arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Project Owner in the ordinary course of trading and on the supplier's standard or usual terms (or on terms more favourable to the Project Owner) so long as any such Encumbrance is limited to the specific asset that has been acquired, the debt it secures is paid when due or contested in good faith and sufficient reserves of liquid assets have been set aside to pay the debt if the contest is unsuccessful;

(h)	any Encumbrance arising as a consequence of any leases or hire purchase contracts (constituting Financial Indebtedness under paragraph (d) of that definition) of vehicles, plant, equipment or computers permitted under paragraph (k) of the definition of Permitted Indebtedness and only over the asset being financed, or otherwise any PPS Lease (as defined in the PPSA) provided for by a transaction which does not secure payment or performance of an obligation;

(i)	Encumbrances on cash and Cash Equivalent Investments granted by the Project Owner to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Project Owner, all in the ordinary course of its business;

(j)	any netting or set-off arrangement entered into by any Seller PSA Entity in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Seller PSA Entities and credit balances of Seller Group Entities;

(k)	any payment or close out netting or set-off arrangement under any transactional banking facilities or any Derivative Transaction or foreign exchange transaction entered into by a Seller PSA Entity which constitutes Permitted Indebtedness, excluding any Encumbrance under a credit support arrangement;

(l)	any contractual right of set-off, other than in respect of Financial Indebtedness, pursuant to a contract entered into in the ordinary course of business;

(m)	any Encumbrance already subsisting but not legally possible or reasonably feasible to be discharged and listed as ‘Existing Security’ on Schedule M, except to the extent the principal amount secured by it exceeds the amount listed with respect to that Encumbrance in Schedule M;

(n)	any Encumbrance listed as ‘Existing Security’ on Schedule M, including any replacement Encumbrance upon any successive refinancing thereof, so long as the Financial Indebtedness secured thereby is Permitted Indebtedness;

(o)	the Glencore Royalty;

(p)	any Encumbrance on Project Assets granted to a provider of Permitted Secured Debt, provided that any such provider shall have entered into the Intercreditor Deed or other intercreditor agreement in form and substance satisfactory to Purchaser; and

(q)	any Encumbrance created with Purchaser’s prior written consent.

“Permitted Indebtedness” means any of the following Financial Indebtedness:

(a)	Permitted Secured Debt;

(b)	Financial Indebtedness incurred under the Glencore Royalty Deed and the Material Contracts, including in respect of the SSA, any future or contingent consideration payable under it;

(c)	equipment financing incurred by Project Owner provided that the provider of such equipment financing is limited in recourse to the equipment financed or supplied by such provider and all such Financial Indebtedness owed to any such provider is secured only by charges on the underlying equipment;

(d)	Financial Indebtedness incurred by Project Owner in respect of surety or completion bonds, standby letters of credit or letters of guarantee securing mine closure, asset retirement and environmental reclamation obligations of Project Owner to the extent required by Applicable Laws or Governmental Authority;

(e)	any unsecured Financial Indebtedness under any agreement entered into by the Project Owner in the ordinary course of its business for the acquisition of any asset or service where payment for the asset or service is deferred for a period of not more than 90 days;

(f)	arising under a foreign exchange transaction entered into by the Project Owner or MAC Australia for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade, but not a foreign exchange transaction for investment or speculative purposes;

(g)	Subordinated Intercompany Debt;

(h)	Financial Indebtedness of Project Owner under working capital facilities with commercial banks or other customary capital providers for the mining sector (which shall not include any hedge or distressed debt funds) in an aggregate amount not to exceed US$25 million (or its equivalent);

(i)	indebtedness of the Seller PSA Entities related to a corporate credit card facility, provided that the aggregate amount of all such Indebtedness does not exceed US$250,000 (or its equivalent) at any time;

(j)	Financial Indebtedness arising under Approved Hedging;

(k)	under leases and hire purchase contracts entered into by the Project Owner constituting Financial Indebtedness under paragraph (d) of that definition of vehicles, plant, equipment or computers, so long as the aggregate capital value of all such items so leased under outstanding leases by the Project Owner does not exceed US$30,000,000 (or its equivalent in any other currency or currencies) at any time; and

(l)	any other Financial Indebtedness incurred with Purchaser’s prior written consent,

so long as, in each case, no Event of Default is subsisting on the date such Financial Indebtedness is incurred or would occur as a result of the incurrence of such Financial Indebtedness.

"Permitted Loan” means:

(a)	any loans, refundable deposits, advance payments or trade credit extended by the Project Owner to its customers on normal commercial terms and in the ordinary course of its trading activities; and

(b)	any loan made with Purchaser’s prior written consent.

“Permitted Secured Debt” means any of the following Financial Indebtedness or other obligations which in each case is secured by Encumbrances against some or all of the assets of a Seller PSA Entity:

(a)	Financial Indebtedness of up to US$230 million pursuant to the Senior Project Acquisition Facility secured by Encumbrances on the Collateral and any refinancing, replacement or renewal of such Financial Indebtedness provided that each condition in clause 6.2 of the Intercreditor Deed is satisfied (or waived by Purchaser in its sole discretion);

(b)	subject to Section 6.20, Financial Indebtedness arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or under a Derivative Transaction in respect of copper production of the Project Owner for the first three years following the Closing Date, but not a foreign exchange transaction or any other Derivative Transaction for investment or speculative purposes, in each case to the extent provided by some or all of the lenders under the Senior Project Acquisition Facility and secured by Encumbrances on the Collateral and any replacement of such hedging provided by lenders under the Senior Project Acquisition Facility or with lenders of any Financial Indebtedness refinancing, replacing or renewing the Senior Project Acquisition Facility in accordance with the above paragraph (a) (the “Approved Hedging”);

(c)	Financial Indebtedness of up to US$135 million plus any accrued and capitalized interest pursuant to the Mezzanine Debt secured by Encumbrances on the Collateral and any refinancing, replacement or renewal of such Financial Indebtedness provided that each condition in clause 6.3 of the Intercreditor Deed is satisfied (or waived by Purchaser in its sole discretion);

(d)	Financial Indebtedness of up to A$40 million secured only by Encumbrances on the Collateral, which is used solely for the purpose of third party letter of credit financing where the letters of credit issued thereunder are used to provide performance guarantees required by Applicable Laws or the Government of New South Wales securing mine closure, asset retirement and environmental obligations of the Project Owner in connection with the Mine and other financial guarantees in relation to the Acquisition Transaction provided by lenders under the Senior Project Acquisition Facility or with lenders of any Financial Indebtedness refinancing, replacing or renewing the Senior Project Acquisition Facility in accordance with the above paragraph (a); and

(e)	the Copper Stream Obligations and the Silver Stream Obligations.

“Permitted Transaction” means:

(a)	a dual listing by Seller on the Australian Securities Exchange and the issue of any Equity Securities by Seller in connection with that listing or any other equity raise;

(b)	the raising of any equity in connection with the Acquisition Transaction and any restructure, redemption or other matters undertaken in connection with the Acquisition Transaction associated with Seller’s listing on the New York Stock Exchange (NYSE) subject to any such restructure, redemptions and other matters being limited to those expressly set out in the Merger Agreement or the SSA (other than redemptions which will occur in compliance with and as required to be undertaken by Seller under Applicable Law) and having been completed before the Closing Date; or

(c)	the Merger.

“Person” means and includes a Party, individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability corporations, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Authority or any other type of organization, whether or not a legal entity.

“PIPE Subscription Agreement” means the agreement to be entered into on or around the Signing Date by Purchaser and Seller whereby Purchaser has agreed to subscribe for the Subscription Amount worth of common stock in Seller at the same price per share as the new equity raised by Seller to complete the Acquisition Transaction, as referred to in paragraph (b) of the definition of Permitted Transaction.

"PPSA" means the Personal Property Securities Act 2009 (Cth).

“PPX Supply Contract” means the supply contract (supply of PPX parts, GET, drilling consumables, services and other items) dated on or around 1 October 2020 between Mount Isa Mines Limited ACN 009 661 447 (in its personal capacity and acting as agent for the Project Owner and Ernest Henry Mining Pty Ltd ACN 008 495 574) and Sandvik Mining and Construction Australia Pty Ltd ACN 003 771 382.

“Principal Tenements” means, collectively, (i) Consolidated Mining Lease No. 5 (CML5), Mining Purpose Lease 1093 (MPL 1093) and Mining Purpose Lease 1094 (MPL 1094) and (ii) Exploration Lease 5693 (EL 5693), Exploration Lease 5983 (EL 5983), Exploration Lease 6907 (EL 6907), Exploration Lease 6223 (EL 6223) and Exploration Lease (Application) 6565 (and any resulting tenement arising from it).

“Proceeds Account” means, collectively, the “AUD Proceeds Account ” and “USD Proceeds Account” of MAC Australia and the “USD Proceeds Account ” and “GBP Proceeds Account” of MAL, in each case, held with the Initial Account Banks and any replacement bank accounts with a replacement account bank that is an Acceptable Bank and acceptable to Purchaser and agreed between MAC Australia and Purchaser to be a Proceeds Account.

“Produced Silver” means any and all silver in whatever form or state that is mined, produced, extracted or otherwise recovered from the Stream Properties, including:

(a)	any silver derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Stream Properties; and

(b)	silver contained in any ore or other products resulting from the further milling, processing or other beneficiation of Minerals originally mined, produced, extracted or otherwise recovered or derived from the Stream Properties, including Saleable Products.

“Project” means:

(a)	the management, operation, maintenance, repair and expansion of the Mine; and

(b)	the extraction, production, recovery, sale, transportation, storage, processing and delivery of copper, silver and by product metals in concentrate.

“Project Area” means the area the subject of the Tenements, the Freehold Properties and the Project Leases.

“Project Assets” means all the right, title and interest both present and future of the Seller PSA Entities which is attributable to the Project and includes all the right, title and interest both present and future of the Seller PSA Entities in, to, under or derived from:

(a)	the Mining Properties;

(b)	the Minerals;

(c)	the mining, processing, development, production, maintenance, administration, water, electrical and conveyor facilities (including the Mineral Processing Facilities), railway infrastructure and rolling stock, storage facilities, stockpiling facilities, shipping infrastructure, utilities, and related ancillary infrastructure, other buildings, structures, improvements, fixtures and other real and personal property, including equipment, re-commissioned, constructed, operated or otherwise used by or on behalf of any Seller Group Entity to extract, beneficiate, market, transport and sell Minerals derived from the Mining Properties or to develop, operate or administer the Mining Properties, whether or not located within the physical boundaries of the Mining Properties;

(d)	all Authorisations or other rights (including surface, access and water rights), lease, licence, easement, right of way, privileges, concessions or franchises owned, controlled, leased, operated or held by or on behalf of any Seller Group Entity at any time in relation to the Mining Properties;

(e)	the Material Contracts and any other contract, agreement which related to the development, operation or maintenance of the Mining Properties, or to the mining production, transportation, storage, treatment, processing or marketing of Minerals;

(f)	any other present and after-acquired real or personal property used or acquired for use by any Seller Group Entity in connection with the Mining Properties; and

(g)	all exploration and mining information, documents, maps, reports, records, studies and other written data, including all data stored on magnetic tapes, disks or diskettes or any other computer storage media, relating to geological, geochemical and geophysical work, feasibility studies and other operations conducted with respect to the Project.

“Project Leases” means each perpetual land lease held by the Project Owner listed in Part III of Schedule A and any additional or replacement lease used or to be used in connection with the Project.

“Project Owner” means Cobar Management Pty Limited, a company existing under the laws of New South Wales, or any transferee of the Stream Properties as permitted pursuant to this Agreement, and their respective successors and permitted assigns, and “Project Owner” means any of them.

“Project Owner Guarantee” has the meaning set out in Section 7.1(3).

“Project Owner Security Agreements” has the meaning set out in Section 7.1(4).

“Project Owner Whitewash Documentation” has the meaning set out in Schedule L.

“Purchaser” means Osisko Bermuda Limited, an exempted company existing under the laws of Bermuda, and its successors and assigns.

“Rate of Exchange” has the meaning set out in Section 10.6.

“Receiving Party” has the meaning set out in Section 5.6(1).

“Refined Silver” means marketable metal bearing material in the form of silver that is refined by an accredited refiner that is on the LBMA’s Good Delivery List to a minimum 999 parts per 1,000 fine silver and that otherwise meets the LBMA’s Good Delivery Rules.

“Related Party Transaction” means any transaction or agreement (whether by written agreement or otherwise) between a Seller PSA Entity and one or more Seller Group Entities, including any Financial Indebtedness, service agreement or management agreement.

“Relevant Breach” has the meaning set out in Section 6.18(3).

“Relevant Jurisdictions” has the meaning set out in Schedule K.

“Reserve Tail Ratio” means the ratio expressed as a percentage of:

(a)	the projected remaining proven and probable copper Reserves as from the latest maturity date of any and all Permitted Secured Debt referred to in paragraph (a) and (c) of the definition thereof to the forecast end of the mine life for the Project; and

(b)	the projected remaining proven and probable copper Reserves as from the Closing Date to the forecast end of the mine life of the Project,

as included in the relevant updated Reserves Statement (taking into account the projected future production set out in the most recently delivered updated Base Case Financial Model).

“Reserves” means proven and probable reserves as defined and incorporated under NI 43-101 or JORC Code, as applicable.

“Reserves Statement” means a statement of Reserves in relation to the Project.

“Resources” means measured, indicated and inferred resources as defined and incorporated under NI 43-101 or JORC Code, as applicable.

“Resources Statement” means a statement of Resources in relation to the Project.

“Retail Electricity Agreement” means the retail electricity agreement dated March 3, 2023 between the Project Owner and Shell Energy Retail Pty Ltd. relating to the Project.

“ROFR Interest” has the meaning set out in Section 6.14(1).

“ROFR Offer” has the meaning set out in Section 6.14(1).

“Saleable Products” means any concentrates, precipitates, doré, bullion, carbon fines, slag or other product or material that contains marketable metals or in respect of which an Offtaker Payment is expected.

“Sanctioned Person” means any Person that (i) is, or is owned or controlled, either directly or indirectly, by, or is otherwise acting on behalf of a Person that is the subject of any Sanctions; or (ii) part of, controlled by, or owned by the government, or any agency or instrumentality of the government, of a Comprehensively Sanctioned Country or Territory.

“Sanctions” means any trade, economic or financial sanctions administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty's Treasury, the Australian Department of Foreign Affairs and Trade, the Jersey Minister for External Relations, the New Zealand Ministry of Foreign Affairs and Trade, the Hong Kong Commerce, Industry and Tourism Branch of the Commerce and Economic Development Bureau, the Monetary Authority of Singapore, the Ministry of Finance Japan, the Governor in Council (Canada), Global Affairs Canada or Public Safety Canada.

“Security” means the charges and security interests granted in favour of Purchaser pursuant to the Silver Stream Security Documents, including any "security interest" as defined in sections 12(1) or (2) of the PPSA.

“Security Agreements” means, collectively, the Holdco Security Agreements, the Seller Security Agreements and the Project Owner Security Agreements.

“Seller” means (i) prior to completion of the Merger, collectively, MAL and MAC, and (ii) following completion of the Merger, MAL as the surviving company and its successors and permitted assigns.

“Seller Group Entities” means the Seller PSA Entities and each of their respective Affiliates.

“Seller PSA Entities” means prior to the Whitewash Completion Date, Seller and MAC Australia, and immediately following the Whitewash Completion Date, Seller, MAC Australia and the Project Owner.

“Seller PSA Entities Whitewash Documentation” has the meaning set out in Schedule L.

“Seller Security Agreements” has the meaning set out in Section 7.1(2).

“Senior Facility Agreement” means the syndicated facility agreement dated February 28, 2023 as amended and restated on June 9, 2023 between Seller, MAC Australia, Citibank N.A., Sydney Branch and Bank of Montreal as mandated lead arrangers and bookrunners, Citibank N.A. Sydney Branch and Citibank, N.A., Jersey Bank as initial account banks, the lenders party thereto and Citisecurities Limited as agent.

“Senior Project Acquisition Facility” means the senior secured credit facility consisting of up to a US$205 million term loan facility and a US$25 million revolving working capital facility made available to MAC Australia pursuant to the Senior Facility Agreement, the proceeds of which will be used to acquire the Project Owner pursuant to the Acquisition Transaction.

“Senior Security Trust Deed” means the deed entitled “Security Trust Deed” to be dated before the Closing Date and made between, among others, the Seller PSA Entities and the Senior Security Trustee.

“Senior Security Trustee” has the meaning given to it in the Intercreditor Deed.

“Shiploader Agreement” means the Newcastle shiploader services agreement dated on or about January 2014 as varied on 30 August 2021 between the Project Owner and Aurizon Port Services Pty Ltd ACN 103 570 181 (formerly Conports Pty Ltd).

“Signing Date” has the meaning set out in the preamble to this Agreement.

“Silver Cash Price” means 4% of the Silver Market Price.

“Silver Market Price” means, with respect to any day, the per ounce LBMA Silver Price as quoted in US dollars by the LBMA for Refined Silver on such day or the immediately preceding trading day if such day is not a trading day; provided that, if for any reason the LBMA is no longer in operation or if the price of Refined Silver is not calculated on behalf of or confirmed, acknowledged by, or quoted by the LBMA, the Silver Market Price shall be determined in the manner endorsed by the LBMA, failing which the Silver Market Price will be determined by reference to the price of Refined Silver on another commodity exchange satisfactory to Purchaser, acting reasonably.

“Silver Purchase Price” has the meaning set out in Section 2.5(1).

“Silver Stream Documents” means, collectively, this Agreement, the First Silver Amendment Deed, the Guarantees, the Silver Stream Security Documents, the Intercreditor Deed, the Accession Agreement, the Acknowledgement, the Subordination Deed, the Tripartite Deeds, the Consent Deeds, the Account Bank Agreements, the Subordination of Claims Letter and each other agreement, document, instrument or certificate delivered for the benefit of Purchaser pursuant to or otherwise in connection with any of this Agreement, the Guarantees, the Silver Stream Security Documents, the Intercreditor Deed, the Accession Agreement, the Acknowledgement, the Subordination Deed, the Tripartite Deeds, the Consent Deeds, the Account Bank Agreements and any other agreement designated from time to time by Purchaser and Seller as a “Silver Stream Document” for purposes of the Guarantees and the Silver Stream Security Documents.

“Silver Stream Obligations” means all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable or to be performed by any Seller Group Entity to Purchaser under, in connection with or pursuant to the Silver Stream Documents.

“Silver Stream Security Documents” means, collectively, the agreements itemized in Part I of Schedule G and all other assignments, deeds of trust, mortgages, control agreements, pledges and other security agreements pursuant to which a Seller Group Entity grants to Purchaser mortgages, charges, assignments by way of security, pledges and/or security interests in all or some of its present and after acquired property as security for the Silver Stream Obligations and “Silver Stream Security Document” means any of the Silver Stream Security Documents

“SIJL” means the Security Interests (Jersey) Law 2012.

“SIR” means the security interest register maintained under Part 8 of the SIJL.

“SSA” means the CMPL share sale agreement dated March 17, 2022 between Seller, MAC Australia and Glencore Operations Australia Pty Limited in respect of the acquisition of 100% of the issued share capital in the Project Owner by MAC Australia, as amended by the Deed of Amendment, Consent and Covenant dated as of November 22, 2022 and the side letters dated 20 April 2023, 31 May 2023 and 2 June 2023.

“Stream NPV” has the meaning set out in Section 9.3(4).

“Stream Properties” means:

(a)	the real property, Mining Rights, tenements, concessions and other similar interests listed or described in Part I of Schedule A or otherwise forming part of or used in connection with the Project Assets and including, for the avoidance of doubt, the Principal Tenements;

(b)	whether created privately or through the actions of any Governmental Authority, any right, title or interest in any real property, mining right, tenement, concession, contract and other similar interest held by a Seller Group Entity in, to, under or over all or any portion of the area covered by any of the foregoing detailed in (a); and

(c)	any present or future renewals, extensions, modifications, divisions, substitutions, amalgamations, successions, derivations, severances, conversions, demise to lease, renaming or variation of any of the foregoing detailed in (a) or (b);

whether any of the foregoing is acquired or obtained before or after the date of this Agreement, and including all plants, buildings, structures, improvements, appurtenances and fixtures located thereon or thereunder.

“Subordinated Intercompany Debt” means unsecured loans made solely among one or more Seller PSA Entities, provided that such Financial Indebtedness shall be subordinated pursuant to a Subordination Deed.

“Subordination Deed” means:

(a)	a subordination deed between each subordinate lender, Purchaser and relevant debtor pursuant to which, among other things, each holder of Subordinated Intercompany Debt and other Seller Group Entity party to a Related Party Transaction with a Seller PSA Entity agrees as subordinate lender (i) to subordinate and postpone any indebtedness owing to it by a Seller PSA Entity to the Silver Stream Obligations, (ii) that no principal, interest or other amounts in respect of such indebtedness will be payable except to the extent it is permitted pursuant to Section 6.12, (iii) that no Encumbrances have been or will be taken by the holder of such indebtedness, (iv) that no remedies will be exercised by the holder of such indebtedness while any Silver Stream Obligations remain outstanding, and (v) that in connection with any Insolvency Event of Default, the holder of such indebtedness will not vote its claim in respect thereof in any manner that would prejudice Purchaser’s rights and remedies under this Agreement or any of the Silver Stream Security Documents, and otherwise in form and substance satisfactory to Purchaser; or

(b)	such other intercreditor or subordination agreement between, among others, each such subordinate lender and debtor and Purchaser in substantially the same scope as the subordination deed referred to in above paragraph (a) and otherwise in form and substance satisfactory to Purchaser.

“Subordination of Claims Letter” means the letter dated prior to the Closing Date and signed as a deed poll between, among others, Seller in favour of, among others, Purchaser in respect of claims under certain due diligence reports.

"Subscription Amount” means US$15,000,000.

“Subsidiary” means, with respect to any Person, any other Person which is, directly or indirectly, controlled by that Person.

“Tax” or “Taxes” means all present or future taxes, rates, levies, royalties, imposts, duties, deductions, assessments, withholdings, dues, fees and other charges of any nature, including any interest, fines, penalties or other liabilities with respect thereto, imposed, levied, collected, withheld or assessed by any Governmental Authority (of any jurisdiction), and whether disputed or not, including sales or value-added taxes, goods and services taxes, stamp taxes and royalties.

“Tax Act” means the Income Tax Assessment Act 1936 (Cth).

“Tax Consolidated Group” means a Consolidated Group or an MEC Group as defined in the Income Tax Assessment Act 1997 (Cth).

“Tax Funding Agreement” means a tax funding agreement between the members of a Tax Consolidated Group which includes:

(a)	reasonably appropriate arrangements for the funding of Tax payments by the "Head Company" (as defined in the Tax Act) having regard to the position of each member of the Tax Consolidated Group;

(b)	an undertaking from each member of the Tax Consolidated Group to compensate each other member adequately for loss of Tax attributes (including Tax losses and Tax offsets) as a result of being a member of the Tax Consolidated Group; and

(c)	an undertaking from the "Head Company" (as defined in the Tax Act) to pay all group liabilities (as described in section 721 10 of the Tax Act) of the Consolidated Group before the members of the Tax Consolidated Group make any payments to the "Head Company" (as defined in the Tax Act) under the agreement.

“Tax Sharing Agreement” means any agreement that satisfies the requirements of section 721 25 of the Tax Act for being a valid tax sharing agreement.

“Technical Report” means a technical report prepared in accordance with NI 43-101, the JORC Code or any other comparable foreign mineral disclosure code.

“Tenements” means:

(a)	the Principal Tenements;

(b)	each tenement acquired by a Seller PSA Entity or any Affiliate thereof after the date of this Agreement which is related to the Project, or is in respect of an area adjacent to an existing Tenement;

(c)	each other tenement held by a Seller PSA Entity or any Affiliate thereof which is required for the Project in accordance with the then current Mine Plan;

(d)	each present or future interest from time to time held by or on behalf of an Seller PSA Entity or any Affiliate thereof in any present or future right, lease, licence, claim, permit or other authority which confers or may confer a right to prospect or explore for or mine any metals or minerals in any part of the area covered by the tenements referred to in paragraphs (a) to (c) of this definition;

(e)	each present or future renewal, replacement, extension, modification, amendment, substitution, conversion, amalgamation, relocation, adjustment, resurvey, additional location, consolidation, derived right or variation of any of the mineral rights described above (whether extending over the same or a greater or lesser area);

(f)	each present or future application for or an interest in any of the above which confers or which, when granted, will confer the same or similar rights in relation to the Project; and

(g)	each other tenement Purchaser and Seller agree in writing to be a Tenement or the agent under the Senior Project Acquisition Facility and MAC Australia agree in writing to be a Tenement.

“Term SOFR” means the greater of (i) Term SOFR reference rate for a 3-month term published two Business Days prior to the first day of such term (the “Reference Business Day”), as such rate is published by the CME Group Benchmark Administration Limited (or a successor administrator of that reference rate), provided however that if such reference rate for such tenor has not been published on the Reference Business Day, then Term SOFR will be the Term SOFR reference rate for such tenor as published by CME Group Benchmark Administration Limited (or a successor administrator of that reference rate) on the first preceding Business Day for which such reference rate was published so long as such first preceding Business Day is not more than three Business Days prior to the Reference Business Day; and (ii) 2.00% per annum.

“Third Party Agreement” has the meaning set out in Section 6.14(4).

“Third Party Offer” has the meaning set out in Section 6.14(1).

“Time of Delivery” has the meaning set out in Section 2.3(2).

“Total Net Debt” means, in relation to MAC Australia and its Subsidiaries, the sum of the following items (as stated on MAC Australia’s financial statements):

(a)	the consolidated Financial Indebtedness of MAC Australia and its Subsidiaries;

(i) including any liabilities related to:

(A)	the Mezzanine Debt;

(B)	the Senior Project Acquisition Facility;

(C)	the Copper Stream Obligations; and

(ii) excluding any liabilities related to:

(A)	unrealized Derivative Transactions;

(B)	the Silver Stream Obligations;

(C)	the Glencore Royalty;

(D)	(1) so long as any Financial Indebtedness remains outstanding under Permitted Secured Debt referred to in paragraphs (a) or (c) of the definition thereof, any other subordinated loans referred to or permitted under the Senior Facility Agreement or Mezzanine Debt Facility Agreement, or (2), after indefeasible payment in full of Permitted Secured Debt referred to in paragraphs (a) and (c) of the definition thereof, Subordinated Intercompany Debt;

less

(b)	Available Cash and Cash Equivalent Investments.

“Transaction Documents” means, collectively, the Acquisition Finance Documents and the Material Contracts.

“Transaction Security Documents” means, collectively, (i) the Silver Stream Security Documents, (ii) the agreements itemized in Part II of Schedule G, and (iii) all other assignments, deeds of trust, mortgages, control agreements, pledges and other security agreements pursuant to which a Seller Group Entity grants mortgages, charges, assignments by way of security, pledges and/or security interests in all or some of its present and after acquired property as security for the obligations under the Acquisition Finance Documents (other than the Silver Stream Obligations) or any Permitted Secured Debt refinancing, replacing or renewing the Senior Project Acquisition Facility or Mezzanine Debt and “Transaction Security Document” means any of the Transaction Security Documents

“Transfer” means to sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest (including a joint venture interest or an expropriation or other Transfer required or imposed by law or any Governmental Authority, whether voluntary or involuntary), or to abandon, surrender or otherwise relinquish a right, title or interest.

“Trigger Event” means any Event of Default, or any event or circumstance which, with notice, the passage of time or both, would constitute an Event of Default or a material default under the terms of any Material Contract or agreement relating to any Financial Indebtedness.

“Tripartite Deed” means:

(a)	each tripartite deed to be granted in respect of the following Material Contracts:

(i)	Glencore Offtake Agreement;

(ii)	the Transitional Services Agreement;

(iii)	the Shiploader Agreement;

(iv)	the Haulage Agreement;

(v)	the Cobar Terminal Services Agreement;

(vi)	the Cooling Plant Agreement;

(vii)	the Ventilation Construction Agreement; and

(viii)	the Retail Electricity Agreement;

(b)	each Consent Deed; and

(c)	any consent letter or side agreement made or to be made between a Seller PSA Entity, Purchaser and a counterparty to a Material Contract in relation to that Material Contract in accordance with Section 6.8(3).

“Transitional Services Agreement” means the transitional services agreement dated before Completion to be entered into between Seller, the Project Owner and a Glencore Group entity.

“Uncredited Deposit” means, at any time, the Deposit, less the aggregate amount (if any) that has been credited against the Uncredited Deposit in accordance with Section 2.5; provided that in no event will the Uncredited Deposit be less than nil.

“Vendor” has the meaning set out in Section 6.14(1).

“Ventilation Construction Agreement” means the construction agreement (cooling turnkey solution)" dated 1 September 2021 between the Project Owner and Gordon Brothers Industries (Pty) Ltd ACN 160 126 456.

“Water License” means each water access licence listed in Part IV of Schedule A and any additional or replacement licence, permit or authorisation in respect of water used or to be used in connection with the Project.

“Whitewash Completion Date” means the date that is 30 days following the Closing Date or such later date agreed to by Purchaser in its sole discretion.

“Whitewash Procedure” means the compliance procedure set out in section 260A of the Corporations Act to be undertaken by the Seller Group Entities in connection with the transactions contemplated by this Agreement and the Acquisition Transaction.

Section 1.2            Other Rules of Interpretation

(1)	Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, the Parties agree that (i) the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof; (ii) references to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article, or Section of or Schedule to this Agreement; (iii) headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement (iv) where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”; (v) all references to “ounces” as a measure of mass in this Agreement are to troy ounces; (vi) the language used in this Agreement is the language chosen by the Parties to express their mutual intent; (vii) unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders; (viii) a reference to a statute includes all regulations made pursuant to and rules promulgated under such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation from time to time; (ix) except where the context otherwise requires, all references to agreements (including this Agreement) and other contractual instruments shall be deemed to be a reference to such agreement or instrument as it may be amended, modified, restated, amended and restated, supplemented or extended from time to time; (x) time is of the essence in the performance of the Parties’ respective obligations under this Agreement; (xi) all statements or references to $ or dollar amounts in this Agreement are to US dollars; (xii) any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement; (xiii) references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent; and (xiv) certain amounts and figures are subject to adjustment in accordance with Section 2A.2.

(2)	Where this Agreement specifies an amount in a given currency (the specified currency) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising any publicly available spot rate of exchange selected by Purchaser (acting reasonably)) for the purchase of the specified currency with that other currency at or about 11:00am on the relevant date, is equal to the relevant amount in the specified currency.

(3)	In each Silver Stream Document, where it relates to a person (i) incorporated, (ii) established,(iii) constituted, (iv) formed, (v) which carries on, or has carried on, business, or (vi) that owns immovable property, in each case, in Jersey, a reference to:

(a)	a "composition, compromise, assignment or arrangement with any creditor", "winding up", "administration", "insolvency", "insolvent", "bankruptcy”, "liquidation" or "dissolution" includes, without limitation, "bankruptcy" (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991, any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991, and any other similar proceedings affecting the rights of creditors generally under Jersey law, and shall be construed so as to include any equivalent or analogous proceedings;

(b)	a "liquidator", "receiver", "administrative receiver", "administrator" or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés, any provisional liquidator or liquidator appointed pursuant to Part 21 of the Companies (Jersey) Law 1991, or any other person performing the same function of each of the foregoing;

(c)	a “Security", "security interest", "security", "encumbrance" or the like includes, without limitation, any hypothèque, whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation; and

(d)	any equivalent or analogous procedure or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or step being taken in connection with an application for a declaration of en désastre being made in respect of any such entity or any of its assets (or the making of such declaration) or the service of a statutory demand pursuant to Part 21 of the Companies (Jersey) Law 1991 in respect of such entity.

Section 1.3            Days

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Eastern Standard Time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Eastern Standard Time) on the next Business Day.

Section 1.4            Joint and Several Liability

All obligations and liabilities designated as being obligations or liabilities of Seller, including all representations and warranties, covenants and payment and delivery obligations of Seller, are joint and several obligations of MAL and MAC and each of MAL and MAC will, as a separate and independent obligation, perform each such obligation as primary obligor. Each of MAL and MAC irrevocably waives any claim, remedy or other right which it may now have or hereafter acquire against each other that arises from the existence, payment, performance or enforcement of a Seller’s obligation under the Silver Stream Documents, including any right of subrogation, reimbursement, exoneration, indemnification or any right to participate in any claim or remedy of Purchaser against any Seller, or their property and assets which Purchaser now has or may hereafter acquire, whether or not such claim, remedy or other right is reduced to judgment or is liquidated, unliquidated, fixed, contingent, matured, unmatured, deposited, undisputed, secured or unsecured and whether or not such claim, remedy or other right arises in equity or under contract, statute or common law.

Section 1.5            Merger

It is the intention of the Parties that MAC will merge with and into MAL pursuant to the Merger prior to the Closing Date so that all undertaking, property and liabilities of MAC will vest in MAL as surviving company and that MAL will be the only Seller under this Agreement for all purposes.

Section 1.6            Schedules

The following schedules are attached to and form part of this Agreement:

Schedule A - Mining Properties (With Map of Stream Properties)

Schedule B - Corporate Structure and Organization Chart

Schedule C - Representations and Warranties of the Seller PSA Entities

Schedule D - Representations and Warranties of Purchaser

Schedule E - Material Contracts

Schedule F - Stream NPV Procedures

Schedule G – Transaction Security Documents

Schedule H - Monthly Report

Schedule I - Accession Agreement

Schedule J - Annual Compliance Certificate

Schedule K - Conditions Precedent

Schedule L - Conditions Subsequent

Schedule M – Existing Security

Section 1.7           Amendment and Restatement

(1)	Each of the Parties hereby agree that the Original Agreement shall be and is hereby amended and restated by this Agreement. This Agreement incorporates amendments to the Original Agreement and has been restated solely for the purposes of incorporating those amendments to the Original Agreement that the Parties have agreed upon. This Agreement will not discharge, result in a waiver of, or constitute a novation or termination of any debt, obligation, covenant or agreement contained in the Original Agreement or in any agreements, certificates and other documents executed and delivered by or on behalf of the Seller PSA Entities or others in respect thereof or in connection therewith, which shall continue and remain in full force and effect except to the extent modified by this Agreement.

(2)	Each reference herein to “this Agreement”, “hereunder”, “hereof”, “herein”, “hereby” or words of like import shall mean and be a reference to the Original Agreement as amended and restated hereby, and each reference to the Original Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Original Agreement shall mean and be a reference to the Original Agreement, as amended and restated hereby.

(3)	Each Party confirms to the other Party that as of the date hereof it is not aware of any outstanding default or breach of any representation, warranty, covenant or other obligation of the other Party under the Original Agreement.

ARTICLE 2
PURCHASE AND SALE

Section 2.1            Purchase and Sale

(1)	Subject to and in accordance with the terms of this Agreement including Section 2.2, from and after the Effective Date, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, an amount of Refined Silver equal to the Payable Silver, free and clear of all Encumbrances. For greater certainty, Payable Silver shall not be reduced for, and Purchaser shall not be responsible for any Offtaker Charges, all of which shall be for the account of Seller.

(2)	Seller shall not sell to Purchaser any Refined Silver that has been directly or indirectly purchased on a commodities exchange provided however that the foregoing will in no way prohibit Seller from selling and delivering to Purchaser Refined Silver that Seller has purchased from a bullion bank where such bullion bank is acting as principal and not as an agent of Seller or any of its Affiliates. Seller shall not sell and deliver to Purchaser the physical Refined Silver resulting from Produced Silver.

Section 2.2            Delivery Obligations

Subject to Completion occurring and the Deposit having been paid, with respect to each Offtaker Payment made;

(i)	on or after the Effective Date but prior to the Closing Date, by 25 September 2023, and

(ii)	on or after the Closing Date, within five (5) Business Days of each Offtaker Payment,

Seller shall sell and deliver to Purchaser, Refined Silver in an amount equal to the Payable Silver in the Offtaker Delivery to which such Offtaker Payment relates, whether such Offtaker Payment relates to all or any portion of the Produced Silver contained in such Offtaker Delivery, provided that if an Offtaker Payment consists of a provisional payment that may be adjusted upon final settlement of an Offtaker Delivery, then:

(a)	Seller shall sell and deliver to Purchaser, within 5 Business Days of any provisional Offtaker Payment, Refined Silver in an amount equal to: (A) the percentage paid on a provisional basis, such percentage being equal to the total value of the payment or other consideration received by any Seller Group Entity in respect of the Produced Silver contained in such Offtaker Delivery divided by the total value of the Produced Silver determined on a provisional basis (determined in accordance with the applicable Offtake Agreement) as being contained in such Offtaker Delivery; multiplied by (B) the Payable Silver contained in such Offtaker Delivery; as supported by the documentation provided pursuant to Section 2.4 and in the applicable Monthly Report; and

(b)	within 5 Business Days of the final settlement of the Offtaker Delivery with the Offtaker, Seller shall sell and deliver to Purchaser Refined Silver in an amount, if positive, equal to the Payable Silver determined pursuant to the final settlement, less the number of ounces of Refined Silver previously delivered to Purchaser in respect of such Offtaker Delivery pursuant to Section 2.2(a), as supported by the documentation provided pursuant to Section 2.4 and the applicable Monthly Report. If such difference is negative, then Seller shall be entitled to set off and deduct such excess amount of Refined Silver from the next required delivery of Refined Silver by Seller to Purchaser under this Agreement or if no such further deliveries are to be made, Purchaser shall within twenty (20) days of the end of the following calendar month pay the applicable Silver Purchase Price in respect of any excess ounces delivered to the extent not already paid.

Section 2.3            Delivery of Silver Credits

(1)	Seller shall sell and deliver to Purchaser all Refined Silver to be sold and delivered under this Agreement by way of credit or physical allocation (which in either case will represent the sale of physical silver) to the metal account located in London, UK or such other location designated by Purchaser and consented to by Seller (such consent not to be unreasonably withheld) from time to time.

(2)	All deliveries of Refined Silver to Purchaser shall be deemed to have been made at such time and on such date (the “Time of Delivery” on the “Date of Delivery”) such Refined Silver is credited or physically allocated to the applicable designated metal account of Purchaser. Title to, and risk of loss of, Refined Silver shall pass from Seller to Purchaser at the place of delivery and the Time of Delivery on the Date of Delivery. All costs and expenses pertaining to each delivery of Refined Silver shall be borne by Seller.

(3)	Seller represents, warrants and covenants that, at each Time of Delivery:

(a)	it is the legal and beneficial owner of the Refined Silver delivered and credited to the designated metal account of Purchaser;

(b)	it has good, valid and marketable title to such Refined Silver; and

(c)	such Refined Silver is free and clear of all Encumbrances.

Section 2.4            Invoicing

(1)	Seller shall notify Purchaser in writing at least two Business Days before any delivery and any credit or transfer to the designated metal account of Purchaser of:

(a)	the number of ounces of Refined Silver to be credited; and

(b)	the estimated Date of Delivery and expected Time of Delivery.

(2)	At the Time of Delivery, Seller shall deliver to Purchaser an invoice setting out:

(a)	the number of ounces of Refined Silver so credited;

(b)	the Silver Purchase Price for all such Refined Silver to be delivered;

(c)	the amount (if any) being credited against the Uncredited Deposit and the remaining balance of the Uncredited Deposit (if any);

(d)	the accounting shipment summary of the Offtake Sales Documents prepared by Seller applicable to such delivery; and

(e)	the aggregate number of ounces of Refined Silver delivered to Purchaser under this Agreement up to the Time of Delivery (including, the Refined Silver subject to the invoice); and

(f)	shall attach to such invoice the Offtake Sales Documents for each such delivery.

Section 2.5            Purchase Price

(1)	Purchaser shall pay to Seller a purchase price for each ounce of Refined Silver sold and delivered by Seller to Purchaser under this Agreement (the “Silver Purchase Price”) equal to:

(a)	until the Uncredited Deposit has been reduced to nil, the Silver Market Price on the day immediately prior to the Time of Delivery; with an amount equal to the Silver Cash Price being payable in cash and the difference between the Silver Market Price and the Silver Cash Price being payable by crediting such amount against the Uncredited Deposit in order to reduce the Uncredited Deposit until the Uncredited Deposit has been reduced to nil; and

(b)	after the Uncredited Deposit has been reduced to nil, the Silver Cash Price, such amount being payable in cash.

(2)	Payment by Purchaser for each delivery of Refined Silver shall be made promptly and in any event not later than five Business Days after the later of the Time of Delivery and receipt of the documents set forth in Section 2.4(2).

Section 2.6            Loss of Offtaker Delivery

In the event of any total or partial loss of any Produced Silver prior to the transfer of risk of loss of any such Produced Silver to an Offtaker, then Seller shall be required to sell and deliver to Purchaser an amount of Refined Silver equal to the Payable Silver lost and contained in the provisional invoice to the Offtaker or that would have been sent to the Offtaker, in respect of such lost Produced Silver, such requirement to be performed no later than five Business Days after receipt by a Seller Group Entity of insurance proceeds or any other payment in respect of such loss. Seller shall promptly notify Purchaser of any such loss.

Section 2.7            Proceeds Account and Cashflow Waterfall

(1)	So long as any Permitted Secured Debt referred to in paragraphs (a) or (c) of the definition thereof remains outstanding, unless Purchaser otherwise agrees, the Seller PSA Entities must deposit, or cause to be deposited, on receipt into a Proceeds Account:

(a)	all money received by a Seller PSA Entity from Saleable Products or otherwise from the sale of Minerals (including copper and silver) and any other operating revenue received by a Seller PSA Entity;

(b)	net amounts received by a Seller PSA Entity under or in relation to any Hedging Agreement;

(c)	interest on the Proceeds Account, the Distribution Account and any other bank account of the Seller PSA Entities relating to the Project;

(d)	the proceeds of the loans or deposits, as applicable, received under each Acquisition Finance Document;

(e)	any liquidated damages payable under or in connection with the Material Contracts;

(f)	all GST refunds and input tax credits;

(g)	all net proceeds received under any Derivative Transaction entered into in accordance with the Approved Hedging;

(h)	the proceeds received by a Seller PSA Entity upon the issuance of Equity Securities in connection with the acquisition Transaction;

(i)	the proceeds of any insurance (including all business interruption insurance proceeds) in relation to the Project received by a Seller PSA Entity that have not been used for reinstatement or replacement of the relevant asset to which the insurance proceeds related within 60 days of receipt;

(j)	any final adjustment amount and final adjustment interest amount received by a Seller PSA Entity under the SSA; and

(k)	all other amounts received by a Seller PSA Entity (or to its order) in connection with the Project or its interest in the Project.

(2)	So long as any Permitted Secured Debt referred to in paragraphs (a) or (c) of the definition thereof remains outstanding, unless Purchaser otherwise agrees, all amounts deposited into a Proceeds Account may only be withdrawn in order to be applied in accordance with the provisions of the Cashflow Waterfall.

ARTICLE 3
DEPOSIT

Section 3.1            Deposit

In consideration for the sale and delivery of Refined Silver under and pursuant to the terms of this Agreement, Purchaser hereby agrees to pay to Seller a deposit in cash against the Silver Purchase Price in the amount of the Deposit, payable in accordance with Section 3.2 to the account designated by Seller for this purpose.

Section 3.2           Closing Date Deliveries

(1)	Purchaser shall pay to Seller the Deposit on the Business Day (the “Closing Date”) on which:

(a)	Purchaser has received the documents, agreements and evidence set out in Part 1 of Schedule K in form and substance satisfactory to it; and

(b)	the other conditions set out in Schedule K are satisfied, fulfilled or waived (by the Party entitled to the benefit of the relevant condition);

which date shall not be later than July 1, 2023 (or such later date as Purchaser may agree in its sole and unfettered discretion).

(2)	Each of the conditions set forth in:

(a)	Part 1 of Schedule K is for the exclusive benefit of Purchaser and may only be waived by it in its sole discretion; and

(b)	Part 2 of Schedule K is for the exclusive benefit of Seller and may only be waived by it in its sole discretion.

Section 3.3            Satisfaction of Conditions Precedent

Each Seller PSA Entity shall use all reasonable commercial efforts and take all reasonable action as may be necessary or advisable to satisfy and fulfil all the conditions precedent set forth in Part 1 of Schedule K, as promptly as reasonably practicable.

Section 3.4            Condition Subsequent

(1)	The Seller PSA Entities will use best efforts to complete the Whitewash Procedure as soon as possible following the date hereof, but in any event, the Seller PSA Entities shall complete the Whitewash Procedure prior to the Whitewash Completion Date.

(2)	Within the time periods specified in Schedule L, the Seller PSA Entities shall satisfy and fulfill each of the conditions set out in Schedule L.

Section 3.5            Use of Deposit

The Seller PSA Entities shall ensure that the Deposit is used only for the acquisition of the Project Owner.

ARTICLE 4
TERM

Section 4.1            Term

The term of this Agreement shall commence on the Signing Date and, subject to Section 9.2(1)(c), shall continue until the date that is 20 years after the Signing Date (the “Initial Term”). Purchaser may terminate this Agreement at the end of the Initial Term by providing the Seller PSA Entities, prior to the expiry of the Initial Term, with written notice of its intention to terminate. If Purchaser has not provided such notice prior to the expiry of the Initial Term, then this Agreement shall continue in full force and effect for successive ten-year periods unless and until Purchaser provides written notice to the Seller PSA Entities terminating this Agreement prior to the end of the then current term.

Section 4.2            Uncredited Deposit

If, by the expiry of the term of this Agreement or upon any early termination of this Agreement pursuant to Section 9.2(1)(c) or otherwise upon valid termination of this Agreement, Seller has not sold and delivered to Purchaser an amount of Refined Silver sufficient to reduce the Uncredited Deposit to nil in accordance with this Agreement, then Seller shall pay such Uncredited Deposit to Purchaser within 60 days of demand therefor following the expiry of the term or the termination of this Agreement by Purchaser.

ARTICLE 5
REPORTING; BOOKS AND RECORDS

Section 5.1     Reporting Requirements

(1)	Seller shall deliver to Purchaser a Monthly Report on or before the fifth Business Day after the last day of each calendar month.

(2)	Promptly after the Mine Plan is presented to the board of directors of any Seller Group Entity, and in any event at least once every 12 months, and promptly whenever an update to the Mine Plan is adopted by management of any Seller Group Entity, Seller shall provide to Purchaser such Mine Plan or updated Mine Plan, as applicable, together with the following:

(a)	an updated annual production forecast for silver from the Stream Properties during the upcoming calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);

(b)	the amounts of Payable Silver as forecast for the upcoming calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);

(c)	a list of assumptions used in developing the forecasts referred to in paragraphs (a) and (b), including the types, tonnages, grade and recoveries of ore from the Stream Properties and the operating costs and sustaining capital during the applicable forecast period in the case of the production forecast;

(d)	an updated Reserves Statement and a Resources Statement and the assumptions used in each such statement;

(e)	an updated Base Case Financial Model; and

(f)	details as to any deviation or departure in the processes or operations set out in the Initial Technical Report.

(3)	Seller shall if practicable, notify and consult with Purchaser regarding any matter concerning the Mining Properties that has or, in the opinion of Seller, is reasonably likely to have an Adverse Impact. Seller shall seek to comply with this Section 5.1(3), to the extent reasonably practicable, prior to any public announcement regarding the matter.

(4)	Seller shall give Purchaser written notice of each of the following events promptly upon any Seller PSA Entity becoming aware of such event:

(a)	all material actions, suits, hearings, investigations or proceedings before any Governmental Authority or arbitrator pending or, to any Seller PSA Entity’s knowledge, threatened, against or affecting any Seller Group Entity or with respect to the ownership, use, maintenance or operation of the Mine or Mining Properties;

(b)	the occurrence of an Event of Default or any event or circumstance but for the giving of notice or the lapse of time, or both, would constitute an Event of Default;

(c)	any actual or threatened material default or breach under any Material Contract or any Acquisition Finance Document;

(d)	any actual or threatened material default, breach, revocation, termination or expropriation of any material Authorisation;

(e)	incurrence of any Indebtedness in a principal amount individually or in the aggregate in excess of US$10 million (or its equivalent);

(f)	any material environmental non-compliance;

(g)	any material non-compliance or breach of the Code of Conduct;

(h)	in each case, accompanied by a written statement by a senior officer of Seller setting forth details of the occurrence referred to therein.

(5)	The Seller PSA Entities shall deliver the following financial statements to Purchaser:

(a)	within 120 days after each fiscal year-end of Seller, annual comparative consolidated financial statements of Seller for the year then ended, audited and prepared in accordance with IFRS, together with notes thereto, including details of any Financial Indebtedness, together with a duly executed and completed Annual Compliance Certificate;

(b)	within 90 days after each fiscal year-end of Project Owner and MAC Australia, annual comparative financial statements for the year then ended, unaudited and unconsolidated and prepared in accordance with IFRS, together with notes thereto, including details of any Financial Indebtedness;

(c)	within 45 days after the end of each fiscal quarter of Seller, quarterly unaudited consolidated financial statements of Seller for the three month period then ended, prepared in accordance with IFRS, together with notes thereto, including details of any Financial Indebtedness; and

(d)	within 45 days after the end of each fiscal quarter of Project Owner and MAC Australia, quarterly unaudited financial statements of Project Owner and MAC Australia for the three month period then ended, prepared in accordance with IFRS, together with notes thereto, including details of any Financial Indebtedness.

(e)	To the extent any of the foregoing information is published publicly on Seller’s SEDAR profile or website, such publication shall constitute provision of such information to Purchaser.

(6)	Promptly after preparation of any environmental, social, climate or governance related report with respect to the Project Assets and operation of the Mine by any Seller Group Entity, and promptly following any update to any such report, the Seller PSA Entities shall provide all such reports to Purchaser, unless such information is published publicly on Seller’s SEDAR profile or website. The Seller PSA Entities shall use their commercially reasonable efforts to provide Purchaser with any information with respect to the Mine that it requires for its environmental, social and corporate governance reporting requirements and practices, as reasonably requested from time to time.

(7)	Seller shall provide Purchaser with copies of all compliance certificates, financial, production, environmental or other reports (including the Base Case Financial Model) given by or with respect to any Seller PSA Entity or the Project Owner to any holder of Permitted Secured Debt in their capacity as a debtholder or royalty holder, as applicable, concurrently with the delivery thereof to such holder.

Section 5.2     Books and Records

The Seller PSA Entities shall keep true, complete and accurate Books and Records to enable Purchaser to confirm compliance with the terms and conditions of this Agreement, including the determination of the Payable Silver. The Seller PSA Entities shall:

(a)	provide copies to Purchaser of; and

(b)	permit Purchaser and its authorized representatives and agents to perform audits, reviews and other examinations of,

such Books and Records from time to time, at such reasonable times as Purchaser may request upon reasonable notice and at Purchaser’s sole risk and expense, provided that, absent an Event of Default that has occurred and is continuing, Purchaser and its authorized representatives and agents shall not conduct more than one such audit, review or other examination in any fiscal year of Seller.

Section 5.3     Technical Reports

(1)	The Seller PSA Entities and the Project Owner shall prepare any Technical Report as and when required by Applicable Law.

(2)	If so requested by Purchaser, the Seller PSA Entities shall use commercially reasonable efforts to assist Purchaser in obtaining at the cost of Purchaser (i) consents and certificates from external qualified Persons with respect to Technical Reports pertaining to the Stream Properties as may be necessary to allow Purchaser or its Affiliates to make filings of technical reports prepared in accordance with NI 43-101 or other Applicable Law, to the extent any such reports are required to be filed by Purchaser or its Affiliates under Applicable Law, (ii) other technical data, records or information pertaining to the Stream Properties in the possession or control of the Seller PSA Entities to the extent any such information is required for any technical reports required to be filed by Purchaser or its Affiliates under Applicable Law, and (iii) will use commercially reasonable efforts to cause the authors of such Technical Report to have such Technical Report addressed directly to Purchaser or any Purchaser Affiliate if it files such Technical Report under NI 43-101 (to the extent applicable to Purchaser or any Affiliate thereof) or other Applicable Law.

(3)	If so requested by Purchaser and at Purchaser’s cost, the Seller PSA Entities shall use their commercially reasonably efforts to assist Purchaser (A) in obtaining technical data, records or information pertaining to the Mine in the possession or control of the Seller PSA Entities or any consultants, to the extent that the Seller PSA Entities can control or require the provision of such information from the consultants, and (B) otherwise in conducting its own diligence of the Mine (including access thereto), in each case (x) if Purchaser or any Purchaser Affiliate prepares and files a Technical Report on the Stream Properties in accordance with NI 43-101 (to the extent applicable to Purchaser or any Affiliate thereof) or other Applicable Law and such information is reasonably necessary to permit Purchaser or any Purchaser Affiliate to prepare such technical report or (y) to facilitate the reliance by Purchaser or any Purchaser Affiliate on any exemption available from the requirement to file any such report.

(4)	Prior to the filing by Purchaser or any of its Affiliates of any Technical Report on the Mine, Purchaser will give the Seller PSA Entities a reasonable opportunity to review and comment on such Technical Report (and Purchaser shall consider in good faith any comments provided by the Seller PSA Entities), and shall provide to the Seller PSA Entities a final copy or an advance draft copy of any such Technical Report before it is filed or otherwise made publicly available and in any event not less than 5 Business Days before it is so filed. Purchaser agrees that neither the Seller PSA Entities nor any of their Affiliates shall assume any liability in connection with any disclosure by Purchaser or any of its Affiliates with respect to the Mine, including in connection with any Technical Report prepared or filed by Purchaser or any of its Affiliates that contains information concerning the Mine that was disclosed to Purchaser or its Affiliates hereunder. Purchaser shall not be entitled to exercise its rights provided above with respect to the preparation by Purchaser of a Technical Report, in the event that there is a current and complete Technical Report for the Mine that complies with all applicable legal and regulatory requirements and which has been addressed to Purchaser and all consents necessary for Purchaser (including those of third party qualified persons) to rely on and publicly file such Technical Report for the purposes of Applicable Law have been provided to Purchaser.

Section 5.4     Inspections

Subject at all times to the workplace rules and supervision of the Project Owner, and provided any rights of access do not interfere with any exploration, development, mining or processing work conducted on the Mining Properties, the Seller PSA Entities hereby grant to Purchaser and its representatives and agents, at reasonable times and upon reasonable notice and at Purchaser’s sole risk and expense, the right to access and physically inspect the Books and Records and the Mining Properties, in each case to monitor Project Owner’s mining and processing operations on the Stream Properties, to confirm compliance with the terms and conditions of this Agreement, or to otherwise monitor and review mining and processing operations. Absent an Event of Default that has occurred and is continuing, Purchaser and its authorized representatives and agents shall not exercise its rights under this Section more than once per fiscal year of Seller except where required for the purposes of preparing a required Technical Report in accordance with Section 5.3.

Section 5.5     Effective Date of Rights

The rights of Purchaser under Section 5.1 to Section 5.4 of this Agreement are effective on and from the date that Completion occurs.

Section 5.6     Confidentiality

(1)	Each Party agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors, agents and representatives to maintain as confidential and not to disclose any information (whether written, oral or in electronic format) received or reviewed by such Party (a “Receiving Party”) from any other Party, its Affiliates, employees, officers, directors, advisors, agents or representatives (a “Disclosing Party”) as a result of or in connection with this Agreement (“Confidential Information”), except in the following circumstances:

(a)	a Receiving Party may disclose Confidential Information to its professional advisors, including its auditors, legal counsel, lenders, brokers, underwriters and investment bankers and prospective financing or acquisition parties;

(b)	subject to Section 5.6(3) and Section 11.7, a Receiving Party may disclose Confidential Information where that disclosure is necessary to comply with any Applicable Law;

(c)	a Receiving Party may disclose Confidential Information where such information is already public knowledge other than by a breach of the confidentiality terms of this Agreement or is known by the Receiving Party prior to the entry into of this Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations;

(d)	with the approval of the Disclosing Party;

(e)	a Receiving Party may disclose Confidential Information to those of its and its Affiliates’ directors, officers, employees and agents who need to have knowledge of the Confidential Information;

(f)	in connection with any legal proceeding arising in connection with this Agreement, but any such disclosure shall be subject to such confidentiality procedures as may be reasonably requested by the Disclosing Party and approved by the court; and

(g)	to the extent required by a Person that is party to the Intercreditor Deed, Senior Facility Agreement, Glencore Royalty Deed or Mezzanine Debt Facility Agreement in connection with the transactions contemplated thereunder.

(2)	Each Party shall ensure that its and its Affiliates’ employees, directors, officers and agents and those persons listed in Section 5.6(1)(a) and Section 5.6(1)(e), are made aware of this Section 5.6 and comply with the provisions of this Section 5.6. Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by such persons. In addition, each Party has the right to pursue causes of action or other acts against such persons.

(3)	If a Party is required to file this Agreement in any public registry, filing system or depository, including SEDAR in order to comply with Applicable Law, it shall notify the other Parties of such requirement within two Business Days of the date of this Agreement, and the Parties shall consult with each other with respect to any proposed redactions to the Agreement in compliance with Applicable Law before it is filed in any such registry, filing system or depository.

ARTICLE 6
COVENANTS

Section 6.1     Conduct of Operations

(1)	Subject to Section 6.1(2), all decisions regarding the Mine and the Mining Properties (including the Mineral Processing Facilities), including all decisions concerning the methods, extent, times, procedures and techniques of any: (i) exploration, development and mining related to the Mine, including spending on operating and capital expenditures; (ii) leaching, milling, processing or extraction; (iii) materials to be introduced on or to the Mining Properties; and (iv) sales of Minerals and terms thereof shall be made by the Project Owner, in its sole discretion.

(2)	The Seller PSA Entities shall, and shall cause each other applicable Seller Group Entity to, carry out and perform all mining operations and activities pertaining to or in respect of the Mine, the Stream Properties and the Mineral Facilities in a commercially prudent manner and in accordance with all Applicable Laws, the Authorisations, the Mine Plan and in accordance with Good Practice Standards. In addition, the Seller PSA Entities shall, and shall cause the other applicable Seller Group Entities to:

(a)	ensure that all cut-off grade, short term mine planning, long term mine planning and production decisions concerning the Stream Properties shall be based on silver prices typical of normal industry practice and be made on the assumption that the Project Owner is receiving payment for all silver produced at the Stream Properties at Silver Market Prices; and

(b)	assume silver prices typical of normal industry practice and that the Project Owner is receiving payment for all silver produced at the Stream Properties at market prices, without any consideration of the financial impact of this Agreement: (A) in any resource or reserve determination, short term mine planning, long term mine planning and production decisions concerning the Stream Properties; (B) in any studies, analyses or decisions regarding the nature or location of the ore to be mined on, the sequence of mining operations or any related financing thereof; and (C) in any determination to operate, modify, suspend or terminate the Mineral Processing Facilities.

(3)	For greater certainty, nothing in this Section 6.1 shall require the Seller PSA Entities or any of their Affiliates or any other Person to operate or continue operating the Mine if Project Owner has determined that the exploitation of the Stream Properties is not, at the relevant time, economically feasible taking into account the principles in Section 6.1(2).

Section 6.2     Processing/Commingling

(1)	The Seller PSA Entities shall process all Minerals through the Mineral Processing Facilities and ensure such processing occurs at the Mineral Processing Facilities in a manner consistent with the processing methods described in the Mine Plan. The Seller PSA Entities shall not process Other Minerals through the Mineral Processing Facilities, except in accordance with Section 6.2(2).

(2)	Without limiting Section 6.2(1), the Seller PSA Entities shall not and shall ensure that no Seller Group Entity or other Person processes Other Minerals through the Mineral Processing Facilities, or commingles such Other Minerals with, Minerals mined, produced, extracted or otherwise recovered from the Stream Properties, unless (i) the applicable Seller Group Entity has adopted and employs reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a “Commingling Plan”), such Commingling Plan to ensure the division of Other Minerals and Minerals for the purpose of determining the quantum of Minerals; (ii) Purchaser shall not be disadvantaged as a result of the processing of Other Minerals in priority to, or concurrently with, the Minerals, or Seller, acting reasonably, shall have entered into an agreement to compensate Purchaser for any such disadvantage providing for a commensurate stream interest in such Other Minerals or another form of compensation (a “Compensation Agreement”); (iii) Purchaser has approved the Commingling Plan and, if applicable, the Compensation Agreement, such approval not to be unreasonably withheld; (iv) the Seller PSA Entities shall keep all books, records, data, information required by the Commingling Plan for the same period of time as is required by the applicable taxation authorities for the retention of financial records; and (v) the Seller PSA Entities shall keep all samples required by the Commingling Plan in accordance with Good Practice Standards. The Seller PSA Entities agree to revisit the Commingling Plan and the Compensation Agreement if Purchaser determines that circumstances have changed, in order to ensure that the Commingling Plan continues to provide for the accurate measurement of Minerals and the Compensation Agreement reasonably compensates Purchaser for any disadvantage. For greater certainty, the foregoing does not apply to the handling of Minerals by an Offtaker in accordance with its standard operating procedures and Good Practice Standards.

Section 6.3     Preservation of Corporate Existence

(1)	Except for the Merger or as permitted by Section 6.6, each Seller PSA Entity shall do all things necessary or advisable to maintain its corporate existence and, in the case of Seller, remain a resident in Jersey for income tax purposes and not become a resident in Canada or in Australia for tax purposes. Seller shall maintain a registered office in Jersey and otherwise ensure that it satisfies all conditions required to remain a company registered in the Jersey.

(2)	Without limiting Section 6.6 and Section 11.12, other than to the extent it is a Permitted Transaction, no Seller PSA Entity shall consolidate, amalgamate with, or merge with or into, or Transfer all or substantially all of its assets to, or reorganize, reincorporate or reconstitute into or as another entity or participate in a demerger, or continue to any other jurisdiction or consummate a similar corporate event unless: (i) at the time of such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, demerger, Transfer, continuance or similar corporate event, the resulting, consolidated, surviving or transferee entity/(ies) assumes in favour of Purchaser all the obligations of such Seller PSA Entity under each Silver Stream Document to which such Seller PSA Entity is a party; (ii) Purchaser has provided its prior written consent to such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, demerger, Transfer, continuance or similar corporate event, such consent not to be unreasonably withheld; and (iii) each Seller PSA Entity acknowledges, confirms and agrees in favour of Purchaser that its obligations under each Silver Stream Document to which it is a party continue in full force and effect despite such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, demerger, Transfer, continuance or similar corporate event.

Section 6.4     Insurance

(1)	The Seller PSA Entities shall maintain with reputable insurance companies, insurance (including business interruption insurance) with respect to the Project Assets and the operations of the Project Owner conducted on and in respect of the Mine against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar operations in similar locations, which shall include insurance on each shipment of Minerals from the Mine to the extent such insurance is available to the Seller PSA Entities on reasonable commercial terms, until risk of loss for such shipment has been transferred to the Offtaker.

(2)	Seller shall, upon request of Purchaser, furnish to Purchaser a certificate setting forth the nature and extent of all insurance maintained by or on behalf of the Seller PSA Entities in accordance with Section 6.4(1) and confirming its adequacy and sufficiency. Seller shall, upon the request of Purchaser, provide Purchaser with copies of all insurance policies as in effect from time to time relating to the Project Assets.

(3)	All of the insurance policies relating to the Project Assets and the operations conducted thereon (and all policies of reinsurance issued in connection therewith) shall specify Purchaser as an additional insured and as a loss payee and contain such endorsements in favour of Purchaser as Purchaser shall reasonably require.

(4)	The Seller PSA Entities shall not do or omit to do anything, or cause anything to be done or omitted to be done, whereby any insurance required to be effected hereunder would, or would be likely to, be rendered void or voidable or suspended, impaired or defeated in whole or in part.

Section 6.5     Project Assets

The Seller PSA Entities shall:

(a)	except pursuant to a Transfer in compliance with Section 6.6, cause the Project Owner to be the only legal and beneficial owner of, and ensure that, other than as arising under the Permitted Encumbrances or as a result of a Permitted Disposal, no other Person holds or acquires any ownership right, title or interest in, the Project Assets;

(b)	subject to Section 6.13, keep the Stream Properties in good standing;

(c)	cause the Project Owner to maintain all Authorisations necessary to operate the Mine in good standing and construct, develop and operate the Mine in a commercial prudent manner consistent with the Mine Plan and Good Practice Standards and in compliance with all Applicable Laws; and

(d)	if Project Owner intends to stockpile, store, warehouse or otherwise place Minerals off the Stream Properties, before doing so, the Seller PSA Entities shall obtain from the property owner, operator or both, as applicable, where such stockpiling, storage, warehousing or other placement occurs, to provide in favour of Purchaser a written acknowledgement in form and substance satisfactory to Purchaser, acting reasonably, which provides that Project Owner’s and/or its Affiliates’, as applicable, rights to the Produced Silver shall be preserved and which acknowledges Purchaser’s Encumbrances thereon and provides Purchaser with a right of access in the event of enforcement by Purchaser of the Silver Stream Security Documents.

Section 6.6     Transfers

(1)	Except with the prior written consent of Purchaser, the Seller PSA Entities shall not, and shall cause the other Seller Group Entities to not:

(a)	permit, suffer or allow the Project Owner to Transfer, in whole or in part, or otherwise cease to hold (other than as contemplated by Section 6.13 or Section 6.6(3) or a transfer of Minerals in the ordinary course of business) all beneficial and legal title of, the Mining Properties and the other Project Assets or any right, title or interest therein;

(b)	Transfer, in whole or in part, or otherwise cease to hold (other than as contemplated by Section 6.13 or Section 6.6(3)), their direct or indirect interests in MAC Australia and the Project Owner; or

(c)	agree to, or enter into any agreement, arrangement or other transaction with any Person that would cause, or otherwise allow or permit to exist, a Change of Control of any Seller PSA Entity.

(2)	Notwithstanding Section 6.6(1)(c), the prior written consent of Purchaser shall not be required in connection with a Change of Control of Seller if:

(a)	the Acquiror is an Approved Acquiror;

(b)	the Acquiror (if the Acquiror is not controlled by any other person) or the Person that is not controlled by any other Person that controls the Acquiror executes and delivers to Purchaser on the closing of such Change of Control a guarantee of the payment and performance of all of the Silver Stream Obligations, substantially in form and substance as set out in the Guarantee, and satisfactory to Purchaser, acting reasonably;

(c)	there is no Event of Default (or an event which with notice or lapse of time or both would become an Event of Default) that has occurred and is continuing as at the date of the Change of Control; and

(d)	each Seller PSA Entity acknowledges, confirms and agrees in favour of Purchaser that its obligations under each Silver Stream Document to which it is a party continue in full force and effect both before and after giving effect to such Change of Control.

(3)	Notwithstanding Section 6.6(1)(a), the Project Owner may proceed with any Permitted Disposal.

Section 6.7     Offtake Agreements

(1)	The Seller PSA Entities shall ensure that: (i) when Minerals that contain any marketable metal are to be sold or otherwise disposed of, all such Minerals are sold by Seller to an Offtaker pursuant to an Offtake Agreement; and (ii) no Seller Group Entity shall smelt, refine or beneficiate any Produced Silver and the final sale or delivery of Produced Silver shall only be made to an Offtaker pursuant to an Offtake Agreement.

(2)	The Seller PSA Entities shall ensure that all Offtake Agreements entered into by Seller (or any other Seller Group Entity) shall be on commercially reasonable arm’s length terms and conditions for marketable and metal-bearing material similar in make-up and quality to those derived from the Minerals, and shall include (i) industry standard reporting and payment settlement protocols, (ii) provisions that require the delivery of metals return statements, provisional and final settlement sheets and invoices and certificates for final shipped moisture content and analyses and assays evidencing the amount of Minerals, and (iii) provisions that require appropriate and separate sampling, assaying, weighing and moisture determination procedures so that Seller (or any other Seller Group Entity) and the applicable Offtaker can determine the grade or content of silver, copper and other metals in each delivery to an Offtaker.

(3)	The Seller PSA Entities shall, and shall cause the other Seller Group Entities to, deliver all Minerals that include marketable metal to each Offtaker in such quantity, description and amounts and at such times and places as required under and in accordance with each Offtake Agreement.

(4)	Seller shall promptly provide to Purchaser confirmation of the terms of any such Offtake Agreement and, within 5 days after the execution thereof by each of the parties thereto, Seller shall provide to Purchaser a final signed copy of such Offtake Agreement and use its commercially reasonable efforts to avoid any requirement for the redaction of any part thereof, failing which, such Offtake Agreement shall be provided subject to the redactions required by any such Offtake Agreements.

Section 6.8     Material Contracts

(1)	The Seller PSA Entities shall take, and shall cause the other Seller Group Entities to take, all commercially reasonable steps to enforce their respective rights and remedies under each Material Contract with respect to any breaches of the terms thereof (including in the case of any Offtake Agreement, any breaches relating to the timing and amount of Offtaker settlements). Seller shall promptly notify Purchaser in writing when any dispute arising out of or in connection with any Material Contract is commenced and shall provide Purchaser with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be.

(2)	The Seller PSA Entities shall promptly following execution thereof deliver to Purchaser copies of all Material Contracts and any and all amendment thereto.

(3)	Upon the request of Purchaser following:

(a)	any Seller PSA Entity entering into a new Material Contract; or

(b)	a Person obtaining an interest in a Tenement, in each case that Purchaser determines, after consulting Seller in good faith, requires a side agreement, the relevant Seller PSA Entity shall enter into, and each Seller PSA Entity shall use its reasonable endeavours to procure that the counterparty to the Material Contract enters into a side agreement in form and of substance satisfactory to Purchaser (acting reasonably) under which that counterparty consents to the Seller PSA Entity granting Security over all of its rights, title and interest in, to and under the Material Contract or Tenement, as the case may be.

Section 6.9     Restrictions on PSA Entities

(1)	Project Owner shall not, and the Seller PSA Entities shall not permit Project Owner to:

(a)	carry on any business other than the business of operating the Mine including exploration and development activities, and all other ancillary activities related thereto, or as required to perform its obligations under Applicable Law or the Transaction Documents;

(b)	own or lease any real or personal property, other than as required to carry on the business described in Section 6.9(1)(a), except any real or personal property that is not material to Project Owner;

(c)	incur, assume, be liable for or permit to exist any liabilities or obligations (contingent or otherwise, and excluding Financial Indebtedness), other than such liabilities or obligations as reasonably required to carry on the business described in Section 6.9(1)(a);

(d)	incur, assume, be liable for or permit to exist any Financial Indebtedness other than Permitted Indebtedness;

(e)	grant, incur, assume or permit to exist any Encumbrance (other than any Permitted Encumbrances) on the property or assets of Project Owner (including, for greater certainty, the Project Assets); or

(f)	make any loan to, or make any investment in, its direct or indirect security holders or their Affiliates other than, after the Whitewash Completion Date, another Seller PSA Entity or any Permitted Loan.

(2)	Seller shall not:

(a)	carry on any business other than as holding company and as required to perform its obligations under the Transaction Documents and activities ancillary thereto;

(b)	own or lease any real property (other than a lease of immaterial office space) or material personal property (other than holding the Deposit, cash, any Refined Silver to be delivered hereunder or any refined copper to be delivered pursuant to the Copper Stream Documents) and Equity Securities in wholly-owned Subsidiaries;

(c)	incur, assume, be liable for or permit to exist any Financial Indebtedness or other liabilities or obligations (contingent or otherwise), other than: (i) obligations of Seller under the Transaction Documents; (ii) any liabilities and obligations (excluding Financial Indebtedness) necessary for the performance of its obligations under the Transaction Documents; (iii) obligations under any Subordinated Intercompany Debt; (iv) any legal, accounting, tax, administration, corporate maintenance or similar liabilities arising in the ordinary course of its business; or (v) other Permitted Indebtedness;

(d)	grant, incur, assume or permit to exist any Encumbrance on its property or assets, other than the Security and Permitted Encumbrances; or

(e)	make any loan to, guarantee the obligations of, provide for other credit support for, or make any investment in, its direct or indirect Subsidiaries, other than by way of Subordinated Intercompany Debt or any Permitted Loan.

(3)	MAC Australia shall not:

(a)	carry on any business other than holding the shares of Project Owner or as required to perform its obligations under the Transaction Documents;

(b)	own or lease any real property or own or lease any personal property, other than as required to carry on the business described in Section 6.9(3)(a), other than the shares of Project Owner and cash or investment securities;

(c)	incur, assume, be liable for or permit to exist any liabilities or obligations (contingent or otherwise, and excluding Financial Indebtedness), other than such liabilities or obligations as reasonably required to carry on the business described in Section 6.9(3)(a);

(d)	incur, assume, be liable for or permit to exist any Financial Indebtedness other than (i) its obligations under the Transaction Documents; (ii) any liabilities and obligations (excluding Financial Indebtedness) necessary for the performance of its obligations under the Transaction Documents; (iii) obligations under any Subordinated Intercompany Debt; or (iv) any legal, accounting, tax, administration, corporate maintenance or similar liabilities arising in the ordinary course of its business;

(e)	grant, incur, assume or permit to exist any Encumbrance (other than any Permitted Encumbrances) on any present or after acquired property or assets of MAC Australia; or

(f)	make any loan to or make any investment in, its direct or indirect security holders or their Affiliates other than another Seller PSA Entity and by way of Subordinated Intercompany Debt or any Permitted Loan.

Section 6.10     Separation Requirements

The Seller PSA Entities shall ensure that the Project Owner and each other Seller PSA Entity will be treated for all purposes as a separate Person in its dealings from all other Persons (including other Seller PSA Entities), including by ensuring that each of the Project Owner and the other Seller PSA Entities will (i) maintain books and records separate from any other Person; (ii) maintain its accounts separate from those of any other Person; (iii) conduct its own business in its own name; (iv) maintain separate financial statements or records (noting that this does not limit or prohibit the Seller Group Entities or the Seller PSA Entities preparing consolidated financial statements); (v) pay any liabilities out of its own funds; (vi) use separate invoices and cheques; (vii) hold itself out as a separate Person; (viii) correct any known misunderstanding regarding its separate identity; and (ix) engage in dealings with its Affiliates in a manner that respects its separate corporate identity.

Section 6.11     Related Party Transactions

Without limiting any other provision of this Agreement, the Seller PSA Entities shall ensure that any Related Party Transaction entered into by the Seller PSA Entities shall be:

(a)	in the ordinary course of business, at prices and on terms and conditions that are commercially reasonable and could be obtained in a similar arm’s length transaction; and

(b)	subject to a Subordination Deed in accordance with Section 7.1(5).

Section 6.12     Distributions.

The Seller PSA Entities and the Project Owner shall not:

(a)	make any Distribution other than: (i) Distributions by the Project Owner and MAC Australia necessary for, and used by, Seller to fulfill its Silver Stream Obligations and Copper Stream Obligations; (ii) Distributions by the Project Owner and MAC Australia in a reasonable amount in respect of management salaries, director and auditor’s fees and similar expenses of Seller relating to the administration of the Project Owner as required pursuant to any Related Party Transaction that complies with the requirements of Section 6.11; (iii) Distributions by the Project Owner to MAC Australia provided that each of the Project Owner and MAC Australia has delivered the Silver Stream Security Documents required to be delivered by it pursuant to this Agreement and provided such Silver Stream Security Documents remain in effect; (iv) payments made on account of Permitted Indebtedness or (vi) any other Distribution provided that the amount of cash or Cash Equivalent Investments (net of any redemption costs) freely available to the Seller PSA Entities immediately following the Distribution is not less than US$30,000,000 and no Event of Default is continuing or would occur as a result of making the Distribution;

(b)	upon the occurrence of a Trigger Event and until 90 days after any such Trigger Event has been remedied or in the event the making of a Distribution would cause a Trigger Event, make any Distribution other than Distributions by the Project Owner and MAC Australia necessary for, and used by, Seller to fulfill its Silver Stream Obligations and Copper Stream Obligations; or

(c)	permit Project Owner or any Seller PSA Entity to be subject to any restrictions on its ability to make Distributions (whether by way of dividend, debt repayment or otherwise) to MAC Australia or Seller that would impede in any manner Seller’s ability to make payments under this Agreement to Purchaser as and when provided for herein.

Section 6.13     Abandonment

Project Owner may abandon, surrender, relinquish or allow to lapse or expire any of the Stream Properties (an “Abandonment”, and “Abandon” and “Abandoned” shall have corresponding meanings) if Project Owner determines, acting in a commercially reasonable manner, that it is not economical to mine the Minerals from such Stream Properties that it proposes to Abandon and the Seller PSA Entities have provided Purchaser with at least ninety (90) days’ prior written notice of such Abandonment and the Seller PSA Entities have not received from Purchaser, at least 30 days before the proposed date of the Abandonment, written notice that Purchaser desires Project Owner to convey or cause the conveyance of such Stream Properties to be Abandoned (the “Abandonment Property”) to Purchaser or an assignee thereof. If such a written notice is received by the Seller PSA Entities from Purchaser, the Seller PSA Entities shall, in exchange for consideration of one U.S. Dollar, acting in good faith, use commercially reasonable efforts to convey or cause the conveyance of the Abandonment Property to Purchaser on an as is, where is basis and at the sole cost, risk and expense of Purchaser and shall thereafter have no further obligation to maintain the title to such Abandonment Property. If Purchaser does not give such written notice to the Seller PSA Entities within the prescribed period of time, Project Owner may Abandon such Abandonment Property and shall thereafter have no further obligation to maintain the title to such Abandonment Property or maintain such Abandonment Property in good standing.

Section 6.14     Right of First Refusal

(1)	On or before the later of (i) the seventh (7th) anniversary of the Closing Date and (ii) the date on which Purchaser together with any Affiliate of Purchaser ceases to hold or control more than 5% of the issued and outstanding common shares in the capital of Seller, if Seller or any Affiliate thereof (the “Vendor”) receives a Definitive Offer from a third party that would be binding upon acceptance by the Vendor (a “Third Party Offer”), to purchase a royalty, stream, participation, production or similar interest or to enter into any agreement that is similar to a royalty, stream, participation or production interest agreement, in each case, in respect of or with reference to any metals, minerals or products or by-products of whatever kind and nature and in whatever form or state, in, under or upon the surface or subsurface of any property now or hereafter owned or acquired by Seller or any of its Affiliates (collectively, a “ROFR Interest”), and the Vendor is willing to accept that Third Party Offer, then the Seller PSA Entities shall cause the Vendor, by notice in writing delivered to Purchaser, to offer to sell all, but not less than all, of the ROFR Interest so sought to be purchased by the third party under the Third Party Offer to Purchaser at the same price and otherwise upon the same terms and conditions as are contained in the Third Party Offer, and to provide to Purchaser the best available information that any Seller Group Entity has with respect to the ROFR Interest (including any information provided to the third party) (the “ROFR Offer”); provided that, if the Third Party Offer includes non-cash consideration that is personal to the third party (including shares of the third party), then Purchaser shall be entitled to substitute such non-cash consideration with cash or non-cash consideration that is personal to Purchaser (including shares of Purchaser or any of its Affiliates) with the same or greater value, liquidity and marketability as the third party’s non-cash consideration. For purposes of this Section, “Definitive Offer” means a definitive agreement containing all the terms and conditions of the ROFR Interest and the purchase thereof that will become binding upon the Vendor and the applicable third party upon execution by the Vendor.

(2)	Purchaser may, within 45 days from the date of delivery of the ROFR Offer, agree to purchase 50% or 100% of the ROFR Offer by notice in writing delivered to the Vendor, in which event it shall then become a binding agreement of purchase and sale between Purchaser and the Vendor at the price and upon the terms and conditions contained in the ROFR Offer and Purchaser acceptance notice; provided that:

(a)	if so elected by Purchaser in its acceptance notice and without affecting the binding nature of the agreement between the Vendor and Purchaser, Purchaser may require that the terms and conditions contained in the ROFR Offer be amended to require that mineral sales and deliveries be sold and delivered to Purchaser pursuant to a transaction structure substantially similar to the transaction structure contemplated by this Agreement (including the use of counterparties that are not resident in Canada being required to deliver minerals to Purchaser) and any non-cash consideration personal to the third party may be substituted by Purchaser as provided in Section 6.14(1) in each case rather than as contemplated in the ROFR Offer; provided further that such amendment does not adversely change the economic substance of the amended ROFR Offer as compared to the Third Party Offer; and

(b)	if Purchaser agrees to purchase 50% of the ROFR Offer, such acceptance will be conditional on the remaining 50% of the ROFR Offer being sold to the applicable third party who has made the Third Party Offer.

(3)	If Purchaser only agrees to purchase 50% of the ROFR Offer, then the Vendor shall sell the remaining 50% (but not less than 50%) of such ROFR Offer to the applicable third party who had made the Third Party Offer, with the closing of Purchaser’s 50% interest and the third party’s 50% interest taking place concurrently. If the Vendor and the third party have not entered into a binding, written agreement pertaining to the remaining 50% of the ROFR Offer (the “50% Agreement”) within 10 days of receiving Purchaser acceptance notice under Section 6.14(2), then Seller and the Vendor shall again be required to comply with the terms of this Agreement with respect to the Third Party Offer before selling the ROFR Interest that is subject to the Third Party Offer to a third party. Seller shall provide Purchaser with a copy of the 50% Agreement promptly once it is executed and delivered, and shall execute and deliver to Purchaser at the completion of the transactions contemplated by the 50% Agreement a certificate of a director or senior officer of Seller certifying that the sale of the 50% ROFR Interest to the third party was completed pursuant to the terms of the Third Party Offer

(4)	If Purchaser does not accept the ROFR Offer, then the Vendor shall be free to sell all (but not less than all) of such ROFR Interest to the applicable third party pursuant to the Third Party Offer. If the Vendor and the third party have not entered into a binding, written agreement pertaining to all (but not less than all) of such ROFR Interest (the “Third Party Agreement”) within 10 days of the expiry of the 45 day period set forth in Section 6.14(2) then Seller and the Vendor shall again be required to comply with the terms of this Agreement with respect to that Third Party Offer before selling the ROFR Interest that is the subject to the Third Party Offer to a third party. Seller shall provide Purchaser with a copy of the Third Party Agreement promptly once it is executed and delivered, and shall execute and deliver to Purchaser at the completion of the transactions contemplated by the Third Party Agreement a certificate of a director or senior officer of Seller certifying that the sale of the ROFR Interest to the third party was completed pursuant to the terms of the Third Party Offer.

(5)	Notwithstanding Section 6.14(1), a ROFR Interest shall not include any Vendor Take-Back Transaction. For purposes of this Section, “Vendor Take-Back Transaction” means, with respect to any purchase by Seller of any mining property, the retention by the vendor of such mining property of a royalty, stream, participation production or similar interest granted on base metals produced from such mining property in partial consideration of the purchase price payable by Seller for such mining property, but noting, for the avoidance of doubt that this does not include the Glencore Royalty.

(6)	For greater certainty, the provisions of this Section 6.14 will survive any transaction undertaken by Seller or any Affiliate, including a Change of Control permitted by Section 6.6(2), and continue to apply to any Third Party Offer for a ROFR Interest received by Seller or any Affiliate of Seller regardless of whether Seller continues to be the ultimate parent company of MAC Australia and/or the Project Owner.

(7)	The Section 6.14 is conditional on Completion occurring and the Deposit being paid to Seller in accordance with this Agreement and is of no effect until Completion has occurred and the Deposit had been paid.

Section 6.15     Code of Conduct

(1)	Within twelve months of the Closing Date, Seller shall cause the Seller Group Entities to establish a code of conduct setting out the principles to guide the conduct of business and affairs of the Seller Group Entities including environmental and governance standards, relationship with indigenous peoples and communities in which it operates and compliance with Anti-Corruption Laws and Anti-Terrorism Laws. Such code of conduct shall be satisfactory to Purchaser, acting reasonably and approved by the board of directors of Seller and the other Seller Group Entities (the “Code of Conduct”).

(2)	Seller shall abide by the Code of Conduct and shall take all commercially reasonable steps to obtain compliance by its employees, consultants and agents with the Code of Conduct.

(3)	Seller shall not, and shall cause the Seller Group Entities to not, terminate, replace, amend or otherwise vary the principles set out in the Code of Conduct except as considered necessary or appropriate to adhere to higher standards or practices.

(4)	Within twelve months of the Closing Date, Seller shall join the United Nations Global Compact, implement the principles thereof and comply with the applicable reporting obligations thereunder.

Section 6.16     Anti-Corruption and Anti-Terrorism Laws

The Seller PSA Entities shall, and shall cause each Seller Group Entity to (i) comply with applicable Anti-Terrorism Laws and Anti-Corruption Laws, (ii) refrain from dealing in, or otherwise engaging in any transaction related to, any property or interests in property obtained in contravention or blocked pursuant to any applicable Anti-Terrorism Laws or Anti-Corruption Laws, or engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Anti-Terrorism Laws or Anti-Corruption Laws, and (iii) take all measures appropriate in the circumstances (in any event as required by Applicable Law) to provide reasonable assurance that each Seller Group Entity is and will continue to be in compliance with applicable Anti-Terrorism Laws and Anti-Corruption Laws.

Section 6.17     Sanctions

(1)	Each Seller PSA Entity shall not, and shall cause each Seller Group Entity to not, engage in, or be a party to, any transaction or activity:

(a)	with a Sanctioned Person;

(b)	with a Person who is owned or controlled, either directly or indirectly, by, or is otherwise acting on behalf of, a Sanctioned Person;

(c)	that is for the benefit of a Sanctioned Person; or

(d)	that would amount to a breach of any applicable Sanctions.

(2)	Neither any Seller PSA Entity nor any of its shareholders, Affiliates, directors, officers, employees, agents or representatives will directly or indirectly, use the proceeds of the Deposit or any Silver Cash Price payable hereunder, or lend, contribute, or otherwise make available such proceeds to any Affiliate, joint venture partner, or other Sanctioned Person:

(a)	to fund any activities or business of or with a Sanctioned Person or for the benefit of a Sanctioned Person; or

(b)	in any manner that would be prohibited by applicable Sanctions or would otherwise cause Purchaser to be in breach of any applicable Sanctions.

(3)	Each Seller PSA Entity undertakes that it will not fund any of its operations or deliveries of Refined Silver hereunder with proceeds derived from any transaction that would be prohibited by applicable Sanctions or would otherwise cause Purchaser to be in breach of any applicable Sanctions.

Section 6.18     Financial Covenants

(1)	The Seller PSA Entities shall ensure that at all times:

(a)	the ratio of Total Net Debt to EBITDA shall:

(i)	on any date during the period from the Closing Date to the date falling 12 months after the Closing Date:

(A)	be not more than 3.25:1 if there are no Copper Stream Obligations outstanding on that date;

(B)	be not more than 3:50:1 if any Copper Stream Obligations are outstanding on that date; and

(ii)	on any date thereafter:

(A)	be not more than 3:00:1.00 if there are no Copper Stream Obligations outstanding on that date;

(B)	be not more than 3:25:1.00 if any Copper Stream Obligations are outstanding on that date;

(b)	prior to the Deposit Reduction Date, the Reserve Tail Ratio is projected to be greater than 25% at the latest maturity date of any and all Permitted Secured Debt referred to in paragraph (a) and (c) of the definition thereof; and;

(c)	prior to the Deposit Reduction Date, the aggregate of Available Cash and Cash Equivalent Investments of MAC Australia and its Subsidiaries is at least US$30,000,000.. During the period from the Closing Date to the date falling 12 months after the Closing Date, the calculation of Available Cash will include any undrawn portion of Facility B under the Senior Project Acquisition Facility.

(2)	The covenants in Section 6.18(1) shall be tested as at each date an Annual Compliance Certificate must be delivered in accordance with Section 5.1(5)(a). The covenants in Section 6.18(1)(a) and Section 6.18(1)(c) shall be tested by reference to the latest financial statements delivered under Section 5.1(5)(a) and the covenant in Section 6.18(1)(b) shall be tested by reference to the Base Case Financial Model.

(3)	If a covenant set out in Section 6.18(1)(a) or Section 6.18(1)(c) is not satisfied at any time (a "Relevant Breach"), a Seller PSA Entity may procure that the Relevant Breach is cured in accordance with Section 6.18(4).

(4)	Subject to Section 6.18(5), a Relevant Breach may be cured by a Seller PSA Entity prepaying the Senior Project Acquisition Facility in part in such as amount as would result in the relevant covenant in Section 6.18(1) being complied with no later than 30 days after notifying Purchaser of an actual or anticipated breach of such covenant. The prepayment must be funded by either or both of:

(a)	a subscription for shares or other equity interests in Seller or other cash funding from a Seller PSA Entity; or

(b)	proceeds from any subordinated loans (or other financial accommodation) which are permitted as Permitted Indebtedness.

(5)	Seller shall not be entitled to the remedy set out in to Section 6.18(4) if:

(a)	Seller has already exercised the remedy three times since the Closing Date; or

(b)	during the period since the covenant was last tested.

Section 6.19     Taxation

(1)	Each Seller PSA Entity and the Project Owner shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to Purchaser under Section 5.1(5); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have an Adverse Impact.

(2)	No Seller Group Entity may change its residence for Tax purposes.

(3)	Each Seller PSA Entity undertakes to ensure that the Tax Sharing Agreement and Tax Funding Agreement delivered pursuant to Section 3.2(1) are maintained in full force and effect and that each member of that Tax Consolidated Group complies with that Tax Sharing Agreement and Tax Funding Agreement, and they are not varied without Purchaser’s consent.

(4)	No Seller PSA Entity may enter into a deed of cross guarantee or assumption deed with any entity which is not a Seller PSA Entity for the purposes of ASIC Corporations (Wholly-owned Companies) Instrument 2016/785.

Section 6.20     Derivative Transactions

So long as any Permitted Secured Debt referred to in paragraph (a) or (c) of the definition thereof is outstanding, no Seller PSA Entity shall enter into any Derivative Transaction other than (i) MAC Australia; (ii) in accordance with the Approved Hedging Programme – Project Chariot 2023 provided to Purchaser prior to the Closing Date, as amended from time to time in accordance with the Senior Facility Agreement; and (iii) in the case of any interest rate or foreign exchange Derivative Transaction with the prior written consent of Purchaser (not to be unreasonably withheld).

ARTICLE 7
GUARANTEES AND SECURITY

Section 7.1     Guarantees and Security

(1)	On or prior to the Closing Date, MAC Australia shall (i) execute and deliver a guarantee in favour of Purchaser, in form and substance satisfactory to Purchaser, acting reasonably, guaranteeing the payment and performance, when due, of all Silver Stream Obligations (the “Holdco Guarantee”) and (ii) grant to Purchaser continuing and first ranking priority charges, pledges and security interests in, to and over all of its present and after-acquired property (subject only to Permitted Encumbrances) as security for its obligations under the Holdco Guarantee and the other Silver Stream Documents, all pursuant to the Silver Stream Security Documents listed below its name in Schedule G (collectively, the “Holdco Security Agreements”), in form and substance satisfactory to Purchaser, acting reasonably.

(2)	On or prior to Closing Date, Seller shall grant to Purchaser continuing and first ranking priority charges, mortgages, assignments by way of security, pledges and security interests in, to and over all of its present and after-acquired property, other than the Excluded Shares, (subject only to Permitted Encumbrances) as security for its obligations hereunder and the other Silver Stream Documents, all pursuant to the Silver Stream Security Documents listed below its name in Part I of Schedule G (collectively, the “Seller Security Agreements”), in form and substance satisfactory to Purchaser, acting reasonably.

(3)	Within 5 Business Days following the Whitewash Completion Date and in any event contemporaneously with the execution and delivery of any Transaction Security Document by the Project Owner, the Project Owner shall execute and deliver a guarantee in favour of Purchaser, in form and substance satisfactory to Purchaser, acting reasonably, guaranteeing the payment and performance, when due, of all Silver Stream Obligations (the “Project Owner Guarantee”), in form and substance satisfactory to Purchaser, acting reasonably.

(4)	Within 5 Business Days following the Whitewash Completion Date and in any event contemporaneously with the execution and delivery of any Transaction Security Document by the Project Owner, Project Owner shall grant to Purchaser continuing and first ranking priority charges, pledges and security interests in, to and over all of its present and after-acquired property (subject only to Permitted Encumbrances) as security for its obligations under the Project Owner Guarantee and the other Silver Stream Documents, all pursuant to the Silver Stream Security Documents listed below its name in Schedule G (collectively, the “Project Owner Security Agreements”), in form and substance satisfactory to Purchaser, acting reasonably.

(5)	The Seller PSA Entities shall cause each Seller Group Entity to whom any indebtedness is owed by a Seller PSA Entity (including pursuant to a Related Party Transaction), to execute and deliver a Subordination Deed.

(6)	Subject to the terms of the Intercreditor Deed (so long as it remains in effect), the Seller PSA Entities shall cause all such general security agreements, assignments, real estate mortgages, mining mortgages over the tenements, control agreements, pledges and other agreements, instruments and documents to be executed and delivered, and all such further acts and things to be taken, as Purchaser may from time to time reasonably require to obtain, perfect, maintain and preserve first ranking prior perfected charges and security interests (subject to prior ranking Permitted Encumbrances) in, to and over all of each Seller PSA Entity’s property and assets (other than the Excluded Shares) in all appropriate jurisdictions. In addition to the foregoing, in the event of any acquisition, extension, renewal, replacement, conversion or substitution of any of the Mining Properties (or any part thereof), then Seller PSA Entities shall immediately notify Purchaser of such event and execute and deliver, or cause to be executed and delivered, all agreements, documents, instruments and registrations, and do all such further acts and things as Purchaser may require, to obtain perfect and preserve a first ranking security interest in such tenement, right or interest or resulting tenement, right or interest, or such other Mining Property, as security for the payment and performance, when due, of all Silver Stream Obligations.

(7)	If any Subsidiary of Seller becomes a guarantor of any Permitted Secured Debt referred to in paragraphs (a), (b) or (c) of the definition thereof, then the Seller PSA Entities shall cause such Subsidiary to (i) accede to the Intercreditor Deed as an obligor thereunder, (ii) enter into a guarantee in favour of Purchaser in substantially the same form as the Guarantees and (iii) comply with the obligor’s obligations under clause 2.5 of the Intercreditor Deed (as in effect on the Signing Date).

(8)	The Seller PSA Entities shall not, and shall cause each other Seller Group Entity to not, contest in any manner the effectiveness, validity, binding nature or enforceability of this Agreement or any of the Silver Stream Security Documents.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

Section 8.1     Representations and Warranties of the Seller PSA Entities

The Seller PSA Entities, acknowledging that Purchaser is entering into this Agreement in reliance thereon, hereby jointly and severally make:

(a)	as of the date of execution of this Agreement, the representations and warranties to Purchaser set forth in Parts 1 and 3 of Schedule C; and

(b)	as at the Closing Date, the representations and warranties to Purchaser set forth in Parts 1, 2 and 3 of Schedule C.

Such representations and warranties shall be deemed to be repeated (on the date of the relevant certificate) to the extent that they are certified to be true and correct in a certificate delivered by any Seller PSA Entity pursuant to Section 3.2(1) and Schedule K and each Annual Compliance Certificate.

Section 8.2     Representations and Warranties of Purchaser

Purchaser, acknowledging that the Seller PSA Entities are entering into this Agreement in reliance thereon, hereby makes, as of the date of execution of this Agreement, the representations and warranties to the Seller PSA Entities set forth in Schedule D.

Section 8.3     Survival of Representations and Warranties

The representations and warranties set forth above shall survive the execution and delivery of this Agreement.

Section 8.4     Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Seller PSA Entities, it shall be deemed to refer to the actual knowledge of any director or officer of the Seller PSA Entities, and all knowledge which such persons would have if such Person made due enquiry into the relevant subject matter having regard to the role and responsibilities of such Person as an officer or director of the Seller PSA Entities, as applicable.

ARTICLE 9
DEFAULTS AND DISPUTES

Section 9.1     Events of Default

Each of the following events or circumstances constitutes an event of default (each, an “Event of Default”):

(a)	Seller fails to sell and deliver Refined Silver to Purchaser on the terms and conditions set forth in this Agreement within ten Business Days of receipt of notice from Purchaser notifying Seller of such default;

(b)	any Seller PSA Entity is in breach or default of any of its covenants or obligations set forth in any Silver Stream Document in any material respect (other than a breach or default of the covenants and obligations referenced in Section 9.1(a)), and such breach or default is not remedied within 30 days following the earlier of (i) delivery by Purchaser to Seller of written notice of such breach or default, and (ii) such Person becoming aware of such breach;

(c)	any representations or warranty made or deemed to be made by a Seller PSA Entity in any Silver Stream Document is or proves to be incorrect or misleading in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality), and such breach or default is not remedied within 30 days following the earlier of (i) delivery by Purchaser to Seller of written notice, and (ii) such Person becoming aware of the misrepresentation;

(d)	any Financial Indebtedness of any Seller PSA Entity (i) is not paid when due nor within any original grace period, or (ii) is declared to be or otherwise becomes due and payable before its specified maturity date as a result of a default or review event (however described) or any commitment for any Financial Indebtedness of any Seller PSA Entity is cancelled or suspended by a creditor or any of them as a result of an event of default or review event (however described) or any creditor of any Seller PSA Entity becomes entitled to declare any Financial Indebtedness due and payable prior to its stated maturity date as a result of an event of default or review event (however described). Provided that, no Event of Default will occur under this Section 9.1(d) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling with this Section is less than US$10,000,000 (or its equivalent in any other currency or currencies);

(e)	any action is taken by a Person to enforce any Encumbrance in, over or against any of the Collateral or any of the assets used in connection with the Mine which if successful would result in an Adverse Impact;

(f)	any substantial portion of the Stream Properties or other Project Assets is expropriated by a Governmental Authority, or a Governmental Authority otherwise takes any action the result of which is that all or substantially all of the rights, privileges and benefits pertaining to or associated with all or any part of the Stream Properties cease being for the benefit or entitlement of the Project Owner, whether as a result of ceasing to own such part of the Stream Properties or otherwise;

(g)	a provision of a Silver Stream Document is or becomes or is claimed by a party other than Purchaser to be wholly or partly invalid, void, voidable or unenforceable in any material respect;

(h)	any event or circumstance where the Intercreditor Deed becomes wholly or partly invalid, void, voidable or unenforceable or illegal in any respect;

(i)	it is or becomes unlawful for a Seller PSA Entity to perform any of its obligations under the Silver Stream Documents or any Security created or expressed to be created or evidenced by the Silver Stream Security Documents ceases to be effective or to constitute an Encumbrance having the priority stipulated herein over the Collateral (subject to any Permitted Encumbrances) and any such default has not been remedied within 30 days following the earlier of (i) delivery by Purchaser to Seller of written notice of such event or default, and (ii) any Seller PSA Entity becoming aware of such event or default, provided that: (A) such default is capable of being cured; and (B) Purchaser shall not suffer any material prejudice as a result of the delay;

(j)	the occurrence of a Change of Control of any Seller PSA Entity, other than a Change of Control of Seller that is permitted in accordance with Section 6.6(2);

(k)	the occurrence of an Insolvency Event of Default;

(l)	any event or series of events, whether related or not, occurs (including a material adverse change in the business, assets or financial condition of any Seller PSA Entity or the value of the Collateral) which has or is reasonably likely to have an Adverse Impact;

(m)	any Seller PSA Entity repudiates a Silver Stream Document or evidences an intention to repudiate a Silver Stream Document;

(n)	the shares of Seller are removed from the official list of the New York Stock Exchange; or

(o)	any Event of Default under and as defined in the Copper Purchase Agreement.

Section 9.2     Remedies

(1)	If an Event of Default occurs and is continuing, Purchaser shall have the right, upon written notice to Seller, at its option and in addition to and not in substitution for any other remedies available at law or equity, to take any or all of the following actions in its sole discretion:

(a)	demand all amounts and deliveries owing by any of the Seller PSA Entities to Purchaser, including pursuant to Section 9.3, and set off any such amount in accordance with Section 10.5;

(b)	bring an action for provisional remedies or institute arbitration proceedings for damages or specific performance, in each case, in accordance with Section 9.5;

(c)	terminate this Agreement by written notice to the Seller PSA Entities and, without limiting Section 9.2(1)(a) and Section 9.2(1)(b), demand all Losses suffered or incurred as a result of the occurrence of such Event of Default and termination, including damages based on Purchaser’s loss of the benefits of this Agreement calculated as the greater of (i) the IRR Amount, and (ii) Losses determined in accordance with Section 9.3(4), and all such deliveries and amounts shall become immediately due and payable upon demand; or

(d)	enforce the Security.

(2)	The Parties hereby acknowledge and agree that: (i) Purchaser will be damaged by an Event of Default; (ii) it would be impracticable or extremely difficult to fix the actual damages resulting from an Event of Default; (iii) any sums payable in accordance with Section 9.2(1)(c) (including any sums based on the Stream NPV) with respect to an Event of Default are in the nature of liquidated damages, not a penalty, and are fair and reasonable; and (iv) the amount payable in accordance with Section 9.2(1)(c) or with respect to an Event of Default represents a reasonable estimate of fair compensation for the Losses that may reasonably be anticipated from such Event of Default in full and final satisfaction of all amounts owed in respect of such Event of Default.

Section 9.3     Indemnity

(1)	Each of the Parties agrees to indemnify and save harmless the other Parties and their respective Affiliates and directors, officers, employees and agents from and against any and all Losses suffered or incurred by any of the foregoing Persons in connection with:

(a)	any inaccuracy in or default or breach of any representation or warranty of such Party contained in this Agreement;

(b)	any breach or non-performance by such Party of any covenant or obligation to be performed by it pursuant to this Agreement;

(c)	in the case of indemnification by any of the Seller PSA Entities, an Event of Default; and

(d)	pursuing any remedies to which a Party is entitled hereunder.

(2)	This Section 9.3 is:

(a)	a continuing obligation, separate and independent from the Parties’ other obligations and survives the termination of this Agreement; and

(b)	absolute and unconditional and unaffected by anything that might have the effect of prejudicing, releasing, discharging or affecting in any other way the liability of the Party giving the indemnity.

(3)	It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

(4)	In determining the Losses suffered or incurred by Purchaser in connection with or relating to any future period (including in connection with any claim for anticipatory breach, any claim in a proceeding in connection with an Insolvency Event of Default where this Agreement is disclaimed, or in connection with the frustration, fundamental breach or termination of this Agreement other than in accordance with Section 4.1), such Losses shall include the net present value of the Refined Silver that would have reasonably been expected to have become due to be delivered by Seller to Purchaser hereunder and all other amounts that would have reasonably been expected to have become payable to Purchaser hereunder (including any amounts payable pursuant to Section 4.2), but for the event giving rise to the need to determine such Losses, less the payments that would have reasonably been expected to have become payable to Seller by Purchaser with respect to such Refined Silver, all determined in accordance with Schedule F (the “Stream NPV”). The Stream NPV shall be based on the principles, assumptions and procedures set forth on Schedule F.

Section 9.4     Disputed Reports

(1)	Any invoice or report provided pursuant to Section 5.1 and all deliveries of Refined Silver under this Agreement shall be deemed final and conclusive for all purposes with no adjustments, revisions or obligation to deliver any additional Refined Silver or return any delivered Payable Silver, or make or return any additional payment in respect of delivered Payable Silver, unless either Party notifies the other in writing (a “Dispute Notice”) that it disputes an invoice, report or quantity of Refined Silver previously delivered within three years from the date of delivery of such invoice, report or quantity of Refined Silver.

(2)	Purchaser and Seller shall have 60 days from the date the Dispute Notice is delivered to resolve the dispute. If Purchaser and Seller have not resolved the dispute within such period, then Purchaser shall have the right to require Seller to deliver an Auditor’s Report with respect to the subject matter of the dispute. Each of the parties agrees to deliver such Books and Records as may be reasonably requested by the Person completing the Auditor’s Report.

(3)	The costs of the Auditor’s Report shall be paid by Purchaser, unless the Auditor’s Report concludes that the Payable Silver for the period covered by the Dispute Notice is greater than the number of ounces of Refined Silver actually delivered in respect of such period, in which event the cost of the Auditor’s Report shall be for the account of Seller.

Section 9.5     Disputes

If a Dispute arises between the Parties (and for this purpose any of the Seller Group Entities involved in the Dispute shall be deemed to be one Party, and Purchaser the other Party), including with respect to an Auditor’s Report, the Parties shall promptly and in good faith attempt to resolve such Dispute through negotiations conducted in the following manner:

(a)	the disputing Party shall give written notice to the other Parties to the Dispute, which notice shall include a statement of the disputing Party’s position and a summary of the arguments supporting its position;

(b)	within 20 days after receipt of such notice, each receiving Party shall submit a written response to the disputing Party which shall also include a statement of the receiving Party’s position and a summary of the arguments supporting its position;

(c)	the Chief Executive Officer or President of each of the Parties to the Dispute shall meet at a mutually acceptable time and place, but in any event within 30 days after issuance of the disputing Party’s written notice to attempt to resolve the Dispute; and

(d)	if the Dispute has not been resolved within ten days after such meeting, it shall be settled by binding arbitration administered by the International Center for Dispute Resolution, and any Party may so refer such dispute, controversy or claim to binding arbitration. Such referral to binding arbitration shall be to one qualified arbitrator in accordance with the Arbitration Rules, which Arbitration Rules shall govern such arbitration proceeding. The place of arbitration shall be London, England, and the language of arbitration shall be English. The determination of such arbitrator shall be final and binding upon the Parties and the costs of such arbitration shall be as determined by the arbitrator. Judgment on the award may be entered in any court having jurisdiction. The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration. This Section 9.5 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction.

(e)	The provisions of this Agreement providing for the resolution of Disputes shall not operate to prevent recourse to any court by Purchaser with respect to injunctions, receiving orders and orders regarding the detention, preservation and inspection of property, including the Mining Properties or any part(s) thereof, or whenever enforcement of an arbitration award reasonably requires access to any remedy which an arbitrator has no power to award or enforce. Each Seller Group Entity expressly attorns to such proceedings and waives any objections on the basis of jurisdiction, including forum non conveniens.

Section 9.6     Insolvency Event

The Parties acknowledge and agree that, if, as a result of any Insolvency Event of Default affecting any Seller PSA Entity, a Governmental Authority of competent jurisdiction permits such Seller PSA Entity to repudiate its obligations under this Agreement, such repudiation will not affect the obligations of the other Seller Group Entities, and this Agreement will remain in full force with respect to the other Seller Group Entities.

ARTICLE 10
ADDITIONAL PAYMENT TERMS

Section 10.1     Payments

All cash payments due by one Party to another under this Agreement shall be made in U.S. dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the other Party in writing from time to time.

Section 10.2     Taxes

(1)	All deliveries of Refined Silver and all amounts paid or retained hereunder by the Seller PSA Entities to Purchaser shall be made without any deduction, withholding, charge or levy for or on account of any Taxes, all of which shall be for the account of the Party making such delivery or payment. If any such Taxes are so required to be deducted, withheld, charged or levied by the Seller PSA Entity making such delivery or payment, then (i) Seller shall make, in addition to such delivery or payment, such additional delivery or payment as is necessary (“Additional Amounts”) to ensure that the net amount received by Purchaser (free and clear and net of any such Taxes, including any Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full amount Purchaser would have received had no such deduction, withholding, charge or levy been required and (ii) the Seller PSA Entities shall pay the full amount deducted to the relevant taxation or other authority in accordance with Applicable Law; provided, however, that no such Additional Amount shall be made in respect of Taxes to the extent such Taxes are Excluded Taxes.

(2)	If Purchaser becomes liable for any Tax, other than Excluded Taxes, imposed on any deliveries or payments under this Agreement, the Seller PSA Entities shall jointly and severally agree to indemnify Purchaser for such Tax, and the indemnity payment shall be increased as necessary so that after the imposition of any Tax on the indemnity payment (including Tax in respect of any such increase in the indemnity payment), Purchaser shall receive the full amount of Taxes for which it is liable, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Purchaser shall be conclusive absent manifest error.

(3)	If Purchaser is entitled to an exemption from or reduction of Taxes under the law of the jurisdiction in which Seller is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to any payments made in respect of this Agreement, Purchaser shall, at the request of Seller, deliver to Seller, at the time or times prescribed by Applicable Law or reasonably requested by Seller, such properly completed and executed documentation prescribed by Applicable Law (if any) as will permit such payments to be made without withholding or at a reduced rate of withholding Taxes. In addition, Purchaser, if requested by Seller, shall deliver such other documentation prescribed by Applicable Law (if any) or reasonably requested by Seller as will enable Seller to determine whether or not Purchaser is subject to withholding or information reporting requirements. Notwithstanding the foregoing, Purchaser shall not be required to deliver any documentation pursuant to this Section that Purchaser is not legally able to deliver.

(4)	If Purchaser determines, in its sole discretion, acting reasonably, that it has received a refund of any Taxes as to which it has received additional deliveries pursuant to Section 10.2(1) or additional payments pursuant to Section 10.2(2), it shall pay to Seller an amount equal to such refund (but only to the extent of additional deliveries made, or additional amounts paid, by Seller under this Section 10.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Purchaser, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). Seller, upon the request of Purchaser, agrees to repay to Purchaser the amount paid by or to Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if Purchaser is required to repay such refund to such Governmental Authority. This Section 10.2(4) shall not be construed to require Purchaser to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Seller or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

Section 10.3     New Tax Laws

In the event that (i) any new Tax is implemented, (ii) there shall occur any revision in, implementation of, amendment to or interpretation of any existing Tax, (in each of (i) or (ii) that has an adverse effect on any of the Parties or any of their Affiliates in respect of the transactions contemplated by this Agreement), or (iii) either Party shall identify changes to the ownership structure of the Seller Group Entities on the one hand or Purchaser or its Affiliates on the other hand, that will materially enhance the economic benefit they enjoy from this Agreement, then Seller on the one hand, and Purchaser on the other hand, agree that they shall negotiate in good faith with each other to amend this Agreement so that the other Parties and their Affiliates either are no longer adversely affected by any such enactment, revision, implementation, amendment or interpretation, or can achieve the material enhancement to the economic benefit they enjoy from this Agreement, as the case may be; provided that any amendment to this Agreement shall not have any adverse impact on Seller and its Affiliates on the one hand, or Purchaser and its Affiliates on the other hand.

Section 10.4     Interest

(1)	The dollar value of any overdue deliveries from time to time outstanding (such value, for the purposes of calculating interest, to be determined based on the Silver Market Price on the day such deliveries were due hereunder) shall bear interest at rate equal to Base Interest Rate plus 2% per annum taking into account the actual number of days occurring during the period commencing as of the date such deliveries first became past due and ending on the date such deliveries are made and accrued interest is paid in full.

(2)	Without duplicating interest payable in accordance with Section 10.4(1), any dollar amount not paid when due shall bear interest at rate equal to Base Interest Rate plus 2% per annum taking into account the actual number of days occurring during the period commencing as of the date such amount first became past due (which shall be deemed to be the date of termination of this Agreement in the event an amount is owed as a result of Section 9.2(1)(c) and the date any Loss is first suffered or incurred in the event an amount is owed as a result of Section 9.3(1)) and ending on the date such payment and accrued interest are paid in full.

(3)	Interest owing under Section 10.4(1) and Section 10.4(2) shall be immediately payable on demand and be calculated on the basis of a year of 360 days. If unpaid, interest owing under Section 10.4(1) and Section 10.4(2) will be compounded with the overdue amount at the end of each month but will remain immediately due and payable on demand. The rate of interest payable on such late deliveries or payments will change simultaneously with changes in the Base Interest Rate from time to time.

Section 10.5     Set Off

Except as set out in Section 2.2(b), any Refined Silver or dollar amount not delivered or paid, as the case may be, when due by a Party may be set off by the other Party against any dollar amount or Refined Silver owed to such Party by the other Party. Any amount of Refined Silver set off and withheld by Seller against any non-payment by Purchaser, including any failure to pay for Refined Silver when due in accordance with Section 2.5(2), shall be valued at the Silver Market Price as of the date that such amount of Refined Silver first became payable to Purchaser. Any dollar amount set off and withheld against any Refined Silver shall result in a reduction in an amount of Refined Silver otherwise to be delivered by that number of ounces equal to the dollar amount set-off divided by the Silver Market Price as of the day such dollar amount first became payable.

Section 10.6     Judgment Currency.

If, for the purpose of obtaining or enforcing judgment against any party in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) an amount due in another currency (the “Indebtedness Currency”) under this Agreement, that conversion will be made at the rate of exchange, which shall be that at which, in accordance with its normal banking procedures, the non-defaulting party could purchase the Indebtedness Currency with the Judgment Currency on the Business Day immediately preceding the date on which judgment is given (or if received on a day other than a Business Day, on the next succeeding Business Day), or, if permitted by law, on the day on which the judgment is paid or satisfied (the “Rate of Exchange”). If, as a result of a change in the Rate of Exchange between the date of judgment and the date of actual payment, the conversion of the Judgment Currency into Indebtedness Currency results in the non-defaulting party receiving less than the full amount of Indebtedness Currency payable to the non-defaulting party, the defaulting party agrees to pay the non-defaulting party an additional amount (and in any event not a lesser amount) as may be necessary to ensure that the amount received is not less than the full amount of Indebtedness Currency payable by the defaulting party on the date of judgment. Any additional amount due under this Section 10.6 will be due as a separate debt, gives rise to a separate cause of action, and will not be affected by judgment obtained for any other sums due under this Agreement.

ARTICLE 11
GENERAL

Section 11.1     Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

Section 11.2     No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between Purchaser and the Seller PSA Entities.

Section 11.3     Governing Law

(1)	This Agreement shall be governed by, and construed in accordance with, the laws of New South Wales, Australia.

(2)	The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

Section 11.4     Costs and Expenses

Seller shall pay (i) all reasonable fees, charges and disbursements of counsel in each applicable jurisdiction incurred by Purchaser in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Silver Stream Documents, the registration and perfection of Security in accordance with this Agreement (including any stamp duty or taxes and any request or demand under the PPSA) and any actual or proposed amendments, modifications or waivers of the provisions of any Silver Stream Document, (ii) all out of pocket costs and expenses incurred by Purchaser, including the fees, charges and disbursements of counsel, in connection with the enforcement of, or preservation of any of its rights under, this Agreement and the other Silver Stream Documents, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the transactions contemplated under the Silver Stream Documents, and (iii) all reasonable out of pocket costs and expenses incurred by Purchaser (solely in its capacity as such), including the fees, charges and disbursements of counsel, in connection with any Change of Control or any other transfer of Equity Interests of, or corporate reorganization involving, any Seller PSA Entity.

Section 11.5     Survival

Without limiting any other provision of this Agreement, the following provisions shall survive termination of this Agreement: Section 4.2, Section 5.2, Section 5.6, Section 7.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 10.1, Section 10.2, Section 10.4, Section 10.5, Section 10.6, Section 11.4 and such other provisions of this Agreement as are required to give effect thereto.

Section 11.6     Notices

(1)	Any notice or other communication (in each case, a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand, prepaid courier or transmitted by electronic mail transmission (if available) addressed to:

(a)	If to Seller, to:

3rd Floor, 44 Esplanade

St. Helier, JE4 9WG

Jersey

Attention: Mick McMullen

Email: mick.mcmullen@metalsacqcorp.com

(b)	If to MAC Australia, to:

c/o Squire Patton Boggs

Level 21, 300 Murray St.

Perth WA 6000

Attention: Chris Rosario

Email: chris.rosario@squirepb.com

(c)	If to Purchaser, to:

Osisko Bermuda Limited

Cumberland House, 1 Victoria Street, 5th Floor
Hamilton HM11, Bermuda

Attention:	Michael Spencer, Managing Director
E-mail:	mspencer@osiskogr.com

with respect to any notices pursuant to Section 2.4, with a copy by electronic mail to (which shall not constitute notice):

Email:            bermudaoperations@osiskogr.com

(2)	Any notice will be deemed to have been given and received:

(a)	if delivered by hand or courier in accordance with Section 11.6(1), then on the day of delivery to the recipient Party if such date is a Business Day and such delivery is received before 4:00 pm at the place of delivery otherwise such notice will be deemed to have been given and received on the first Business Day following the date of delivery; and

(b)	if sent by email transmission in accordance with Section 11.6(1) and successfully transmitted prior to 4:00 pm on a Business Day (recipient Party time), then on that Business Day, and if successfully transmitted after 4:00 pm or if transmitted on a day that is not a Business Day then such notice will be deemed to be given and received on the first Business Day immediately following the date of transmission.

Either Party may change its email or physical address for delivery of notices from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the Party at its changed address.

Section 11.7     Press Releases

The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and co-ordinate, any public notices, press releases, and any other publicity concerning this Agreement and the transactions contemplated by this Agreement unless a Party (or its Affiliate) is required to make such disclosure pursuant to Applicable Law in circumstances where prior consultation with the other Party is not practicable. To the extent reasonably practicable, a copy of such disclosure shall be provided to the other Party at such time as it is made publicly available.

Section 11.8     Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of Seller and Purchaser, and the other Seller PSA Entities shall be deemed to have consented to any change, amendment or modification to any provision of this Agreement so agreed to by Seller and Purchaser.

Section 11.9     Beneficiaries

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and, except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

Section 11.10     Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto.

Section 11.11     Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

Section 11.12     Assignment

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns. The Seller PSA Entities shall not Transfer all or any part of this Agreement without the prior written consent of Purchaser. Purchaser shall be entitled at any time and from time to time to Transfer all or any part of this Agreement without the prior written consent of the other Parties. Purchaser shall be entitled at any time and from time to time to grant or allow to exist an Encumbrance in respect of this Agreement in favour of its lenders. Notwithstanding the foregoing, this Agreement may not be transferred in whole or in part to a Sanctioned Person.

Section 11.13     Invalidity and Unenforceability

If a provision of this Agreement is wholly or partially invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions.

It is hereby declared to be the intention of the Parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

Section 11.14     PPSA Provisions

(1)	Where Purchaser has a security interest (as defined in the PPSA) under any Silver Stream Document, to the extent the law permits:

(a)	for the purposes of sections 115(1) and 115(7) of the PPSA:

(i)	Purchaser need not comply with section 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the PPSA; and

(ii)	sections 142 and 143 of the PPSA are excluded;

(b)	for the purposes of section 115(7) of the PPSA, Purchaser need not comply with sections 132 and 137(3);

(c)	each Party waives its right to receive from Purchaser any notice required under the PPSA (including a notice of a verification statement);

(d)	if Purchaser exercises a right, power or remedy in connection with that security interest, that exercise is taken not to be an exercise of a right, power or remedy under the PPSA unless Purchaser states otherwise at the time of exercise. However, this Section 11.14 does not apply to a right, power or remedy which can only be exercised under the PPSA; and

(e)	if the PPSA is amended to permit the Parties to agree not to comply with or to exclude other provisions of the PPSA, Purchaser may notify the Seller PSA Entities that any of these provisions is excluded, or that Purchaser need not comply with any of these provisions.

This does not affect any rights a person has or would have other than by reason of the PPSA and applies despite any other section in any Silver Stream Document.

(2)	Whenever Purchaser requests a Seller PSA Entity to do anything:

(a)	to ensure any security interest (as defined in the PPSA) arising pursuant to a Silver Stream Document or other Encumbrance created under any Silver Stream Document is fully effective, enforceable and perfected with the contemplated priority;

(b)	for more satisfactorily assuring or securing to Purchaser the property the subject of any such security interest or other Encumbrance in a manner consistent with the Silver Stream Documents; or

(c)	for aiding the exercise of any power in respect of any such security interest or other Encumbrance in any Silver Stream Document,

the Seller PSA Entity shall do it promptly at its own cost. This may include obtaining consents, signing documents, getting documents completed and signed and supplying information, delivering documents and evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any property the subject of any security interest or Encumbrance.

Section 11.15     Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. delivery of an executed counterpart of a signature page to this Agreement by electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.16     Financial Assurances

The parties acknowledge and agree that following the Closing Date they will work together constructively and in good faith to enable the Seller PSA Entities to provide financial assurances (being bank guarantees or securities provided to the State of New South Wales in respect of amounts payable by or on behalf of the Project Owner to the State of New South Wales in respect of environmental Authorisations for Mining Properties listed in Schedule A in accordance with the Mining Act 1992 (NSW)) for an aggregate amount of up to A$37,424,500, noting that the Parties had materially advanced arrangements relating to Tokio Marine & Nichido Fire Insurance Co., Ltd. providing a surety bond for the relevant financial assurances prior to the Signing Date.

[The remainder of this page was intentionally left blank]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

[Execution blocks intentionally removed]

Schedule A
MINING PROPERTIES (WITH MAP OF STREAM PROPERTIES)

Part I

Legal Description of Stream Properties

No.	Tenement	Holder	Expiration
1.	Consolidated Mining Lease No 5 (1992)	Project Owner	24 June 2028
2.	Exploration Licence 5693 (1992)	Project Owner	7 February 2027
3.	Exploration Licence 5983 (1992)	Project Owner	30 August 2027
4.	Exploration Licence 6223 (1992)	Project Owner has 0% legal interest and 90% beneficial interest.	5 April 2029
5.	Exploration Licence 6907 (1992)	Project Owner has 100% legal interest and 90% beneficial interest.	11 October 2027
6.	Mining Purpose Lease 1093 (1906)	Project Owner	5 February 2029
7.	Mining Purpose Lease 1094 (1906)	Project Owner	5 February 2029
8.	Exploration Lease (Application) 6565 (and any resulting tenement arising from it)	Project Owner	As applicable

Maps of Stream Properties

EL7226
EL7519
EL8743
EL8725
EL9483
EL8398
EL8270
EL6695
EL6907
EL6907
EL7484
EL8723
EL6961
EL8751
EL9398
NOMBINNIE
State
Conservation Area
EL8654
EL8290

EL6907

13km

N

Contact: geoscience.products@planning.nsw.gov.au

Date Saved: 01/08/2023 08:01

Disclaimer

Because of advances in knowledge, users are reminded of the need to ensure that information upon which they rely is up to date. The information contained in this publication may not be or may no longer be aligned with government policy nor does the publication indicate or imply government policy. No warranty about the accuracy, currency or completeness of any information contained in this document is inferred (including, without limitation, any information in the document provided by third parties). While all reasonable care has been taken in the compilation, to the extent permitted by law, the State of New South Wales (including the NSW Department of Planning and Environment) exclude all liability for the accuracy or completeness of the information, or for any injury, loss, or damage whatsoever (including without limitation liability for negligence and consequential losses) suffered by any person acting, or purporting to act, in reliance upon anything contained herein. Users should rely upon their own advice, skills, interpretation and experience in applying information contained in this publication.

© State of NSW through Department of Planning & Environment, 2019. Information in this publication is based on knowledge and understanding at the time of writing and may not be accurate, current or complete.

MAP C

EL9478
EL8872
EL7524
EL7529
EL6223
250
EL8126
EL8307
EL5982
EL5793

EL6223

6km

N

Contact: geoscience.products@planning.nsw.gov.au
Date Saved: 01/09/2023 03:12

Disclaimer
Because of advances in knowledge, users are reminded of the need to ensure that information upon which they rely is up to date. The information contained in this publication may not be or may no longer be aligned with government policy nor does the publication indicate or imply government policy. No warranty about the accuracy, currency or completeness of any information contained in this document is inferred (including, without limitation, any information in this document provided by third parties). While all reasonable care has been taken in the compilation, to the extent permitted by law, the State of New South Wales (including the NSW Department of Planning and Environment) exclude all liability for the accuracy or completeness of the information, or for any injury, loss, or damage whatsoever (including without limitation liability for negligence and consequential losses) suffered by any person acting, or purporting to act, in reliance upon anything contained herein. Users should rely upon their own advice, skills, interpretation and experience in applying information contained in this publication.

© State of NSW through Department of Planning & Environment, 2019 Information in this publication is based on knowledge and understanding at the time of writing and may not be accurate, current or complete.

MAP D

Part II

Freehold Properties

No.	Property Details (Land, Certificate of Title, Address)	Registered Proprietor
1.	Lot 2 in Deposited Plan 247893 2/247893 16 Monaghan Street, Cobar	Project Owner
2.	Lot 399 in Deposited Plan 43571 399/43571 49 Elizabeth Crescent, Cobar	Project Owner
3.	Lot 48 in Deposited Plan 220704 48/220704 49 Elizabeth Crescent, Cobar	Project Owner
4.	Lot 49 in Deposited Plan 220704 49/220704 49 Elizabeth Crescent, Cobar	Project Owner
5.	Lot 1 of Section 15 in Deposited Plan 758254 1/15/758254 51 Elizabeth Crescent, Cobar	Project Owner
6.	Lot 16 in Deposited Plan 792294 16/792294 26 Jones Drive, Cobar	Project Owner
7.	Lot 13 in Deposited Plan 793808 13/793808 25 Bathurst Street, Cobar	Project Owner
8.	Lot 70 in Deposited Plan 860711 70/860711 13 Wood Street, Cobar	Project Owner
9.	Lot 60 in Deposited Plan 860711 60/860711 8 Wood Street, Cobar	Project Owner

No.	Property Details (Land, Certificate of Title, Address)	Registered Proprietor
10.	Lot 8 in Deposited Plan 260360 8/260360 2 Rosewood Place, Cobar	Project Owner
11.	Lot 42 in Deposited Plan 792294 42/792294 5 Jandra Crescent, Cobar	Project Owner
12.	Lot 2 in Deposited Plan 262665 2/262665 18 Belagoy Street, Cobar	Project Owner
13.	Lot 22 in Deposited Plan 806636 22/806636 17 Acacia Drive, Cobar	Project Owner
14.	Lot 10 in Deposited Plan 792294 10/792294 21 Jones Drive, Cobar	Project Owner
15.	Lot 56 in Deposited Plan 863149 56/863149 4 Bilby Close, Cobar	Project Owner
16.	Lot 16 in Deposited Plan 806636 16/806636 24 Acacia Drive, Cobar	Project Owner
17.	Lot 35 in Deposited Plan 261594 35/261594 7 Brigalow Place, Cobar	Project Owner
18.	Lot 10 in Deposited Plan 860711 10/860711 15 Bannister Court, Cobar	Project Owner
19.	Lot 9 in Deposited Plan 860711 9/860711 15 Bannister Court, Cobar	Project Owner

No.	Property Details (Land, Certificate of Title, Address)	Registered Proprietor
20.	Lot 1 in Deposited Plan 1115073 1/1115073 2 Duffy Drive, Cobar	Project Owner
21.	Lot 10 in Deposited Plan 1115073 10/1115073 10 Clifton Place, Cobar	Project Owner
22.	Lot 2 in Deposited Plan 1115073 2/1115073 4 Duffy Drive, Cobar	Project Owner
23.	Lot 31 in Deposited Plan 1115073 31/1115073 3 Duffy Drive, Cobar	Project Owner
24.	Lot 32 in Deposited Plan 1115073 32/1115073 5 Duffy Drive, Cobar	Project Owner
25.	Lot 33 in Deposited Plan 1115073 33/1115073 7 Duffy Drive, Cobar	Project Owner
26.	Lot 36 in Deposited Plan 1115073 36/1115073 13 Duffy Drive Cobar	Project Owner
27.	Lot 7 in Deposited Plan 1115073 7/1115073 4 Clifton Place, Cobar	Project Owner
28.	Lot 46 in Deposited Plan 1115073 46/1115073 33 Duffy Drive, Cobar	Project Owner
29.	Lot 6 in Deposited Plan 860711 6/860711 12 Bannister Court, Cobar	Project Owner

No.	Property Details (Land, Certificate of Title, Address)	Registered Proprietor
30.	Lot 38 in Deposited Plan 220704 38/220704 36 Elizabeth Crescent, Cobar	Project Owner
31.	Lot 5 in Deposited Plan 860711 5/860711 10 Bannister Court, Cobar	Project Owner
32.	Lot 43 in Deposited Plan 860711 43/860711 27 Nullamut Street, Cobar	Project Owner
33.	Lot 42 in Deposited Plan 860711 42/860711 25 Nullamut Street, Cobar	Project Owner
34.	Lot 122 in Deposited Plan 1057930 122/1057930 28 Prince Street, Cobar	Project Owner
35.	Lot 123 in Deposited Plan 1057930 123/1057930 26 Prince Street, Cobar	Project Owner
36.	Lot 41 in Deposited Plan 847169 41/847169 11 Acacia Drive, Cobar	Project Owner
37.	Lot 33 in Deposited Plan 129492 33/129492 57 Morrison Street, Cobar	Project Owner

Part III

Project Leases

No.	Property Details (Land, Certificate of Title, Address)	Registered Proprietor
1.	Lease 3667 located on the whole of Lot 1 in Deposited Plan 1186316 (Perpetual lease) 1/1186316 565 Kidman Way, Cobar	Project Owner
2.	Lease 9565 located on the whole of Lot 4277 in Deposited Plan 766965 (Perpetual lease) 4277/766965 465 CSA Access Road, Cobar	Project Owner
3.	Lease 731 located on the whole of Lot 6336 in Deposited Plan 769222 6336/769222 465 CSA Access Road, Cobar	Project Owner
4.	Lease 14587 located on the whole of Lot 1 in Deposited Plan 1105750 1/1105750 465 CSA Access Road, Cobar	Project Owner

Part IV

Water Licences

No.	Licence Details	Registered Proprietor
1.	Water Access Licence 28539	Project Owner as holder
2.	Water Access Licence 28887	Project Owner as holder
3.	Water Access Licence 36334	Cobar Operations Pty Ltd in 16050/41500 share Peak Gold Mines Pty Ltd in 11890/41500 share Project Owner in 13560/41500 as tenants in common.
4.	Water Access Licence 36336	Cobar Operations Pty Ltd in 16050/41500 share Peak Gold Mines Pty Ltd in 11890/41500 share Project Owner in 13560/41500 share as tenants in common.
5.	Water Access Licence 36335	Cobar Operations Pty Ltd in 16050/41500 share Peak Gold Mines Pty Ltd in 11890/41500 share Project Owner in 13560/41500 share as tenants in common.
6.	Water Access Licence 36337	Cobar Operations Pty Ltd in 16050/41500 share Peak Gold Mines Pty Ltd in 11890/41500 share Project Owner in 13560/41500 share as tenants in common.

Schedule B
CORPORATE STRUCTURE AND ORGANIZATION

Attached.

B - 1

As at the Signing Date

Green Mountain Metals LLC
Cayman Islands
Not a Seller Group Entity
100%
Metals Acquisition Corp.
Cayman Islands
Metals Acquisition Limited
Jersey
100%
100%
100%
100%
100%
Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)
MAC AU 1 Pty Ltd (ACN 665 573 875)
MAC AU 2 Pty Ltd (ACN 665 574 167)
MAC AU 3 Pty Ltd (ACN 665 574 210)
MAC AU 4 Pty Ltd (ACN 665 574 327)

From Completion

Metals Acquisition Limited
Jersey
100%
100%
100%
100%
100%
Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)
MAC AU 1 Pty Ltd (ACN 665 573 875)
MAC AU 2 Pty Ltd (ACN 665 574 167)
MAC AU 3 Pty Ltd (ACN 665 574 210)
MAC AU 4 Pty Ltd (ACN 665 574 327)
100%
Cobar Management Pty. Limited (ACN 083 171 546)

B - 2

Schedule C
REPRESENTATIONS AND WARRANTIES OF SELLER PSA ENTITIES

Part 1

Corporate Organization and Authority

(a)	Each of the Seller PSA Entities and the Project Owner is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	Each of the Seller PSA Entities and the Project Owner has the power and capacity to own its assets and carry on its business as it is being conducted.

(c)	Each Seller PSA Entity and the Project Owner has made all material filings or registrations required by Applicable Laws to maintain its corporate existence.

(d)	Each of the Seller PSA Entities and the Project Owner has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by the Transaction Documents.

(e)	The execution and delivery by each Seller PSA Entity and the Project Owner of each Transaction Document to which it is a party and the exercise of each Seller PSA Entity’s and Project Owner’s rights, as applicable, and the performance of each Seller PSA Entity’s and Project Owner’s obligations thereunder, as applicable, including the granting of Encumbrances pursuant to the Transaction Security Documents and other applicable Transaction Documents, do not and will not conflict with:

(i)	any Applicable Laws applicable to such Seller PSA Entity and Project Owner, as applicable;

(ii)	the constitutional documents of each Seller PSA Entity and Project Owner, as applicable; or

(iii)	any agreement or instrument binding upon each Seller PSA Entity and the Project Owner or any of their assets or constitute a default or termination event under any such agreement or instrument.

(f)	All Authorisations required or desirable:

(i)	to enable each Seller PSA Entity and the Project Owner to lawfully enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(ii)	to make the Transaction Documents to which any Seller PSA Entity or the Project Owner is a party, such Seller PSA Entity’s or the Project Owner’s, as applicable, legal, valid, binding and enforceable obligations, admissible in evidence in its jurisdiction of incorporation;

(iii)	to perfect the Security and the other Encumbrances granted pursuant to the other applicable Transaction Documents; and

(iv)	for each Seller PSA Entity and the Project Owner to carry on their business,

have been obtained or effected and are in full force and effect other than:

(v)	the registration of any security interest against any party which is not a Seller PSA Entity or the Project Owner created under the Transaction Documents on the register held under the PPSA; and

(vi)	any Authorisation which will be obtained or effected in satisfaction of the conditions precedent of Schedule K.

(g)	The choice of law referred to in each Transaction Document to which a Seller PSA Entity is a party as the governing law of such Transaction Document will be recognized and enforced in the applicable Seller PSA Entity’s jurisdiction of incorporation. Any judgement obtained against any Seller PSA Entity in New South Wales in relation to a Transaction Document will be recognized and enforced in its jurisdiction of incorporation.

(h)	None of the Seller PSA Entities nor any other Seller Group Entity or the Project Owner has suffered an Insolvency Event of Default or is aware of any circumstance which, with notice or the passage of time, or both, would give rise to the foregoing.

(i)	Each of Seller PSA Entities has entered into and will perform the Silver Stream Documents on its own account and not as trustee or a nominee of any other person.

(j)	No Seller PSA Entity is engaged in any joint purchasing arrangement, joint venture, partnership or other joint enterprise with any Person.

(k)	Under the law of each Seller PSA Entity’s and Project Owner’s jurisdiction of incorporation, it is not necessary that any stamp, registration or similar Tax be paid on or in relation to the Silver Stream Documents or the transactions contemplated by the Silver Stream Documents, save for:

(i)	any payment referred to in any legal opinion delivered to Purchaser under this Agreement; or

(ii)	which has been paid or will be paid in satisfaction of the conditions precedent of Schedule K,

which stamp duty, Taxes and fees will be paid promptly by the applicable Seller PSA Entity or the Project Owner immediately after the execution of the relevant Silver Stream Security Document or such later date as approved by Purchaser in writing.

(l)	As of the Closing Date, MAC Australia has not engaged in any transaction or engaged in any business other than the Acquisition Transaction and matters immediately preparatory to it.

(m)	Subject to the Legal Reservations and Perfection Requirements:

(i)	the obligations expressed to be assumed by a Seller PSA Entity and Project Owner in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(ii)	without limiting the generality of paragraph (a) above, each Transaction Security Document to which a Seller PSA Entity or the Project Owner is a party creates (or when executed will create) the security interest which that Transaction Security Document purports to create and that security interest is valid and effective.

(n)	No Event of Default is continuing or might reasonably be expected to result from the making of the Deposit or the entry into, the performance of, or any transaction contemplated by, any Transaction Document. No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Seller PSA Entity or the Project Owner or to which any of their assets are subject which might have an Adverse Impact.

Subsidiaries

(o)	The corporate structure and organization charts of the Seller Group Entities attached hereto as Schedule B is true, complete and accurate in all respects.

(p)	Except as indicated in Schedule B, no Seller PSA Entity nor the Project Owner owns any securities of any other Person.

Material Information

(q)	The Seller PSA Entities have made available to Purchaser all material information in the control or possession of any Seller Group Entity relating to the Mine, including, but not limited to, the Project Assets and the mineralization or potential mineralization of the Stream Properties.

(r)	Seller has made available to Purchaser prior to the date of this Agreement all material information in the control or possession or knowledge of any Seller Group Entity (including the most current life of mine plans, production and plant statistics, cost estimates, supporting drill hole data bases and block models in respect of each of the Stream Properties) (collectively, the “Mine Data”) relating to the Stream Properties and the other Project Assets, including information in respect of: (i) the mineralization or potential mineralization of the Stream Properties; (ii) actual or proposed regulations, policy or other actions of any relevant Governmental Authority; (iii) environmental matters; (iv) water related matters; (v) seismic matters; and (vi) financial related matters. All such Mine Data (i) was prepared in good faith; and (ii) to the knowledge of the Seller PSA Entities, did not contain any information that is misleading or untrue, or omit to include any information necessary to make any information contained in such Mine Data not misleading or untrue.

(s)	All factual information (other than projections) provided to Purchaser in connection with this Agreement was true and correct in all material respects as of the date furnished (or as of the date specified therein) and none of the documentation furnished to Purchaser by or on behalf of any Seller PSA Entity omits as of the date furnished (or as of the date specified therein) a material fact necessary to make the statements contained therein not misleading, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due inquiry by each Seller Group Entity (and any other Person who furnished such material on behalf of any Seller Group Entity). All projections that have been made available to Purchaser in connection with this Agreement have been prepared in good faith based on reasonable assumptions (it being understood that any projections provided are subject to significant uncertainties and contingencies, many of which are beyond the control of the Seller Group Entities, that actual results may vary from projected results and those variations may be material).

(t)	The Seller PSA Entities have disclosed in writing to Purchaser all information known to it which could reasonably be expected to be material to the ability of the Seller Group Entities (taken as a whole) to perform their obligations under the Transaction Documents or to Purchaser’s assessment of the nature and degree of risk undertaken by it in advancing the Deposit to the Seller Group Entities pursuant to the Silver Stream Documents.

(u)	Its Original Financial Statements were prepared in accordance with IFRS consistently applied.

(v)	Its Original Financial Statements give a true and fair view and fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year.

(w)	Its most recent financial statements delivered under Section 5.1(5):

(i)	have been prepared in accordance with Section 5.1(5); and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(x)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Seller Group Entities, in the case of Seller) since the most recent financial statements delivered under Schedule K or Section 5.1(5) as applicable.

Ranking

(y)	The Transaction Security Documents have or will have the ranking in priority which it is expressed to have in the Transaction Security Documents (if any) and it is not subject to any prior ranking or pari passu ranking security other than Permitted Secured Debt.

No Immunity

(z)	Neither any Seller PSA Entity or the Project Owner nor any of their assets has immunity from the jurisdiction of a court or from legal process.

Financial Indebtedness

(aa)	No Seller PSA Entity has entered into any agreement to incur, and has not incurred, any Financial Indebtedness, other than Permitted Indebtedness.

Anti-Corruption and Anti-Terrorism Laws and Sanctions

(bb)	No Seller Group Entity or the Project Owner nor any of their directors or officers nor, to the knowledge of any Seller PSA Entity, any Seller Group Entity’s or Project Owner’s agents, employees, representatives, or other Persons acting on behalf of any Seller Group Entity or the Project Owner, as applicable, is aware of or has taken any action, directly or indirectly, that could result in a material violation or breach by such Persons of Anti-Corruption Laws or Anti-Terrorism Laws and each Seller Group Entity has policies and procedures in place in respect thereof.

(cc)	No Seller Group Entity or the Project Owner nor any of their directors, officers and employees, nor to the knowledge of any Seller PSA Entity, any of their respective representatives and agents: (i) is a Sanctioned Person or deals in property or interests in property, or otherwise engages in any transaction, prohibited by Sanctions; (ii) has used, or authorized the use of, any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; or (iii) made, or authorized the making of, any direct or indirect unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic or foreign government official or employee from corporate funds.

(dd)	To the knowledge of the Seller PSA Entities, all Project Assets were acquired by the Project Owner in compliance with Anti-Corruption Laws and Anti-Terrorism Laws.

(ee)	No Seller PSA Entity or the Project Owner nor any of their respective shareholders, directors, officers, employees, agents or representatives or other Person acting on behalf of the Seller PSA Entities or the Project Owner is a Person that is, or is owned or controlled, either directly or indirectly, by, or is otherwise acting on behalf of, a Sanctioned Person.

(ff)	No Seller PSA Entity or the Project Owner nor any of their respective shareholders or directors, is located, organised or resident in a country or territory that is, or whose government is a Comprehensively Sanctioned Country or Territory. No Seller PSA Entity or the Project Owner is part of, controlled by, or owned by the government, or any agency or instrumentality of the government, of a Comprehensively Sanctioned Country or Territory.

(gg)	To the knowledge of any Seller PSA Entity, no Seller PSA Entity nor the Project Owner is in violation of any applicable Sanctions.

Jersey Representations

In relation to each Seller PSA Entity incorporated in Jersey:

(hh)	all returns, resolutions and documents required by any legislation to be filed with the Jersey Registrar of Companies or the Jersey Financial Services Commission in respect of such Seller PSA Entity have been duly prepared, kept and filed (within all applicable time limits) and are correct;

(ii)	it is exempt from any requirement to hold a business licence under the Control of Housing and Work (Jersey) Law 2012;

(jj)	it does not conduct any unauthorised "financial service business" (as defined in the Financial Services (Jersey) Law 1998);

(kk)	it is not in breach of any approvals, authorisations, consents, licences, permits or registrations issued to it by any regulatory or governmental authority in Jersey and will not be in breach of the same as a result of entering into any of the Silver Stream Documents;

(ll)	it is and will remain an "international services entity" (within the meaning of the Goods and Services Tax (Jersey) Law 2007);

(mm)	it is charged to income tax in Jersey at a rate of zero per cent. under the Income Tax (Jersey) Law 1961;

(nn)	it has not owned and does not own land in Jersey; and

(oo)	it is and will remain a company that is complying in full with its obligations to disclose beneficial owner information to the Jersey Financial Services Commission under the Financial Services (Disclosure and Provision of Information)(Jersey) Law 2020.

Share Capital

(pp)	There are no securities or instruments issued by or to which MAL is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the ordinary shares of MAL subscribed for by Purchaser pursuant to the PIPE Subscription Agreement (the “Subscribed Shares”), (ii) the Other Subscribed Shares (as defined in the PIPE Subscription Agreement) to be issued pursuant to any Other Subscription Agreement (as defined in the PIPE Subscription Agreement) or (iii) any securities to be issued pursuant to the SSA (as in effect on the Signing Date), in each case, that have not been or will not be validly waived on or prior to the Closing Date.

(qq)	Neither MAL nor MAC is, and, immediately after receipt of payment for the Subscribed Shares, neither MAL nor MAC will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(rr)	There are no shareholder agreements, voting trusts or other agreements or understandings to which MAL is a party or by which it is bound relating to the voting of any securities of MAL or MAC, other than as contemplated by the SSA (as in effect on the Signing Date).

Part 2

Operations and the Mining Properties

(ss)	The Stream Properties set forth on Part I of Schedule A constitute all of the real property, mining rights, tenements, concessions, contracts and other similar interests, whether created privately or through the actions of any Governmental Authority having jurisdiction, that comprise the interest of the Seller Group Entities in the Mine. The map included in Schedule A accurately depicts the Stream Properties. The Stream Properties are sufficient to develop, construct and operate the Mine in accordance with the Mine Plan.

(tt)	The Project Owner, other than in relation to the Immaterial Mining Properties, is the registered or recorded owner of a 100% legal and beneficial right, title and interest in and to the Stream Properties and Mineral Facilities, with good, valid and marketable title thereto free and clear of all Encumbrances other than Permitted Encumbrances. The Project Owner has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, in each case, free and clear of all Encumbrances other than the Permitted Encumbrances, the assets necessary to carry on the business of the Project Owner as is presently conducted.

(uu)	There is no Native Title Claim or site of significance to Aboriginal people under any Applicable Law that affects the Project which has or is reasonably likely to have an Adverse Impact.

(vv)	No Seller PSA Entity, nor the Project Owner, is a party to any document, agreement or arrangement in respect of which any third party would be entitled to claim any rights under or in connection with any Aboriginal Heritage Law in connection with any area which is the subject of the Project or the Tenements which contains any terms, obligations or commitments which are reasonably likely to have an Adverse Impact.

(ww)	No rights afforded to any third party under or in connection with any Aboriginal Heritage Law has or is reasonably likely to have an Adverse Impact.

(xx)

(yy)	No person, other than Purchaser, has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to the Stream Properties or the silver produced from the Stream Properties. Other than in respect of the Permitted Encumbrances, no Person is entitled to or has been granted any royalty or other payment in the nature of rent or royalty on any Produced Silver.

(zz)	All mining tenements and Authorisations necessary and which are possible and practical to obtain at the date of the making or repetition (as the case may be) of this representation and warranty for the carrying on of mining operations on the Tenements, the conduct of the Project, the sale of Saleable Products and for the entering into and performance by each Seller PSA Entity of its obligations under the Material Contracts, have been obtained, are in full force and effect and no Seller PSA Entity has any reason to believe that those to be obtained in the future will not be granted.

(aaa)	The location of all of the material personal property that each Seller PSA Entity and the Project Owner owns, leases or uses in connection with each of their business, including operation of the Mine, are set out in Schedule A.

(bbb)	No Seller Group Entity nor the Project Owner has created, assumed, granted, or permitted to exist any Encumbrance on the assets of any Seller Group Entity or the Project Owner, other than the Permitted Encumbrances.

(ccc)	Each Tenement and Water Licence:

(i)	is legal, valid and subsisting and all terms and conditions of the Tenements and Water Licences have been complied with, and no event has occurred or condition exists which would permit the cancellation, forfeiture, termination or revocation of a Tenement or Water Licence; and

(ii)	that is a mining lease gives the holder thereof the exclusive right to mine within the boundaries of that mining lease.

(ddd)	The Tenements and Water Licences confer on the Project Owner all material rights required to enable it to develop, operate, manage and maintain the Project in accordance with the then applicable Financial Model and Mine Plan in all material respects.

(eee)	Subject to the Encumbrances granted under the applicable Transaction Documents and Encumbrances granted in connection with Permitted Secured Debt, the Project Owner is the legal and beneficial holder of the Tenements and Water Licences as being held by it and no person other than the Project Owner has any legal or beneficial interest in any of the Tenements and Water Licences.

(fff)	No Seller PSA Entity or, any other Person to the knowledge of the Seller PSA Entities, has received notice of and no Seller PSA Entity is aware of any intention of any Governmental Authority to revoke or resume any of the Tenements, the Water Licenses, the Project Leases, the Freehold Property or Authorisations required in connection with the Project.

Environmental Matters

(ggg)	Each Seller PSA Entity and the Project Owner in the conduct of operations at the Mine is in compliance with all Environmental Laws in all material respects and no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or could reasonably be expected to have an Adverse Impact.

(hhh)	The Project Owner has obtained all Authorisations required under Environmental Laws necessary to develop and operate the Mine as it is currently developed and operated.

(iii)	No act or omission has occurred and there is no circumstance relating to any of the Seller PSA Entities, the Project Owner, any of their assets, any of the Project Assets or Collateral, which has given rise to:

(i)	a claim, notice, complaint, allegation, investigation, application, order, requirement or directive against a Seller PSA Entity or the Project Owner;

(ii)	a requirement of substantial expenditure by a Seller PSA Entity or the Project Owner; or

(iii)	a requirement that any Seller PSA Entity or the Project Owner ceases or substantially alters an activity,

with respect to any matter under Environmental Laws applicable thereto which has or could reasonably be expected to have an Adverse Impact.

(jjj)	The Seller PSA Entities and the Project Owner have made available to Purchaser a true and complete copy of each material environmental audit, assessment, study or test of which it is aware relating to the Mine, including any environmental and social impact assessment study reports.

(kkk)	To the knowledge of the Seller PSA Entities, there are no pending or proposed (in writing) changes to Environmental Laws or environmental Authorisations that would render illegal or materially restrict the conduct of operations at the Mine, or that could otherwise reasonably be expected to result in an Adverse Impact.

(lll)	None of its assets is subject to contamination:

(i)	that is material in circumstances where the relevant entity is not taking all reasonable steps to remedy such contamination; or

(ii)	to an extent which has or could reasonably be expected to have an Adverse Impact.

(mmm)	None of its assets breach applicable environmental standards and no emissions or discharges breach standards or limits imposed by all relevant laws and Authorisations which gives rise to:

(i)	a material non-compliance in circumstances where the relevant entity is not taking all reasonable steps to remedy such non-compliance; or

(ii)	non-compliance which has or could reasonably be expected to have an Adverse Impact.

(nnn)	The Project does not have and is not likely to have a significant impact on one or more of the matters of national environmental significance under the Environment Protection and Biodiversity Conservation Act 1999 (Cth), and as such is not an action that is required to be referred to the Department of Climate Change, Energy, the Environment and Water for assessment and approval under the Environment Protection and Biodiversity Conservation Act 1999 (Cth).

Compliance with Laws and Expropriation

(ooo)	Each Seller PSA Entity has conducted and is conducting its business in compliance with Applicable Laws and applicable Authorisations, including Applicable Laws with respect to social or community matters, prior consultation processes, anti-money laundering, economic substance and corrupt practices, except where the failure to comply could not reasonably be expected to have an Adverse Impact.

(ppp)	Each Seller PSA Entity is in material compliance with all Applicable Laws and collective bargaining agreements respecting employment, wages, hours of work and occupational health and safety and employment practices.

(qqq)	None of the Seller Group Entities or the Project Owner has received any notice of, nor does any Seller Group Entity have knowledge of any event that has occurred, or condition that exists (or may be reasonably anticipated by the Seller Group Entity would exist by virtue of impending notice, lapse of time or the satisfaction of some other condition), in each case, which would permit the cancellation, termination, forfeiture, expropriation or suspension of all of any part of the Stream Properties or other Project Assets.

Litigation and Orders

(rrr)	Other than as disclosed in writing to Purchaser prior to the Signing Date, there are no outstanding, pending or, to the knowledge of the Seller PSA Entities, threatened, actions, suits, proceedings, investigations or claims (including with respect to social or community matters or prior consultation processes) affecting, or pertaining to, any Seller PSA Entity, the Project Owner or the Project Assets or that would otherwise have an Adverse Impact.

(sss)	None of the Seller Group Entities or the Project Owner nor the Project Assets are subject to any outstanding judgment, order, writ, injunction, decree or sanction that limits or restricts or may limit or restrict any Seller PSA Entity or the Project Owner from performing, fulfilling and satisfying their respective covenants and obligations under the Transaction Documents or would otherwise reasonably be expected to have an Adverse Impact.

(ttt)	No Seller PSA Entity or, any other Person to the knowledge of the Seller PSA Entities, has received from any Governmental Authority any notice or order requiring it or any other Person to perform or cease to perform any act in relation to the Project or so as to restrict the performance of the terms of any of the Material Contracts which have been executed or the construction, development and operation of the Project in accordance with the Base Case Financial Model and the Material Contracts.

Taxes

(uuu)	All Taxes, fees, assessments, reassessments, rents, royalties, contractual compensations or fees, surface fees or other amounts required to keep the Stream Properties in good standing have been paid;

(vvv)	All Tax returns required by Applicable Law to be filed by or with respect to each Seller PSA Entity have been properly prepared and timely filed and all such Tax returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects, and no material fact or facts have been omitted therefrom which would make any such Tax returns misleading;

(www)	No audit or other proceeding by any Governmental Authority is pending or, to the knowledge of any Seller PSA Entity, threatened with respect to any Taxes due from or with respect to any Seller PSA Entity, and no Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against any Seller PSA Entity. There are no matters under discussion, audit or appeal or in dispute with any Governmental Authority relating to Taxes; and

(xxx)	There are no reassessments of Taxes for any Seller PSA Entity that have been issued and are under dispute, and no Seller PSA Entity has received any communication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes.

(yyy)	If any Seller PSA Entity or the Project Owner is a member of a Tax Consolidated Group at any time, it is a member of a Tax Consolidated Group for which the Head Company (as defined in the Income Tax Assessment Act 1997) is MAC Australia, and each member of that Tax Consolidated Group is party to a valid Tax Sharing Agreement and a Tax Funding Agreement.

(zzz)	If any Seller PSA Entity is a member of a GST Group at any time, it is a member of a GST Group for which the Representative Member (as defined in the GST Law) is MAC Australia, and each member of that GST Group is party to a valid ITSA.

(aaaa)	It is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of US$100,000 (or its equivalent in any other currency or currencies) or more.

(bbbb)	No claims are being, or are reasonably likely to be, made against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any Seller Group Entity of US$100,000 (or its equivalent in any other currency or currencies) or more is reasonably likely to arise.

Material Contracts

(cccc)	Purchaser:

(i)	before Completion, has been provided, so far as any Seller PSA Entity is aware true and complete copies of all Material Contracts, including all amendments and updates thereto as have been provided to any Seller PSA Entity by Glencore Operations Australia Pty Limited. The copies of the Material Contracts which have been provided to Purchaser, so far as the Seller PSA Entity is aware, contain the entire agreement of the parties to them and supersede all previous agreements and understandings between the parties with respect to the subject matter of the applicable Material Contract; and

(ii)	after Completion, has been provided true and complete copies of all Material Contracts, including all amendments and updates thereto. The copies of the Material Contracts which have been provided to Purchaser contain the entire agreement of the parties to them and supersede all previous agreements and understandings between the parties with respect to the subject matter of the applicable Material Contract.

(dddd)	Each Seller PSA Entity’s and the Project Owner’s, as applicable, material obligations under the Material Contracts are valid and binding and enforceable in accordance with their terms and conditions, subject to laws generally affecting creditors’ rights and to principles of equity.

(eeee)	All Material Contracts are in full force and effect and none of the Material Contracts, nor any of the terms or conditions of the Material Contracts, have been varied or supplemented in a material respect, or replaced without being approved in writing by Purchaser.

(ffff)	Each Seller PSA Entity and the Project Owner that is a party to a Material Contract is not in breach of or default under the Material Contracts and is not aware of any act, omission or circumstances having occurred which would given any other party legal grounds to terminate, rescind or vary any Material Contract.

Part 3

General

(gggg)	None of the foregoing representations and warranties, when given, contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement of representation or warranty not misleading with respect to the transactions contemplated herein.

Schedule D
REPRESENTATIONS AND WARRANTIES OF PURCHASER

(a)	It is a company duly incorporated and validly existing under the laws of Bermuda and is up to date in respect of all filings required by law.

(b)	All requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approval, with respect to entering into this Agreement and performing its obligations hereunder.

(c)	It has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder.

(d)	This Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not (i) conflict with any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents, or (iii) conflict with or violate any Applicable Law.

(e)	No Authorisations are required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or the transactions contemplated hereby except for Authorisation by its board of directors that have been obtained prior to the Signing Date.

(f)	This Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to general principles of equity applicable under Applicable Law, including the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

(g)	It enters into and performs this Agreement on its own account and not as trustee or a nominee of any other person.

D - 1

Schedule E
MATERIAL CONTRACTS

•	The Glencore Offtake Agreement

•	The Transitional Services Agreement.

•	The SSA

•	The PPX Supply Contract

•	The ME Supply Contract

•	The Shiploader Agreement

•	The Haulage Agreement

•	The Cobar Terminal Services Agreement

•	The Cooling Plant Agreement

•	The Cambiate Equipment Supply Agreement

•	The Ventilation Construction Agreement

•	The Retail Electricity Agreement.

•	Each Project Lease

Less Key Material Contracts

•	The Diesel Supply Agreement

•	The Cement Supply Agreement

•	The Consultancy Services Umbrella Agreement

E - 1

Schedule F
STREAM NPV PROCEDURES

(a)	Upon any requirement to determine the Stream NPV, Seller and Purchaser (through their respective most senior officers) shall for a period of 30 days (the “Discussion Period”) each use their respective commercially reasonable endeavours to mutually agree upon the value of the Stream NPV.

(b)	To the extent Seller and Purchaser are unable to agree on the value of the Stream NPV within the Discussion Period, the value of Stream NPV shall be determined as follows:

(i)	the Stream NPV shall be the simple average of the valuations prepared by two Independent Experts (as such term is defined below) appointed in accordance with, and using the methodology described within, this Schedule. These two Independent Experts shall be appointed within 10 Business Days of the expiry of the Discussion Period and the appointing party shall notify the non appointing party of such appointment. If the non appointing party shall challenge such appointment on the basis that the Independent Expert is not duly qualified to act or is not independent, then the non appointing party shall have the right to refer such appointment to the International Centre for Dispute Resolution, who shall appoint an Independent Expert to act on behalf of the appointing party (but using the parameters set forth in this Schedule); and

(ii)	the Stream NPV determined in accordance with the foregoing process, in the absence of material proven error or fraud shall be final and binding on Seller and Purchaser.

(c)	Each of Seller and Purchaser shall, with respect to the two Independent Experts and to the extent required pursuant to this Schedule, appoint one suitably qualified investment banking firm of internationally recognised standing (subject to paragraph (d)(i) below) to act as an independent expert (each, an “Independent Expert”).

(d)	Unless Seller and Purchaser agree otherwise, each Independent Expert shall be a firm that:

(i)	is, with respect to any Independent Expert, independent of Seller and Purchaser and each of their respective Affiliates; and

(ii)	has not acted for any of Seller, Purchaser or any of their respective Affiliates in any significant capacity for at least one year before the date of selection of such Independent Expert for the purposes of this Schedule.

(e)	Seller and Purchaser shall ensure that each Independent Expert (as well as the other party) has access to (and copies to the extent requested) such books, records and information in such person’s or its Affiliates’ possession or control as any Independent Expert may reasonably request for the purpose of determining the Stream NPV. To the extent possible, Seller and its Affiliates and Purchaser shall also make their personnel, consultants and advisors available to each Independent Expert for such purpose.

(f)	Each Independent Expert shall act as an expert and not as an arbitrator. Each Independent Expert shall provide a written determination of the value with respect to the Stream NPV (each, a “Valuation Certificate”).

(g)	Seller and Purchaser shall each bear the costs of obtaining the Valuation Certificate of the Independent Expert appointed by them.

(h)	The Valuation Certificates shall be issued to each of Seller and Purchaser by the Independent Experts within 30 Business Days of their appointment unless agreed otherwise by each of Seller and Purchaser.

(i)	The Stream NPV shall be determined on the basis of knowledgeable, arm’s length parties, and shall be determined using a valuation methodology based on the present pre-tax US Dollar discounted value. The valuation methodology utilized shall be the same for all of the Independent Experts.

(j)	In determining the Stream NPV, the following principles and assumptions will be taken into account:

(i)	the terms of this Agreement and this Schedule. For greater certainty, to the extent this Agreement has been terminated, disclaimed, frustrated or fundamentally breached, or is not being performed by Seller PSA Entities, then the Stream NPV shall be calculated as if such event had not occurred such that this Agreement remained in full force and effect;

(ii)	an assumption that the Mine is owned and operated by a person that has no indebtedness for borrowed money, and has the financial, operational and technical capability of a prudent owner and operator, without any consideration of the financial impact of this Agreement;

(iii)	the applicable metal prices to use (which shall be equal to the COMEX future market price, as of the date the value of the Stream NPV is required to be determined in accordance with the Agreement, with an assumption that the furthest future price available at the time of the calculation continues indefinitely);

(iv)	the Refined Silver that would have reasonably been expected to have become due to be delivered by Seller to Purchaser under this Agreement and all other amounts that would have reasonably been expected to become payable to Purchaser under this Agreement, but for the event giving rise to the need to determine the Stream NPV;

(v)	the reasonably expected Payable Silver (in respect of which such Refined Silver would be sold and delivered under the Agreement) will be determined based on:

(A)	the Reserves and Resources and potential exploration success of the Stream Properties;

(B)	the reasonably expected mining rate of the Mine;

(C)	the reasonably expected throughput through the Mineral Processing Facilities;

(D)	a metal recovery rate for silver equal to the arithmetic average of the recovery rate realized for silver in the preceding 5 years;

(E)	a fixed payable factor of 90% for Refined Silver;

(F)	an assumption that all cut-off grade, short term mine planning, long term mine planning and production decisions concerning the Mining Properties, determinations of Reserves and Resources, all Mineral marketing and sales (including the terms and conditions of Offtake Agreements), all decisions with respect to exploration and all other decisions are based on metal prices typical of normal industry practice and that Project Owner is receiving payment for all metals produced at the Mining Properties at market prices (including with respect to silver, rather than the Silver Purchase Price), without any consideration of the financial impact of this Agreement;

(G)	if the Mine is continuing to operate, actual silver production of the Mining Properties to the extent available;

(H)	to the extent available, the mine plan and assumptions of any new owner of the Mining Properties and/or the Project Owner or Seller;

(I)	the historical experience of the Mine and other indicators of the reasonably expected assumptions of Mine performance, including with respect to future exploration success, mining rates, recoveries and throughput of the Mineral Processing Facilities;

(J)	such other information and data as may be available at the time of the determination of the Stream NPV that is helpful towards establishing the reasonably expected Payable Silver; and

(K)	the other assumptions and factors set out in this Schedule;

(vi)	the payments that are reasonably expected to have become payable to Seller by Purchaser with respect to any such Refined Silver based on the applicable metal prices; and

(vii)	5% discount rate, using the mid-period discounting methodology.

Schedule G
TRANSACTION SECURITY DOCUMENTS

Part I - Silver Stream Security Documents:

Seller

The general security deed (silver stream) to be entered into between Seller, MAC Australia and Purchaser;

The Jersey law security interest agreement to be granted by MAL in favour of Purchaser in respect of all intangible Jersey situs assets of MAL and Seller;

Any other Jersey law governed security documents requested by Purchaser to be entered into between MAL and Purchaser in respect of all present and after acquired property, assets and undertaking of MAL and Seller, including all shares in the capital of MAC Australia;

The Cayman law governed security documents requested by Purchaser to be entered into between MAC and Purchaser in respect of all present and after acquired property, assets and undertaking of MAC and Seller including all shares in the capital of MAC Australia;

MAC Australia

The general security deed (silver stream) to be entered into between Seller, MAC Australia and Purchaser;

Project Owner

The general security deed (silver stream) (including mining mortgage) to be entered into between the Project Owner and Purchaser and each mortgage to be granted by the Project Owner in respect of the Tenements thereunder;

The mortgage terms deed (freehold property and project leases –silver stream) to be entered into between the Project Owner and Purchaser and each mortgage to be granted by the Project Owner in respect of the Freehold Properties and Project Leases;

The mortgage terms deed (water access licenses –silver stream) to be entered into between the Project Owner and Purchaser and each mortgage to be granted by the Project Owner in respect of the Water Licenses;

Part II

Senior Project Acquisition Facility Security

The:

(i)	Borrower and Company General Security Deed;

(ii)	Company Offshore Security Documents;

(iii)	Target General Security Deed;

(iv)	Freehold Property Mortgages;

(v)	Leasehold Property Mortgages;

G - 1

(vi)	Water Licence Mortgages; and

(vii)	Mining Mortgages,

as each of those terms are defined within the Senior Facility Agreement.

Mezzanine Debt Security

The:

(i)	Obligor General Security Deed;

(ii)	MAC Security Documents;

(iii)	Company Security Documents;

(iv)	Target General Security Deed;

(v)	Freehold Property Mortgages;

(vi)	Leasehold Property Mortgages;

(vii)	Water Licence Mortgages; and

(viii)	Mining Mortgages,

as each of those terms are defined within the Mezzanine Debt Facility Agreement.

Glencore Royalty Security

Such security documents as to be entered into between applicable Seller PSA Entities and Glencore Operations Australia Pty Limited as NSR holder to provide the security agreed to be provided to Glencore Operations Australia Pty Limited in accordance with Intercreditor Deed.

G - 2

Schedule H
MONTHLY REPORT

Form of template attached.

H - 1

Schedule I
ACCESSION AGREEMENT

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT (this “Agreement”) dated as of ● (the “Effective Date”) between COBAR MANAGEMENT PTY LIMITED, a company existing under the laws of ● (“Cobar”), and OSISKO BERMUDA LIMITED, an exempted company existing under the laws of Bermuda (“Purchaser”).

RECITALS:

A.	Metals Acquisition Limited, as seller (“Seller”), Metals Acquisition Corp. (Australia) Pty Ltd., as a seller PSA entity (“MAC Australia”) and Purchaser, as purchaser, entered into an amended and restated silver purchase agreement (the “Silver Purchase Agreement”) dated as of ●, 2023 pursuant to which Seller agreed to sell to Purchaser, and Purchaser agreed to purchase from Seller, an amount of Refined Silver subject to and in accordance with the terms and conditions of the Silver Purchase Agreement;

B.	Cobar is a direct wholly owned subsidiary of MAC Australia and an indirect wholly owned subsidiary of Seller;

C.	It is a condition of the Silver Purchase Agreement that upon completion of the Whitewash Procedure and satisfaction of FIRB Requirements, Cobar accede and become a party to the Silver Purchase Agreement and execute the Project Owner Guarantee and the Project Owner Security Agreements in favour of Purchaser; and

D.	In accordance with the Purchase Agreement, Cobar and Purchaser have agreed to enter into this Agreement providing for Cobar to accede to and become a Seller PSA Entity under the Silver Purchase Agreement and accordingly assume the obligations of a Seller PSA Entity (other than Seller) and the Project Owner thereunder;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cobar and Purchaser (collectively the “Parties”) agree as follows:

1.	Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Silver Purchase Agreement.

2.	Accession. Cobar hereby (i) agrees to become a Seller PSA Entity in the same capacity as each existing Seller PSA Entity (other than Seller) under the Silver Purchase Agreement and (ii) assumes the applicable obligations and liabilities of a Seller PSA Entity (other than Seller) and the Project Owner thereunder from and after the Effective Date (the “Accession”).

3.	No Other Effect on the Silver Purchase Agreement or Creation of Other Rights or Obligations. Except as otherwise specifically provided herein, the Silver Purchase Agreement shall remain in full force and effect and binding on the parties to the Silver Purchase Agreement, in their respective capacities thereunder, as the case may be, all subject to and in accordance with the terms and conditions set forth in the Silver Purchase Agreement.

4.	Acknowledgement. Purchaser hereby acknowledges the Accession and further hereby affirms, confirms and agrees that from and after the Effective Date, Cobar shall be a Seller PSA Entity under the terms of the Silver Purchase Agreement.

5.	Representations and Warranties of the Guarantor Party.

Cobar hereby represents and warrants to Purchaser, that:

(a)	it is a corporation duly incorporated and validly existing under the laws of ● is in good standing and is up to date in respect of all filings required by law to maintain its existence;

(b)	it has done and taken all requisite corporate acts and proceedings, including obtaining all requisite approvals, with respect to entering into this Agreement, the Project Owner Guarantee and the Project Owner Security Agreements (collectively, the “Project Owner Silver Stream Documents”) and performing its obligations hereunder and thereunder;

(c)	it has the requisite power, capacity and authority to enter into each Project Owner Silver Stream Document and to perform its obligations hereunder and thereunder; and

(d)	it has duly and validly executed and delivered each Project Owner Silver Stream Document and each Project Owner Silver Stream Document constitutes a legal, valid and binding obligation of Cobar, enforceable against it in accordance with its terms, subject to the usual exceptions for bankruptcy and insolvency and general equitable principles.

6.	Governing Law and Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New South Wales, Australia.

7.	Disputes and Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (a “Dispute”) shall be resolved in accordance with the provisions of Section 9.5 of the Silver Purchase Agreement, mutatis mutandis.

8.	Amendments. This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.

9.	Counterparts. This Agreement may be executed in one or more counterparts and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. delivery of an executed counterpart of a signature page to this Agreement in PDF electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date and year first above written.

COBAR MANAGEMENT PTY LIMITED

By:
Name:
Title:

By:
Name:
Title:

OSISKO BERMUDA LIMITED

By:
Name:
Title:

Acknowledged and Agreed to on _______________________.

METALS ACQUISITION LIMITED

Per:
Name:
Title:

Executed by Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758) in accordance with section 127 of the Corporations Act 2001 (Cth):

Signature of director	Signature of company secretary/director

Full name of director who states that they are a director of Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)	Full name of company secretary/director who states that they are a company secretary/director of Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)

Schedule J
ANNUAL COMPLIANCE CERTIFICATE

TO:	Osisko Bermuda Limited (“Purchaser”)

FROM:	Metals Acquisition Limited (“Seller”)

RE:	The amended and restated silver purchase agreement dated as of ●, 2023 (as amended, restated or supplemented from time to time, the “Silver Purchase Agreement”) between Purchaser and Seller

This compliance certificate, delivered for the year ended December 31, ●, is furnished pursuant to section 5.1(5)(a) of the Silver Purchase Agreement. Capitalized terms used in this compliance certificate and not otherwise defined shall have the respective meanings ascribed thereto in the Silver Purchase Agreement.

I, [NAME], the [Chief Financial Officer] of Seller, hereby certifies without personal liability for and on behalf of Seller as follows:

1.	I have read and am familiar with the provisions of the Silver Purchase Agreement and have made such examinations or investigations as are necessary to enable me to express an informed opinion as to the matters set out herein.

2.	The representations and warranties made by each Seller PSA Entity pursuant to the Silver Purchase Agreement are true and accurate in all material respects (other than those representations and warranties which are subject to a materiality qualifier, which representation and warranties shall be true and accurate in all respects) as if made on and as of the date hereof, except for any representation and warranty which is stated to be made as of a certain date (and then as of such date) [and for _________][1].

3.	No Seller Event of Default, or event or circumstance which with notice or passage of time or both would become a Seller Event of Default, has occurred and is continuing as of the date hereof [except for______________][2].

4.	No Adverse Impact has occurred and is continuing as of the date hereof [except for______________][3].

5.	The: ratio of Total Net Debt to EBITDA is [].[4]

6.	The Reserve Tail Ratio is projected to be greater than 25% at [insert the latest maturity date of any and all Permitted Secured Debt referred to in paragraph (a) and (c) of the definition thereof].[5]

1 Specify any exception to the accuracy of any such representation and warranty together with all material information relating to such exception in reasonable detail and any action which the Seller PSA Entities have taken or proposes to take with respect thereto

2 Specify any exception together with all material information relating to such exception in reasonable detail and any action which Seller has taken or proposes to take with respect thereto

3 Specify any exception together with all material information relating to such exception in reasonable detail and any action which Seller has taken or proposes to take with respect thereto

4 This covenant shall be tested by reference to the financial statements that must be delivered at the same time as the Annual Compliance Certificate.

5 This covenant shall be tested by reference to the Base Case Financial Model as updated in accordance with the Silver Purchase Agreement.

7.	The Available Cash and Cash Equivalent Investments available to MAC Australia and its Subsidiaries is [], [including any undrawn portion of Facility B under the Senior Project Acquisition Facility][6]

8.	The calculations with respect to each of the financial covenants in paragraphs 5, 6 and 7 above are set out in the spreadsheet provided with this Annual Compliance Certificate.

[Signature page follows]

6 This covenant shall be tested by reference to the financial statements that must be delivered at the same time as the Annual Compliance Certificate. Wording in square brackets only applicable for the period from the Closing Date to the date falling 12 months after the Closing Date.

DATED the ____ day of ___________________.

METALS ACQUISITION LIMITED

By:
Name:
Title: Chief Financial Officer

Schedule K
CONDITIONS PRECEDENT

Conditions Precedent to Payment of Deposit:

Part 1 – Conditions Precedent for Benefit of Purchaser

(a)	Seller shall have delivered to Purchaser a current (dated no earlier than two Business Days prior to the Closing Date) certificate of status, good standing or compliance (or equivalent) for MAC and MAL issued by the relevant Governmental Authority and Seller shall have delivered to Purchaser a current certificate of status, good standing or compliance (or equivalent) for MAL (after giving effect to the Merger) issued by the relevant Governmental Authority;

(b)	Evidence satisfactory to Purchaser that the Merger has been completed MAL listed its shares on NYSE and the Acknowledgement in form and substance satisfactory to Purchaser has been executed and delivered by MAL and MAC Australia;

(c)	Satisfaction of the FIRB Requirements;

(d)	Any amendments to this Agreement (or amendment and restatement of this Agreement) required by Purchaser pursuant to Section 3.2(3), in form and substance satisfactory to Purchaser, have been executed and delivered by MAC, MAL and MAC Australia;

(e)	Each Seller PSA Entity shall have executed and delivered to Purchaser the Closing Date Security Documents to which it is a party and shall have made, or arranged for, all such registrations, filings and recordings of Security in all appropriate jurisdictions (collectively, the “Relevant Jurisdictions”), and shall have done all such other acts and things as may be necessary or advisable to create, perfect or preserve the Security in accordance with Section 7.1 (including, for the avoidance of doubt, registering financing statements or financing change statements on the register held under the PPSA with respect to the Holdco Security Agreements, with any relevant serial numbers of personal property which may or must be described by serial number included thereon), and the Security shall constitute a valid and enforceable charge, mortgage or assignment by way of security (as applicable) over the Collateral, and Purchaser shall have received evidence satisfactory to it of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(f)	Each Seller PSA Entity shall have delivered to Purchaser opinions, in form and substance satisfactory to Purchaser, acting reasonably, from external legal counsel to the Seller PSA Entities as to, among other things: (A) the legal status of each Seller PSA Entity and the Project Owner; (B) the power, capacity and authority of each Seller PSA Entity to execute, deliver and perform the Silver Stream Documents to which it is a party; (C) the execution and delivery by each Seller PSA Entity of the Silver Stream Documents to which it is a party and the enforceability thereof against it; (D) the registrations, filings and recordings made in all Relevant Jurisdictions to create, perfect and otherwise preserve the Security and attaching the results of the usual searches that would be conducted in each of the Relevant Jurisdictions in connection with the Security (other than any Security to be granted after the Whitewash Procedures); (E) that the Security creates valid and enforceable security interests in favour of Purchaser in the Collateral(F) no documentary or stamp tax payable; and (G) the completion of the Merger, and all undertaking, property and liabilities of MAC (including the Silver Stream Obligations) have vested in MAL as the surviving company;

(f1)	All share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Seller PSA Entity in blank in relation to the assets subject to or expressed to be subject to any Security and other documents of title to be provided under the Silver Stream Security Documents and evidence that such documents have been received by the Senior Security Trustee or will be received by the Senior Security Trustee contemporaneously with the Closing Date;

(g)	A legal opinion of:

(i)	Squire Patton Boggs, legal advisers to MAC Australia in Australia, in form and substance satisfactory to Purchaser, with respect to the Material Contracts (other than the Cambiate Supply Agreement and the Less Key Material Contracts) and the Intercreditor Deed;

(ii)	Niederer Kraft Frey in a form and substance satisfactory to Purchaser, with respect to the Offtake Agreement;

(iii)	Squire Patton Boggs, in form and substance satisfactory to the Lenders, with respect to the governing law of the Offtake Agreement;

(iv)	King & Wood Mallesons, legal advisors to Glencore Operations Australia Pty Limited, in form and substance satisfactory to the Lenders, with respect to, amongst other things, the Offtake Agreement, the Intercreditor Deed, and the SSA;

(v)	DLA Piper, legal advisers to Sprott Resource Lending Corp. on the Intercreditor Deed in form and substance satisfactory to Purchaser;

(h)	[Not used]

(i)	Each of the Seller PSA Entities shall have given to Purchaser a verification certificate given by 2 directors or a director and secretary of the Seller PSA Entity in the form set out in Part 3 of this Schedule, with the attachments referred to in that form, and dated as of the Closing Date; No constitution for a Seller PSA Entity or the Project Owner that is attached to a verification certificate may contain a right for a director to refuse to register a share transfer that occurs as a result of a financier enforcing its security over such shares;

(i1)	A certificate signed by an authorised signatory of each Seller PSA Entity setting out details required by Purchaser for the purposes of registering financing statements or financing change statements on the register under the PPSA or otherwise perfecting security interests arising under the Finance Documents (as such term is defined in the PPSA), including: (i) relevant serial numbers of personal property which may or must be described by serial number; (ii) information regarding any chattel paper or other personal property which is subject to or expressed to be subject to the Silver Stream Security in respect of which a security interest can be perfected by control or possession;

(j)	The Seller PSA Entities shall have delivered to Purchaser a copy of the Mine Plan, including the Base Case Financial Model certified to be true and complete by a director or senior officer of Seller. The Base Case Financial Model shall demonstrate compliance with maximum leverage of 60:40 debt:equity at the Closing Date and the Financial Covenants (as defined in the Senior Facility Agreement) calculated as at the Closing Date (post completion of the Acquisition Transaction), in each case, to the reasonable satisfaction of Purchaser;

(k)	The Seller PSA Entities shall have delivered to Purchaser a copy of the Approved Hedging Programme – Project Chariot 2023 and the Hedge Protocol (as defined in the Mezzanine Debt Facility Agreement as in effect on the Signing Date);

(l)	The Glencore Offtake Agreement in form and substance satisfactory to Purchaser has been delivered to Purchaser in escrow and such escrow will be released upon Completion;

(m)	A certified copy of each Material Contract (other than the Less Key Material Contracts and the Cambiate Equipment Supply Agreement) shall have been delivered to Purchaser;

(n)	The Tripartite Deeds for the following Material Contracts:

(i)	the Transitional Services Agreement; and

(ii)	the Glencore Offtake Agreement,

and a copy of all notices required to be sent under the Silver Stream Security Documents to be executed by the relevant Seller PSA Entity and the Project Owner and duly acknowledged by the addressee where applicable;

(o)	Evidence of discharge of existing Financial Indebtedness or Encumbrances or guarantees or duly completed and executed discharges and releases (if applicable) in registrable form which are not permitted by the Silver Stream Documents;

(p)	The Intercreditor Deed in form and substance satisfactory to Purchaser and the Subordination Deed have been executed and delivered by each of the parties thereto;

(q)	The Subordination of Claims Letter;

(r)	A copy of each Acquisition Finance Document executed by each party thereto certified by MAC Australia that they are true and correct copies;

(s)	The following documents are in agreed form:

(i)	the Project Owner Whitewash Documentation;

(ii)	the Seller PSA Entities Whitewash Documentation;

(iii)	the Project Owner Security Agreements; and

(iv)	the Project Owner Guarantee;

(t)	The warranties contained in the SSA (as in effect on the date of this Agreement) and referred to in section 11.1(b) of the SSA (as in effect on the date of this Agreement) are true and correct in all respects as of such date;

(u)	The conditions precedent to completion of the Acquisition Transaction contained in section 2.1 of the SSA (as in effect on the date of this Agreement) have been satisfied;

(v)	The Seller PSA Entities shall have obtained, and provided Purchaser with copies of, all Authorisations (in form and substance satisfactory to Purchaser) required in connection with the entering into of this Agreement and the Closing Date Security Documents and the enforceability thereof, to permit the transactions contemplated by this Agreement and the Closing Date Security Documents and the completion of the Acquisition Transaction;

(w)	No action or proceeding, at law or in equity, is pending or, to the knowledge of such Seller PSA Entity, threatened by any Person or Governmental Authority to restrain, enjoin or prohibit the consummation of the transactions contemplated by any Transaction Document;

(x)	All of the closing conditions in the SSA have been satisfied and the transactions contemplated by the SSA and the Acquisition Finance Documents shall be consummated and Completion shall occur, in each case, concurrently with the payment of the Deposit by Purchaser;

(y)	Evidence that MAC Australia will be capitalised by way of the issuance of equity (which for clarity, includes an amount of equity of up to US$100,000,000 to be subscribed for by Glencore Operations Australia Pty Limited in Seller contemporaneous with the Closing Date, which will be used to offset the purchase price payable by MAC Australia under the SSA by the same amount (the “Glencore Equity”))

(i)	of not less than US$415,000,000, including the PIPE equity raise and SPAC cash-in trust (net of redemptions) and the Glencore Equity; and

(ii)	such that its debt to equity ratio is no greater than 60:40 upon satisfaction of all conditions precedent in Section 3.2 at the Closing Date (after giving effect to the Acquisition Transaction) and as set out under the Funds Flow Statement (where "debt" means the total of all deposits to be made and amounts available for drawing under the Acquisition Finance Documents)

(z)	Evidence that the net proceeds of the equity issuance referred to in paragraph (x), together with any undrawn facility and deposits to be made available under the Acquisition Finance Documents will be sufficient to fund the payment of the acquisition purchase price under the SSA, and as set out under the Funds Flow Statement;

(aa)	The following finalised due diligence reports addressed to Purchaser (or with associated reliance letters addressed to Purchaser), in form and substance satisfactory to Purchaser shall have been delivered to Purchaser:

(i)	Legal due diligence report from Squire Patton Boggs and from Hetherington Legal in relation to the Mining Properties;

(ii)	Technical and Environmental due diligence report from SRK Consulting;

(iii)	Insurance due diligence report from Fenchurch Insurance Brokers;

(iv)	Tax due diligence report from PwC; and.

(v)	Audit report from PwC with respect to the Base Case Financial Model.

(bb)	A copy, certified by an authorised signatory of MAC Australia, to be a true copy, of the Original Financial Statements of each Seller PSA Entity and the Project Owner (after giving effect to the Acquisition Transaction);

(cc)	All Acquisition Finance Documents and other agreements and other documents to be entered into or delivered in connection with the Senior Project Acquisition Facility, the Mezzanine Debt and the Glencore Royalty Deed have been entered into or delivered in form and substance satisfactory to Purchaser and certified copies thereof delivered to Purchaser and all conditions required to be met for funding of the Senior Project Acquisition Facility and Mezzanine Debt have been met or waived to the satisfaction of Purchaser (other than any Acquisition Finance Document to be entered into by the Project Owner as a condition subsequent to any Acquisition Finance Document);

(dd)	The Seller PSA Entities shall have delivered copies of any other Authorisation or other document, opinion or assurance which Purchaser considers to be necessary or desirable (if it has notified Seller accordingly) in connection with the Acquisition Transaction, the entry into and performance of the transactions contemplated by any Silver Stream Document or for the validity and enforceability of any Silver Stream Document;

(ee)	The Seller PSA Entities shall have delivered to Purchaser a funds flow statement setting out the amounts to be paid on the Closing Date under the Silver Stream Documents and the other Acquisition Finance Documents, and the payers and receipts of such payments on the Closing Date (the “Funds Flow Statement”) and the sources and uses of the funds required for the Acquisition Transaction are consistent with Schedule B to the Commitment Documents;

(ff)	During the period commencing March 17, 2022 to the Closing Date, no Material Adverse Change (as defined in the SSA) has occurred;

(gg)	The Seller PSA Entities shall have paid in full all fees, expenses and other amounts payable under the Commitment Documents and the Silver Stream Documents.

(hh)	Evidence that the Approved Hedging in respect of Financial Indebtedness incurred under the Senior Facility Agreement has been transacted or will be immediately after Completion;

(ii)	Evidence of a minimum achieved hedge price of $3.60/lb for 30% of base case production over three years based on the Base Case Financial Model at Completion;

(jj)	Evidence that the required insurance policies are in full force and effect, and note Purchaser as interested party;

(kk)	An original certificate executed by two directors or a director and secretary of MAC Australia confirming:

(i)	completion of the Acquisition Transaction will occur in accordance with the SSA;

(ii)	all material authorisations and approvals, including FIRB approval if required, in connection with the Acquisition Transaction are in full force and effect, including in relation to the acquisition of any residential property owned by the Project Owner and the issuance of any scrip consideration to Glencore Operations Australia Pty Limited;

(iii)	all conditions precedent to the Acquisition Transaction have been satisfied (other than payment of the purchase price) and no conditions precedent to the Acquisition Transaction have been or will be waived or amended (unless Purchaser has given its prior written consent);

(iv)	there has been no termination, amendment or waiver of any Material Contract;

(v)	all representations made by a Seller PSA Entity under the SSA are true in all material respects and not misleading;

(vi)	no material actions, suits or proceedings are pending or threatened in writing against any Seller PSA Entity with respect to the Acquisition Transaction; and

(vii)	arrangements satisfactory to Purchaser are in place to transition any outstanding performance bonds or guarantees to equivalent instruments under the Senior Facility Agreement;

(ll)	Evidence that:

(i)	Seller has convened a meeting of shareholders to approve the Acquisition Transaction;

(ii)	Seller’s shareholders have approved:

(A)	the Acquisition Transaction;

(B)	the issue of equity in connection with the Acquisition Transaction that is necessary to satisfy the equity condition set forth in above paragraph (y);

(C)	Seller has met all other requirements that need to be met before Completion that are imposed by applicable law or regulation in connection with the “de-SPAC” process; and

(iii)	All documents, notices, evidence, agreements, registrations and filings requested by Purchaser or required to be entered into, delivered, registered or filed under any applicable law or under any Transaction Document for the Merger to become effective;

(mm)	In respect of MAL:

(i)	a duly completed Jersey Consent Letter signed by MAL and any individual named therein as the contact for service for MAL consenting to the inclusion of their name and contact details in a financing statement;

(ii)	a search of the SIR made against each Seller PSA Entity and the Project Owner on the date of the relevant Silver Stream Security Document showing that no financing statements have been registered against it (other than in favour of the Senior Security Trustee, the Mezzanine security trustee, Purchaser and Glencore Operations Pty Ltd in relation to the Glencore Royalty only);

(iii)	a verification statement issued by the Registrar of the SIR indicating that a financing statement has been successfully registered in respect of Seller under the relevant Silver Stream Security Document; and

(iv)	confirmation that the process agent required to be appointed under the relevant Silver Stream Security Document to which the Seller is party, has accepted its appointment in relation to Seller.

(nn)	A certified copy of the Tax Sharing Agreement and Tax Funding Agreement.

Part 2 – Conditions Precedent for Benefit of Seller

(a)	Purchaser paying to Seller all the subscription monies payable to Seller under the PIPE Subscription Agreement in accordance with the terms of the PIPE Subscription Agreement.

Part 3 – Form of Verification Certificate

From:      [Name of applicable Seller PSA Entity]

To:      Osisko Bermuda Limited

Amended and Restated Silver Purchase Agreement between Osisko Bermuda Limited, Metals Acquisition Limited and Metals Acquisition Corp. (Australia) Pty Ltd dated [       ] (the "Agreement")

[I am a director]/[We are directors] of [Seller PSA Entity] of [address] ("Company") and [am]/[are each] authorised to execute this Certificate in the name of the Company.

[I/We] refer to the Agreement. Terms defined in the Agreement shall have the same meaning in this certificate unless given a different meaning in this certificate.

1.	Attached are complete copies of the following:

(a)	The constitutional documents of the Seller PSA Entities;

(b)	[For a Seller PSA Entity incorporated in Jersey only] a copy of all consents to issue shares issued to it under the Control of Borrowing (Jersey) Order 1958, as amended and all other Jersey regulatory approvals, authorisations, consents, licences, permits or registrations issued to it (if any);

(c)	[For a Seller PSA Entity incorporated in Jersey only] copies of its registers of directors, secretaries and members;

(d)	[For a Seller PSA Entity incorporated in Jersey only] a copy of a written authorisation of all of its shareholders approving the entry into of the Silver Stream Documents to which it is a party for the purposes of Article 74(2)(a) of the Jersey Companies Law;

(e)	[For a Seller PSA Entity incorporated in the Cayman Islands only] a copy of its register of directors and officers, register of members and registers of mortgages and charges of the relevant Seller PSA Entity;

(f)	[For a Seller PSA Entity incorporated in the Cayman Islands only] a certificate of good standing of the relevant Seller PSA Entity issued by the Registrar of Companies in the Cayman Islands dated no earlier than 30 days prior to the date of this certificate;

(g)	Extracts of minutes of a meeting of directors of the Seller PSA Entities:

(i)	Approving the terms of, and the transactions contemplated by, the Silver Stream Documents to which it is expressed to be a party and resolving that it execute the Silver Stream Documents to which it is expressed to be a party; and in the case of Seller and MAC Australia including a statement of corporate benefit and authorising a specified person or persons as authorised signatory to execute the Silver Stream Documents to which it is a party, on its behalf;

(ii)	Authorising the execution, delivery and performance of [each Silver Stream Documents to which it is expressed to be a party on its behalf]/[a power of attorney for execution of each Silver Stream Documents to which it is expressed to be a party];

(iii)	Authorising a specified person or persons, on its behalf, as authorised signatory to sign and/or dispatch all documents and notices to be signed and/or despatched by it under or in connection with the Silver Stream Documents to which it is expressed to be a party; and

(iv)	[For a Seller PSA Entity incorporated in Jersey only] [including a resolution or other suitable statement to the effect that the solvency test specified in Article 74(2)(b) of the Jersey Companies Law is satisfied after the entry into of the Finance Documents to which it is a party.]

(h)	[Any power of attorney [duly stamped and registered where necessary] under which the Company executed any Silver Stream Documents to which it is expressed to be a party, executed under common seal or by two directors or a director and a secretary;]

(i)	[For a Seller PSA Entity incorporated in Australia or Jersey only] A resolution signed by all the holders of the issued shares in the Company, approving the terms of, and the transactions contemplated by, the Silver Stream Documents to which the Company is expressed to be a party and a certificate of solvency by [a director] of that Company; and

(j)	A specimen signature of each authorised signatory who is authorised to sign the Silver Stream Documents and give notices for each Seller PSA Entity.

2.	The only Financial Indebtedness of the [Seller PSA Entity] is Permitted Financial Indebtedness.

3.	The only Encumbrance that subsists over any of the [Seller PSA Entity] assets is Permitted Encumbrances.

4.	All material Authorisations and approvals, including FIRB approval, if required, in connection with the Acquisition Transaction, the transactions contemplated by the Agreement and the other transactions contemplated by the Transaction Documents are in full force and effect, including in relation to the acquisition of any residential property owned by the Project Owner.

5.	All of the representations made by the [Seller PSA Entity] pursuant to the Agreement are true and correct in all material respects as of the date hereof (or in any respect in the case of representations and warranties that are qualified by materiality).

6.	The [Seller PSA Entity] is not in breach or default and there is no Event of Default that has occurred and is continuing (or an event which with notice or lapse of time or both would become a breach, default or Event of Default) under the Agreement or any other Silver Stream Document to which the [Seller PSA Entity] is a party.

7.	No Material Adverse Change (as defined in the SSA) has occurred.

8.	No term of the SSA has been waived or amended, without Purchaser’s prior written consent, except for any waiver or amendment that could not reasonably be expected to be materially adverse to Purchaser.

9.	The matters referred set forth in paragraphs [(t), (u), (w), (x), (ff), (gg), (hh)] of Schedule K of the Agreement are true and correct in all respects.

10.	[Insert other matters to be verified, including any details required by Purchaser for the purposes of registering financing statements or financing change statements on the register held under the PPSA or otherwise perfecting security interests arising under the Silver Stream Documents.]

11.	The Company is solvent. It is not prevented by Chapter 2E of the Corporations Act from entering into and performing any of the Finance Documents to which it is expressed to be a party.

[Note: Other variations and amendments to be inserted based on which PSA entity is issuing]

Director	[Director]

Schedule L
CONDITIONS SUBSEQUENT

Conditions Subsequent

1.	As soon as reasonably practicable following the completion of the Whitewash Procedure and in any event on or before the Whitewash Completion Date:

(a)	the Seller PSA Entities must cause the Project Owner to provide evidence (the “Project Owner Whitewash Documentation”) to Purchaser that it has taken all steps required to whitewash any financial assistance under section 260A of the Corporations Act arising from the Project Owner granting security and providing a guarantee in respect of this Agreement;

(b)	each Seller PSA Entities must provide evidence (the “Seller PSA Entities Whitewash Documentation”) to Purchaser that it has taken all steps required to whitewash any financial assistance under section 260A of the Corporations Act arising from the Project Owner acceding to this Agreement, the Project Owner Guarantee and the Project Owner Security Agreements;

(c)	following the steps set out in paragraphs 1 (a) and (b) of this Schedule L, the Seller PSA Entities shall cause the Project Owner to accede to this Agreement in its capacity as a Seller PSA Entity and Project Owner and agree to be bound by the terms and conditions of this Agreement pursuant to the Accession Agreement; and

(d)	following the steps set out in paragraphs 1 (a) and (b) of this Schedule L, the Seller PSA Entities shall: (i) cause the Project Owner to execute and deliver to Purchaser the Project Owner Guarantee and Project Owner Security Agreements and make, or arrange for, all such registrations (including, for the avoidance of doubt, registering financing statements on the register held under the PPSA with respect to the Project Owner Security Agreements), filings and recordings of such Security in all appropriate jurisdictions, and do all such other acts and things as may be necessary or advisable to create, perfect or preserve such Security in accordance with Section 7.1, and ensure that such Security constitutes a valid and enforceable charge over all of its present and after-acquired property; (ii) provide Purchaser evidence satisfactory to it of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto; (iii) provide evidence of discharge of existing Financial Indebtedness or Encumbrances or guarantees or duly completed and executed discharges and releases (if applicable) in registrable form which are not permitted by the Silver Stream Documents; and (iv) arrange for delivery to Purchaser of a third party legal opinion from the Project Owner’s counsel and supporting documentation substantially to the same effect as the opinions and supporting documentation delivered pursuant to paragraphs (e) and (f), respectively, of Part 1 of Schedule K.

2.	Within 30 Business Days of the Closing Date, the Seller PSA Entities shall provide to Purchaser a copy of each certificate of currency in respect of the material insurances of the Project Owner noting the interests Purchaser where customary and practicable to do so.

3.	Within 30 days of the Closing Date, a duly executed copy of:

(a)	each Tripartite Deed for the following Material Contracts:

(i)	the Shiploader Agreement

(ii)	the Haulage Agreement

(iii)	the Cobar Terminal Services Agreement

(iv)	the Cooling Plant Agreement

(v)	the Ventilation Construction Agreement; and

(vi)	the Retail Electricity Agreement

(b)	each Consent Deed for the following Less Key Material Contracts:

(ix)	the Diesel Supply Agreement; and

(x)	the Cement Supply Agreement;

4.	Within ten Business Days of Closing Date (or such longer period as Purchaser may agree in its reasonable discretion), the Seller PSA Entities shall procure that the following is delivered to Purchaser:

(a)	a certified copy of the register of members of the Project Owner;

(b)	signed but undated blank transfer forms in relation to all issued shares in the Project Owner;

(c)	evidence satisfactory to Purchaser that the Senior Security Trustee has received the original share certificate(s) for all issued shares in the Project Owner; and

(d)	evidence satisfactory to Purchaser that the constitution of the Project Owner has been amended to remove any directors’ or other officers’ discretion to refuse transfers of shares in the Project Owner and do not otherwise restrict or inhibit any transfer or creation or enforcement of the Transaction Security.

5.	Within 30 Business Days of the Closing Date, the Seller PSA Entities shall provide to Purchaser a copy of each contract to which the Project Owner is a party with a total cost of at least US$10 million (or its equivalent) over the life of the contract (including the Cambiate Equipment Supply Agreement) or which is otherwise material to the operations of the Project Owner and which was not disclosed to Purchaser before the Closing Date.

6.	Within 30 days of the Closing Date, the Seller PSA Entities shall provide to Purchaser evidence that the Project Owner has withdrawn from the deed of cross guarantee dated 4 December 2018 and is released with effect on and from the date of Completion from any obligations that have previously arisen and may be due under that deed.

7.	Within 5 Business Days of the Closing Date, in respect of any Silver Stream Security Document to be entered by MAC (which is incorporated under the laws of the Cayman Islands), evidence of the completion of each registration to be made under Cayman Islands law pursuant to each such Silver Stream Security Document.

8.	On the date that the Project Owner accedes to this Agreement in accordance with paragraph 1(c) of this Schedule L, the Seller PSA Entities shall provide:

(a)	a verification certificate given by 2 directors or a director and seller of the Project Owner in the form set out in Part 3 of Schedule K, with the attachments referred to in that form and dated as of the date of delivery. No constitution for the Project Owner that is attached to a verification certificate may contain a right for a director to refuse to register a share transfer that occurs as a result of a financier enforcing its security over such shares; and

(b)	a certificate signed by an authorised signatory of the Project Owner setting out details required by Purchaser for the purposes of registering financing statements or financing change statements on the register under the PPSA or otherwise perfecting security interests arising under the Finance Documents (as such term is defined in the PPSA), including: (i) relevant serial numbers of personal property which may or must be described by serial number; (ii) information regarding any chattel paper or other personal property which is subject to or expressed to be subject to the Silver Stream Security in respect of which a security interest can be perfected by control or possession.

9.	On or before the first Interest Payment Date (as defined under the Mezzanine Debt Facility Agreement as in effect on the Closing Date), the Seller PSA Entities have satisfied the financial covenant set out in Section 6.18(1)(c) of this Agreement.

Schedule M
EXISTING SECURITY

Attached

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
1.	201611090053086	Yes	Other Goods	Cobar Management Pty Ltd	ORICA AUSTRALIA PTY LTD ACN 004 117 828	All goods sold or supplied, and all equipment loaned, rented, bailed or otherwise made available by the secured party to the grantor. Contract Target value: $13.85M, Completed Date: 31 Dec 2025.
2.	201304020032029	Yes	Other Goods	ABN 38 083 171 546	SCHNEIDER ELECTRIC (AUSTRALIA) PTY LIMITED ACN 004 969 304; SCHNEIDER ELECTRIC IT AUSTRALIA PTY LTD ACN 088 913 866; SCHNEIDER ELECTRIC BUILDINGS AUSTRALIA PTY LTD ACN 008 059 345; SCHNEIDER ELECTRIC SYSTEMS AUSTRALIA PTY LTD ACN 000 522 261; M & C ENERGY PTY LTD ACN 104 501 091	Electrical components Amount secured: under $5,000,000
3.	201112203237636	Yes	Other Goods	ACN 00 083 171 546; COBAR MANAGEMENT PTY. LIMITED	AGGREKO GENERATOR RENTALS PTY. LIMITED ACN 001 991 457	All equipment leased, rented or otherwise made available to the grantor by the secured party. Contract Target value: $5.89M Completed Date: 30 Aug 2023.
4.	201208010044673	Yes	Other Goods	ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	JENNMAR AUSTRALIA PTY LTD ACN 078 584 531	Amount secured: under $5,000,000
5.	201208230032315	Yes	Other Goods	ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	SANDVIK MINING AND CONSTRUCTION AUSTRALIA PTY LTD ACN 003 771 382

All goods sold, leased, rented, bailed, consigned or otherwise made available to the grantor by the secured party including but not limited to parts, consumables and equipment other than such property released by the secured party (expressly or by its terms). The property may include inventory, and may be subject to control. The grantor breaches the security agreement if, without the secured party's consent or agreement, it disposes of collateral (even in the ordinary course of business).

Sandvik has 3 entries in the Contract Register and 4 Purchasing Document numbers.

It is unclear which PPSR entry corresponds to the relative Contract Register entry/ Purchasing Document number.

The 4 Purchasing Document IDs are: CTR-530561 - Contract target value: $3.94M, Completed Date: 31 Dec 2026;

4600008762 - Contract Target value: $27.97M, Completed Date: 30 Jun 2023

4600010829 – Contract Target value: $1.77M, Completed Date: 31 Aug 2026

4600010452 – Contract Target value: $12M, Completed Date: unclear.

N.B. the discrepancy between listed Contract Numbers and Purchasing Documents is likely due to - Contract Number - 4600010452 having expired.

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
6.	201208230032646	Yes	Other Goods	ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	SANDVIK MINING AND CONSTRUCTION AUSTRALIA PTY LTD ACN 003 771 382

All goods sold, leased, rented, bailed, consigned or otherwise made available to the grantor by the secured party including but not limited to parts, consumables and equipment other than such property released by the secured party (expressly or by its terms). The property may include inventory, and may be subject to control. The grantor breaches the security agreement if, without the secured party's consent or agreement, it disposes of collateral (even in the ordinary course of business).

Amount secured: Values per the above entry [5].

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
7.	201401150040130	Yes	Other Goods	ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	FUCHS LUBRICANTS (AUSTRALASIA) PTY LTD ACN 005 681 916	All goods supplied by the secured party to the grantor including but not limited to lubricants, equipment and related goods supplied. Amount secured: under $5,000,000
8.	201505310004843	No	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	HMR DRILLING SERVICES PTY LTD ACN 133 922 559

1 700 Series Feedframe, coupled with a 90kw power pack, clearly marked HMR RIG 20, 1 x seacontainer, 1 x f40 water pump, and all drilling equipment associated with the contract with Glencore, CSA Site

HMR has 3 entries in the Contract Register and 3 Purchasing Document numbers.

It is unclear which PPSR entry corresponds to the relative Contract Register entry/ Purchasing Document number.

The 3 Contract Numbers are:

4600008686 – Contract Target value: $7.05M, Completed Date: 6 Feb 2022

4600011898 - Contract Target value: $7.45M, Completed Date: 31 Dec 2025

4600013534 - Contract Target value: $16.25M, Completed Date: 31 Dec 2025.

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
9.	201611230052290	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171	MPC6004-MPC6004-MPC6004 Amount secured: under $5,000,000
10.	201612230039798	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	COMMONWEALTH STEEL COMPANY PTY LIMITED ACN 000 007 698

All goods sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

Amount secured: under $5,000,000

11.	201709250036207	Yes	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	EPIROC AUSTRALIA PTY LTD ACN 000 086 706

All motor vehicles (as defined in the Personal Property Security Act and Regulations) and their associated parts, accessories and equipment rented, leased, hired, baled, supplied on consignment, sold subject to a conditional sale agreement including retention of title, or otherwise made available to the grantor by the secured party.

Amount secured: under $5,000,000

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
12.	201709250036426	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	EPIROC AUSTRALIA PTY LTD ACN 000 086 706

All goods, equipment and / or other tangible property (including any accessions to those goods, equipment and / or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grant

Amount secured: under $5,000,000

13.	201712150048498	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	WESTRAC PTY LTD ACN 009 342 572

All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement (including retention of title) or otherwise made available by the secured party to the grantor.

Westrac has 2 entries in the Contract Register

It is unclear which PPSR entry corresponds to the relative Contract Register entry/ Purchasing Document number.

The 2 Contract Numbers are:

4600011236 – Contract Target Value: $12M; Completed Date: 31 Dec 2023.

4600009645 – Contract Target Value: $55K; Completed Date: 31 Dec 2021.

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
14.	201807240027161	Yes	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	WESTRAC PTY LTD ACN 009 342 572

All motor vehicles (as defined in the Personal Property Securities Act and Regulations) rented leased, bailed, supplied on consignment or sold subject to conditional sale agreement including retention of title or otherwise made available to the grantor by the secured party.

Amount secured: See above Westrac entry [13] for values.

15.	201902280012732	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	METSO AUSTRALIA LIMITED ACN 000 197 428

All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

Supply of Mills components contract -Purchasing Document 4600008327

Completion date was for 11 March 2022 (this works are ongoing).

Value: $5,747,555

16.	201904160032141	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171

All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

Amount secured: under $5,000,000

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
17.	201904160046593	No	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	HMR DRILLING SERVICES PTY LTD ACN 133 922 559

1 x 1300 series feedframe coupled with 1 x 110kw power pack, rod handler and LM DCi plus all associated running equipment including Sea Container, pumps and running gear.

Amount secured: Value per above HMR entry [8].

18.	201904160056103	No	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	HMR DRILLING SERVICES PTY LTD ACN 133 922 559

1 X 700 Series Feedframe coupled with a 90kw Power Pack identified with serial no. LM-90-2007-012 ASSET No. DD0030 including all equipment required to complete the drilling program. Including sea containers, pumps and drilling equipment for HMR Drilling. Serial no. LM90-2007-012

Amount secured: Value per above HMR entry [8].

19.	201904160056436	No	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	HMR DRILLING SERVICES PTY LTD ACN 133 922 559

1 X 700 Series feedframe coupled with a 90kw power pack DCi Serial No. LM90-2017-026 HMR Asset No.: D0035 including all relevant drilling equipment. Sea containers, pumps and all relevant equipment.

Amount secured: Value per above HMR entry [8].

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
20.	201910010015640	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171

All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

Amount secured: under $5,000,000

21.	202008270014464	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171

All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

Amount secured: under $5,000,000

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
22.	202011250009949	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171

All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

Amount secured: under $5,000,000

23.	202012220042280	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	PJL GROUP PTY LTD ACN 151 805 408	ATLAS COPCO MT6020 SERIAL NUMBER - AV0 08X 424 ARR# 8997 2067 00 Amount secured: under $5,000,000
24.	202110070010464	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171

All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

Amount secured: under $5,000,000

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
25.	202112240064035	No	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	AUSTRALIAN TRUCK & 4WD RENTALS PTY LTD ACN 056 422 309	Amount secured: under $5,000,000
26.	202112240065170	No	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	AUSTRALIAN TRUCK & 4WD RENTALS PTY LTD ACN 056 422 309	Amount secured: under $5,000,000
27.	202112240065664	No	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	AUSTRALIAN TRUCK & 4WD RENTALS PTY LTD ACN 056 422 309	Amount secured: under $5,000,000
28.	202112240065981	No	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	AUSTRALIAN TRUCK & 4WD RENTALS PTY LTD ACN 056 422 309	Amount secured: under $5,000,000
29.	202202170002442	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171

All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

Amount secured: under $5,000,000

30.	202205040057935	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 00 083 171 546; COBAR MANAGEMENT PTY. LIMITED	C J D EQUIPMENT PTY LTD ACN 008 754 523

All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement (including retention of title) or otherwise made available by the secured party to the grantor, including but not limited to construction equipment, parts, spares and service.

Amount secured: under $5,000,000

Signature page

Each person executing this Deed on behalf of a party states that they have no notice of revocation or suspension of their authority.

Executed and delivered as a Deed.

purchaser

SIGNED AND DELIVERED by Osisko Bermuda Limited in the presence of:	)
)
)
)
/s/ Rosette Simmons	)	/s/ Michael Spencer
Signature of witness	)	Signature of authorised signatory
)
ROSETTE SIMMONS	)	MICHAEL SPENCER
Name of witness (Block Letters))		Name of authorised signatory (Block Letters)
)
)

seLLER

SIGNED, SEALED AND DELIVERED by Metals Acquisition Limited in the presence of:	)
)
)
)
/s/ Bryony McMullen	)	/s/ Michael McMullen
)
Signature of witness	)	Signature of authorised signatory
)
BRYONY MCMULLEN	)	MICHAEL MCMULLEN
)
Name of witness (Block Letters))		Name of authorised signatory (Block Letters)
)

seLLER

SIGNED, SEALED AND DELIVERED by Metals Acquisition Corp in the presence of:	)
)
)
)
/s/ Bryony McMullen	)	/s/ Michael McMullen
)
Signature of witness	)	Signature of authorised signatory
)
BRYONY MCMULLEN	)	MICHAEL MCMULLEN
)
Name of witness (Block Letters))		Name of authorised signatory (Block Letters)
)

Execution Copy

sELLER psa eNTITY

EXECUTED as a deed by Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758) in accordance with section 127(1) of the Corporations Act 2001 (Cth):	)
)
)
/s/ Michael James McMullen	)	/s/ Marthinus J Crouse
)
Signature of director	)	Signature of director/company secretary*
)
)
MICHAEL JAMES MCMULLEN	)	MARTHINUS J CROUSE
)
Name of director (block letters))		Name of director/company secretary* (block letters)